                                PRELIMINARY COPY

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by Registrant:                          /x/
Filed by a Party other than the Registrant:   / /

Check the appropriate box:

     /x/  Preliminary Proxy Statement
     / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     / /  Definitive Proxy Statement
     / /  Definitive Additional Materials
     / / Soliciting Materials Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            ILM SENIOR LIVING, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ILM SENIOR LIVING, INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):

     / /  No fee required.
     /x/ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

           1) Title of each class of securities to which transaction applies: common stock, $.01 par value, of ILM Senior Living, Inc. (ILM Common Stock).

           2) Aggregate number of securities to which transaction applies:
          7,520,100 shares of ILM Common Stock.

           3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. The fee has been calculated as follows:

                   Pursuant to Rule 0-11(c)(1) under the Exchange Act, a fee of
              $19,942.30 has been previously paid with preliminary materials which was equal to 1/50th of 1% of $97,018,000 in accordance with the terms and subject to the conditions of that certain Amended and Restated Agreement and Plan of Merger dated October 19, 1999, among ILM, Capital Senior Living Corporation and Capital Senior Living Acquisition, LLC attached as Appendix A to and incorporated by reference in the Proxy Statement to which this Schedule 14A relates.

          4) Proposed maximum aggregate value of transaction: $97,018,000.

          5) Total fee paid herewith: -0-.

     /x/  Fee paid previously with preliminary materials.
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        1) Amount Previously Paid:
        2) Form, Schedule or Registration Statement No.:
        3) Filing Party:
        4) Date Filed:

                                PRELIMINARY COPY
                            ILM SENIOR LIVING, INC.
                        8180 GREENSBORO DRIVE, SUITE 850
                             MCLEAN, VIRGINIA 22102
                                 (888) 257-3550

                               December   , 1999

Dear ILM Shareholders:

     Your Board of Directors has unanimously approved the merger of ILM Senior Living, Inc. with a 100% owned subsidiary of Capital Senior Living Corporation. Capital is one of the nation's largest developers and operators of senior living communities and has been the manager of ILM's properties since July 1996.

     In the merger, your shares of ILM common stock will be canceled and you will receive $12.90 in cash for each share of ILM common stock you own. Accordingly, after the merger you no longer will have any ownership interest in ILM and you no longer will participate in the potential future earnings and growth of the company.

     We believe that the $12.90 being paid by Capital in the merger for each share of your stock is a significantly higher price than you could have obtained if you sought to sell your shares to a private buyer or in an open market transaction prior to the public announcement of the merger. We have described the details of the merger in the accompanying proxy statement and encourage you to read the proxy statement and the appendices to that document carefully and in their entirety before deciding how to vote on the merger.

     Before we can complete the merger, you must vote to approve the transaction. A vote "FOR" the merger by the holders of at least 66 2/3% of the outstanding ILM common stock is required for the merger to occur.

     We have studied the terms, conditions, timing and effects of the merger with our legal and financial advisors and we have received a written opinion from a nationally recognized investment banking firm stating that the merger consideration of $12.90 per share is fair to you, from a financial point of view. You can find the full text of the actual written opinion in Appendix B at the back of the attached proxy statement. Please read the opinion carefully and in its entirety.

AFTER CAREFUL CONSIDERATION OF A NUMBER OF FACTORS AND CIRCUMSTANCES WHICH ARE DESCRIBED IN THE ATTACHED PROXY STATEMENT, YOUR BOARD OF DIRECTORS HAS
   DETERMINED THAT THE MERGER IS FAIR TO YOU AND IN YOUR BEST INTERESTS AND
     THAT THE MERGER IS ADVISABLE. YOUR BOARD OF DIRECTORS HAS ADOPTED THE
     MERGER   AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF
                             THE MERGER AGREEMENT.

     TO PROPERLY VOTE YOUR SHARES, you can use the enclosed proxy card or attend the special meeting that will be held specifically for this very important vote. The special meeting will be held at 10:00 a.m., local time, on February , 2000 at the Key Bridge Marriott Hotel, Arlington, Virginia.

     If you use the enclosed proxy card, please complete, sign and date it and return it to us in the enclosed envelope as soon as possible. The envelope requires no postage if mailed in the United States.

     YOUR VOTE IS VERY IMPORTANT. To approve the merger, you must indicate a "FOR" vote by following the instructions appearing on the enclosed proxy card. IF YOU DO NOT VOTE, IT WILL COUNT AS A VOTE AGAINST THE MERGER.
                                                         Sincerely,
                                          ______/s/ J. WILLIAM SHARMAN, JR._____
                                                   J. William Sharman, Jr.
                                             Chairman of the Board of Directors,
                                                President and Chief Executive
                                                         Officer

THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THE ATTACHED PROXY STATEMENT DATED DECEMBER   , 1999 IS FIRST BEING MAILED TO
SHAREHOLDERS ON OR ABOUT DECEMBER   , 1999.

                                PRELIMINARY COPY
                            ILM SENIOR LIVING, INC.
                        8180 GREENSBORO DRIVE, SUITE 850
                             MCLEAN, VIRGINIA 22102
                                 (888) 257-3550
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            ------------------------

Dear ILM Shareholders:

     We invite you to attend a special meeting of the shareholders of ILM Senior
Living, Inc. to be held at 10:00 a.m., local time, on February   , 2000 at
the Key Bridge Marriott Hotel, Arlington, Virginia. The special meeting will be held for the following very important purposes:

          1. To consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger dated October 19, 1999, among ILM Senior Living, Inc., a Virginia finite-life corporation, Capital Senior Living Corporation, a Delaware corporation, and Capital Senior Living Acquisition, LLC, a Delaware limited liability company, whereby ILM will be merged with Capital Acquisition; and

          2. To transact such other business as may properly be presented at the special meeting or any adjournment or postponement of the special meeting.

     These items of business are described for you in detail in the attached proxy statement and in the appendices to the attached document. We encourage you to read these materials very carefully and in their entirety.

     Only holders of record of ILM common stock at the close of business on December , 1999 are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. A list of holders eligible to vote at the special meeting will be available for inspection at the special meeting and for a period of 10 days prior to the special meeting during regular business hours at ILM's address indicated above.

AFTER CAREFUL CONSIDERATION OF A NUMBER OF FACTORS AND CIRCUMSTANCES WHICH ARE DESCRIBED IN THE ATTACHED PROXY STATEMENT, YOUR BOARD OF DIRECTORS HAS
   DETERMINED THAT THE MERGER IS FAIR TO YOU AND IN YOUR BEST INTERESTS AND
     THAT THE MERGER IS ADVISABLE. YOUR BOARD OF DIRECTORS HAS ADOPTED THE
        MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF
                             THE MERGER AGREEMENT.

        PLEASE DO NOT SEND US YOUR ILM STOCK CERTIFICATES AT THIS TIME.

                                          BY ORDER OF YOUR BOARD OF DIRECTORS

                                          ______/s/ J. WILLIAM SHARMAN, JR._____
                                                 J. William Sharman, Jr.
                                           Chairman of the Board of Directors,
                                          President and Chief Executive Officer

McLean, Virginia
December   , 1999

     IF YOU HAVE ANY QUESTIONS REGARDING THE SPECIAL MEETING OR THE ATTACHED PROXY STATEMENT, PLEASE CALL OUR PROXY SOLICITOR, D.F. KING & CO. INC., AT 1-800-735-3591.

                               TABLE OF CONTENTS

                                                                                                             PAGE
                                                                                                             ----
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................................................     1
SUMMARY....................................................................................................     3
   The Parties in the Merger...............................................................................     3
      Capital Senior Living Corporation....................................................................     3
      Capital Senior Living Acquisition, LLC...............................................................     3
      ILM Senior Living, Inc...............................................................................     3
   The Merger..............................................................................................
      The payment you will receive for your shares of ILM stock............................................     3
      The merger agreement.................................................................................     3
      There are conditions to completing the merger........................................................     3
      Termination of the merger agreement..................................................................     4
      Termination fees.....................................................................................     5
   Our Recommendation to You...............................................................................     5
   Vote Required...........................................................................................     5
   Purposes and Reasons for the Merger.....................................................................     5
   Opinion of Our Financial Advisor........................................................................     6
   Payments to Our Financial Advisors......................................................................     6
   Conduct of ILM's Business if the Merger is Not Completed................................................     7
   Plans and Proposals of ILM and Capital..................................................................     7
   You Have No Appraisal Rights............................................................................     7
   U.S. Federal Income Tax Consequences....................................................................     7
   Accounting Treatment....................................................................................     7
   Interests of Certain Persons in the Merger..............................................................     7
   Financing of the Merger.................................................................................     8
   Litigation Pertaining to the Merger.....................................................................     8
   Concurrent ILM II Merger................................................................................     8
   Merger Procedures.......................................................................................     8
ILM CORPORATE STRUCTURE....................................................................................     9
SELECTED HISTORICAL FINANCIAL DATA.........................................................................    10
There is No Established Market for ILM's Common Stock; Dividend History....................................    12
THE SPECIAL MEETING........................................................................................    13
      Purpose of Special Meeting...........................................................................    13
      Record Date for the Special Meeting..................................................................    13
      Vote Required for Approval of the Merger Agreement...................................................    13
      Proxies; Solicitation and Revocation.................................................................    13
      Beneficial Ownership by Directors....................................................................    15
      People with Disabilities.............................................................................    15
      Confidential Voting..................................................................................    15
      Solicitation of Proxies by Soliciting Agent..........................................................    15
      Annual Meeting.......................................................................................    15
WHERE YOU CAN FIND MORE INFORMATION........................................................................    16
      A very important warning about our forward looking statements........................................    16
SPECIAL FACTORS............................................................................................    18

                                      (i)

                                                                                                             PAGE
                                                                                                             ----
   The Merger--General.....................................................................................    18
   History.................................................................................................    18
   Background of the Merger................................................................................    25
   Recommendation of the ILM Board.........................................................................    44
   Purposes, Alternatives, Timing and Reasons for the Merger...............................................    47
   Determination of Merger Consideration...................................................................    48
   Opinion of Cohen & Steers...............................................................................    48
   Plans and Proposals of ILM and Capital..................................................................    57
   Present Intentions and Recommendations of Certain Persons with Regard to the Merger.....................    58
   Conduct of ILM's Business if the Merger is not Completed................................................    58
   Interests of Certain Persons in the Merger..............................................................    58
   No Independent Committee................................................................................    59
   The Merger Agreement....................................................................................    59
      The Merger...........................................................................................    60
      Effective Time.......................................................................................    60
      Conversion of Shares.................................................................................    60
      Exchange of Certificates.............................................................................    60
      Representations and Warranties.......................................................................    61
      Conduct of ILM's Business Prior to the Merger........................................................    62
      Conduct of Capital's Business Prior to the Merger....................................................    63
      Conditions to Completing the Merger..................................................................    63
      No Solicitation of Alternative Transactions..........................................................    64
      Termination of the Merger Agreement..................................................................    65
      Termination Fees; Reimbursement of Expenses..........................................................    66
   Proxy Statement; The Special Meeting....................................................................    67
   Accounting Treatment....................................................................................    67
   Simultaneous ILM II Merger..............................................................................    67
MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.....................................................    68
   Federal Income Tax Consequences of the Merger...........................................................    68
      Tax Characterization of the Merger to ILM............................................................    68
      Tax Consequences to ILM Shareholders.................................................................    68
      Back-up Withholding Requirements.....................................................................    69
      Alien Holders........................................................................................    69
COSTS AND FINANCING OF THE MERGER..........................................................................    70
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ILM...............    71
   General.................................................................................................    71
   Liquidity and Capital Resources.........................................................................    71
   Growth Strategies.......................................................................................    73
   Year 2000...............................................................................................    74
   Results of Operations...................................................................................    74
      Nine Months Ended May 31, 1999 Compared to Nine Months Ended
         May 31, 1998......................................................................................    74
      1998 Compared to 1997................................................................................    75

                                      (ii)

                                                                                                             PAGE
                                                                                                             ----
      1997 Compared to 1996................................................................................    75
CERTAIN INFORMATION WITH RESPECT TO ILM....................................................................    77
   General.................................................................................................    77
   Properties..............................................................................................    77
   Asset Management........................................................................................    79
   Legal Proceedings.......................................................................................    79
   Competition.............................................................................................    81
   Regulations.............................................................................................    81
   Employees...............................................................................................    81
   Insurance...............................................................................................    82
DIRECTORS AND EXECUTIVE OFFICERS...........................................................................    83
SHAREHOLDER PROPOSALS......................................................................................    87
OTHER MATTERS..............................................................................................    87
EXPERTS....................................................................................................    87
NO APPRAISAL RIGHTS........................................................................................    87

                               LIST OF APPENDICES

Appendix A         Amended and Restated Agreement and Plan of Merger, dated October 19, 1999, by and among
                   Capital Senior Living Corporation, Capital Senior Living Acquisition, LLC, and ILM Senior
                   Living, Inc.
Appendix B         Opinion of Cohen & Steers Capital Advisors, LLC
Appendix C         Form of Solicitation Agreement [to be filed by amendment]
Appendix D         Form of Proxy

                                     (iii)

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

1. Q: WHO IS SOLICITING MY PROXY?

   A: ILM's Board of Directors.

2. Q: WHAT AM I BEING ASKED TO VOTE ON?

   A: You are being asked to vote to approve a merger agreement so that ILM will be merged with a 100% owned subsidiary of Capital Senior Living Corporation.

3. Q: WHO IS CAPITAL?

   A: Capital is one of the largest developers and operators of senior living communities in the United States, in terms of resident capacity. Capital has been the manager of ILM's senior living communities since 1996.

4. Q: WHAT WILL I RECEIVE IN THE MERGER FOR EACH OF MY SHARES?

   A: You will receive $12.90 in cash for each share of your ILM common stock. No interest will be paid on this amount.

5. Q: WHAT DO I NEED TO DO NOW?

   A: Please sign, date and complete your proxy card and return it in the enclosed envelope so that your shares of ILM common stock can be represented at the special meeting. The envelope requires no postage if mailed in the United States.

6. Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

   A: Your broker will vote your shares ONLY if you instruct your broker how to vote. Your broker should mail information to you that will explain how to give instructions to your broker.

7. Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY CARD?

   A: Yes. Just send by mail a written revocation or a later-dated, completed and signed proxy card before the special meeting or simply attend the special meeting and vote in person. You may not change your vote by facsimile or telephone.

8. Q: WHAT IF I DON'T SEND BACK A PROXY CARD OR VOTE MY SHARES OF ILM STOCK IN PERSON AT THE SPECIAL MEETING?

   A: If you don't return your proxy card or vote your shares of ILM stock at the special meeting, each share of your stock will be treated as a vote AGAINST the merger.

9. Q: SHOULD I SEND IN MY CERTIFICATES NOW?

     A: No. If the merger is completed, you will receive detailed written instructions for delivering your ILM stock certificates.

10. Q: WHAT VOTE IS REQUIRED TO APPROVE THE MERGER AGREEMENT?

     A: A "FOR" vote by the holders of at least 66- 2/3% of the outstanding ILM common stock is required to approve the merger agreement.

11. Q: WHAT HAPPENS IF THE MERGER IS NOT COMPLETED BY SEPTEMBER 30, 2000?

     A: The merger agreement will terminate, unless the September 30, 2000 expiration date is waived by the parties. There is no requirement or present intention to waive the September 30, 2000 expiration date.

12. Q: WILL I HAVE APPRAISAL RIGHTS IN THE MERGER?

     A: No. You will not have any right to dissent from the merger and receive a value for your shares of ILM common stock determined by a court.

13. Q: WHEN WILL I RECEIVE THE MERGER CONSIDERATION?

     A: You will receive the merger consideration shortly after completion of the merger.

14. Q: HOW WILL I KNOW THE MERGER OCCURRED?

     A: ILM and Capital will make a public announcement and you will receive notice of such fact by mail.

15. Q: ARE THERE ANY SIGNIFICANT RISKS IN THE MERGER THAT I SHOULD BE AWARE OF?

     A: Yes. There are significant risks involved with the merger. Before making your decision on how to vote on the merger, we encourage you to read carefully the "Special Factors - Interests of Certain Persons in the Merger" section of this document beginning on page 58.

16. Q: WHAT HAPPENED TO THE PREVIOUSLY ANNOUNCED FEBRUARY 7, 1999 MERGER AGREEMENT WHICH PROVIDED FOR CASH AND PREFERRED STOCK MERGER CONSIDERATION?

     A: That agreement has been terminated and replaced by the current merger agreement described in this document which provides for merger consideration payable exclusively in cash.

17. Q: WHAT HAPPENS TO MY ILM COMMON STOCK DIVIDENDS AFTER THE MERGER?

     A: You no longer will receive any dividends after the merger is completed because you no longer will be an ILM shareholder and you will not become a Capital shareholder.

                                    SUMMARY

      THE FOLLOWING SUMMARY HIGHLIGHTS VERY IMPORTANT INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT BUT DOES NOT CONTAIN ALL OF THE INFORMATION IN THIS PROXY STATEMENT THAT IS IMPORTANT TO YOUR VOTING DECISION. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS ATTACHED TO THIS DOCUMENT AS APPENDICES. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 16.

THE PARTIES IN THE MERGER

   CAPITAL SENIOR LIVING CORPORATION
      14160 Dallas Parkway, Suite 300
      Dallas, Texas 75240
      (972) 770-5600

      Capital is one of the largest developers and operators of senior living communities in the United States, in terms of resident capacity.

   CAPITAL SENIOR LIVING ACQUISITION, LLC
      14160 Dallas Parkway, Suite 300
      Dallas, Texas 75240
      (972) 770-5600

      Capital Acquisition is a Delaware limited liability company that is 100% owned by Capital.

   ILM SENIOR LIVING, INC.
      8180 Greensboro Drive, Suite 850
      McLean, Virginia 22102
      (888) 257-3550

      ILM and its subsidiaries own eight senior living communities in seven states with a total capacity of approximately 1,333 residents. The ILM senior living communities have been managed by Capital since 1996.

THE MERGER

      If ILM's shareholders approve the merger and all other conditions to the merger are met, ILM will be merged into Capital Acquisition and ILM's separate corporate existence will terminate.

      After the merger, you no longer will have any ownership interest in ILM and you will no longer participate in the potential future earnings and growth of ILM.

   The payment you will receive in the merger for your shares of ILM common stock (see page 60)

      After the merger occurs, you will receive $12.90 in cash for each of your shares of ILM common stock. No interest will be paid on that amount.

   The merger agreement (see page 59)

      The merger agreement is attached to this document as Appendix A. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs all of the terms and conditions of the merger.

   There are conditions to completing the merger (see page 63)

      Completion of the merger depends on satisfying a number of conditions. These conditions include the:

      o approval of the merger agreement by the holders of at least 66 2/3% of the outstanding ILM common stock;

      o receipt of all authorizations, consents and approvals from governmental authorities which are material to the business, operations and condition of the parties;

      o absence of any governmental or court order preventing or materially delaying the merger;

      o accuracy of the representations and warranties made by the parties in the merger agreement;

      o performance by the parties of their obligations in the merger agreement;

      o receipt of all consents and approvals necessary for Capital to become the owner of ILM after the merger; and

      o receipt by Capital of all funds necessary to pay the merger consideration to ILM's shareholders.

   Termination of the merger agreement (see page 65)

      The merger agreement can be terminated:

      o by ILM and Capital if the parties mutually agree to do so;

      o by ILM or Capital, if:

         -- any governmental or court order prevents the merger from occurring;

         -- ILM's shareholders do not approve the merger agreement by September
            29, 2000; or

         -- the merger is not completed by September 30, 2000.

      o by Capital, if:

         -- the ILM Board withdraws or changes in a manner unfavorable to
            Capital its recommendation of the merger to ILM's shareholders; -- the ILM Board approves or recommends an alternative transaction involving the sale of ILM to a third party on terms financially superior to the merger;

         -- ILM signs an agreement for an alternative transaction to merge ILM with or sell ILM to a third party;

         -- ILM violates the merger agreement or its representations and warranties in the merger agreement are inaccurate; or

         -- there has been or there is likely to be a significant negative change in ILM's business, operations or condition.

      o by ILM, if:

         -- ILM signs an agreement for an alternative transaction involving the sale of ILM to a third party on terms financially superior to the merger;

         -- Capital violates the merger agreement or its representations and warranties in the merger agreement are inaccurate;

         -- Capital does not complete the merger for any reason after all conditions to do so are met and ILM has not violated the merger agreement; or

         -- there has been or there is likely to be a significant negative change in Capital's business, operations or condition.

   Termination fees (see page 66)

      ILM must pay Capital a fee of $3,835,600, plus reimburse Capital for up to $2.0 million of its expenses, if:

      o the merger agreement is terminated by Capital because the ILM Board withdraws or changes in a manner unfavorable to Capital its recommendation of the merger to ILM's shareholders;

      o the merger agreement is terminated by Capital because the ILM Board approves or recommends to ILM's shareholders an alternative transaction involving the sale of ILM to a third party on terms financially superior to the merger;

      o the merger agreement is terminated by Capital because ILM signs an agreement for an alternative transaction to merge ILM with or sell ILM to a third party;

      o the merger agreement is terminated by ILM because it signs an agreement for an alternative transaction involving the sale of ILM to a third party on terms financially superior to the merger; or

      o the merger is terminated by Capital because ILM violates its agreement not to solicit alternative transactions and an alternative transaction involving ILM is completed with a third party within the following
        16 months.

      Capital must pay ILM a fee of $850,000 if ILM terminates the merger agreement because Capital fails for any reason to consummate the merger after all conditions for completion of the merger have been met.

      Neither Capital nor ILM is entitled to payment of any termination fees as described above or, in the case of Capital, reimbursement of expenses, if they violate the merger agreement or any of their representations or warranties are inaccurate.

OUR RECOMMENDATION TO YOU (See page 44)

      After careful consideration of a number of factors and circumstances which are described in this proxy statement, your Board of Directors has determined that the merger is fair to you and in your best interests and that the merger is advisable.

      We have adopted the merger agreement and recommend that you vote "FOR" approval of the merger agreement.

VOTE REQUIRED (See page 13)

      Approval of the merger agreement requires the affirmative vote of the holders of not less than 66 2/3% of the outstanding ILM common stock.

PURPOSES AND REASONS FOR THE MERGER (See page 47)

      The ILM Board considered a number of factors when it approved the merger. Those factors included:

      o the strategic financial alternatives available to ILM to maximize shareholder value;

      o the overall consolidation trend in the senior living industry;

      o ILM's financial condition, liquidity and profitability;

      o the likelihood of completing the merger;

      o the lack of superior alternative transactions;

      o ILM's finite-life status;

      o The October 6, 1999 and October 19, 1999 oral and written opinions of ILM's financial advisor, Cohen & Steers Capital Advisors LLC, that the $12.90 per share in cash to be paid to ILM's shareholders in the merger was, on such dates, fair to such holders from a financial point of view;

      o the 66 2/3% ILM shareholder approval requirement;

      o ILM's strengths and weaknesses as an independent company;

      o general economic and market conditions;

      o the matters described on page 58 of this proxy statement under "Interests of Certain Persons in the Merger;"

      o the fully taxable nature of the merger;

      o ILM's termination and expense reimbursement obligations to Capital;

      o Capital's ability and agreements with ILM to obtain the funds necessary to pay the merger consideration;

      o ILM's historical relationships and commercial arrangements with Capital; and

      o the lack of burdensome regulatory requirements for the merger.
      The purpose of the merger is to sell to Capital 100% of the ownership interests of ILM and, therefore, to sell 100% control of ILM to Capital.

OPINION OF OUR FINANCIAL ADVISOR (See page 48)

      Cohen & Steers delivered on October 6, 1999 to ILM's Board its oral opinion, as subsequently confirmed in writing on October 19, 1999 that, as of those dates, the $12.90 per share in cash to be received by you in the merger was fair, from a financial point of view.

      The full text of Cohen & Steers' written opinion, which contains more detailed information about the assumptions made, the matters considered and the limitations on Cohen & Steers review, is attached as Appendix B to this proxy statement and should be read carefully and in its entirety.

PAYMENTS TO OUR FINANCIAL ADVISORS (See page 57)

      ILM paid $125,000 to Cohen & Steers for its opinion delivered to ILM's Board that the $12.90 per share in cash to be paid to you in the merger was fair to you, from a financial point of view. ILM will pay an additional $100,000 to Cohen & Steers if the merger is completed.

      In connection with the previous February 7, 1999 merger agreement between ILM and Capital, ILM paid $150,000 to Schroder & Co. Inc., ILM's former financial advisor, for various financial advisory services relating to that agreement.

      The February 7, 1999 merger transaction was terminated on October 19, 1999 -- the day the current merger agreement was signed.

      ILM will pay Schroders an additional $               upon completion of
the merger.

CONDUCT OF ILM'S BUSINESS IF THE MERGER IS NOT COMPLETED (See page 58)

      If the Merger is not completed, ILM intends to operate its business as presently operated and, because ILM is a finite-life entity, the ILM Board will continue to review ILM's strategic financial alternatives to maximize the value of ILM's common stock.

PLANS AND PROPOSALS OF ILM AND CAPITAL (See page 57)

      After the merger, ILM's separate corporate existence will terminate and all of its assets, properties and liabilities will be owned and become the responsibility of Capital Acquisition.

      Capital has advised ILM that it currently does not have any firm plans, proposals or understandings involving the future liquidation or sale of ILM's properties or any mergers or reorganizations of ILM or its assets, management or business of ILM. However, Capital reserves its right to enter into these types of transactions from time to time following the merger.

YOU HAVE NO APPRAISAL RIGHTS (See page 87)

      You will not have any right to object to the merger and receive a value for your shares of ILM common stock determined by a court.

U.S. FEDERAL INCOME TAX CONSEQUENCES (See page 68)

      For U.S. federal income tax purposes, the merger will be treated as a sale of ILM's assets to Capital followed by the termination of ILM's existence. As an ILM shareholder you will recognize gain or loss for tax purposes equal to the difference between (i) $12.90 for each share of your ILM common stock and
(ii) the amount of your adjusted cost of each share of your ILM common stock as determined under applicable tax law.

      Any gain or loss will be treated as a long-term capital gain or loss if, at the time of the merger, you have held your ILM common stock for more than 12 months. Under present U.S. federal income tax law, long-term capital gains are generally taxable at a maximum rate of 20% for individuals and 35% for corporations. You also may be subject to state and local taxes.

      BECAUSE DETERMINING THE TAX CONSEQUENCES OF THE MERGER MAY DEPEND UPON YOUR PERSONAL CIRCUMSTANCES, YOU SHOULD CONSULT WITH YOUR TAX ADVISOR TO UNDERSTAND HOW THE MERGER MAY AFFECT YOU.

ACCOUNTING TREATMENT (See page 67)

      For accounting and financial reporting purposes, the merger will be accounted for in accordance with the "purchase method" of accounting.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (See page 58)

      In considering the recommendation of ILM's Board of Directors to vote for approval of the merger agreement, you should know that certain directors of ILM have relationships or interests in the merger that are different from or in addition to your interests as a shareholder.

      These interests may create actual or potential conflicts with your interests. You also should know that neither ILM nor any of its shareholders has appointed or hired a special representative to negotiate the terms of the merger agreement.

      After the merger, the current directors of ILM will become members of a newly created advisory board of Capital. Capital will protect certain persons serving as directors and officers of ILM at the time of the merger from any lawsuits filed against them in their positions as directors and officers for a period of seven years after the merger.

      Also, Capital will keep directors' and officers' liability insurance for the benefit of those persons for the same seven-year period.

FINANCING OF THE MERGER (See page 70)

      Capital agreed to obtain and has obtained just prior to the date this proxy statement was mailed to you a written commitment from ____________ to provide Capital at or prior to closing with all the funds necessary to pay to ILM's shareholders the aggregate cash they are entitled to receive in the merger.

LITIGATION PERTAINING TO THE MERGER (See page 79)

      See the description of "Legal Proceedings" on page 80 for information concerning the class action litigation commenced against ILM and its directors regarding matters prior to and involving the merger, and the terms and conditions of the October 15, 1999 settlement of that litigation.

CONCURRENT ILM II MERGER (See page 67)

      ILM II Senior Living, Inc. is a separate finite-life corporation with 50 shareholders in common with ILM Senior Living Inc. On October 19, 1999 ILM II signed a merger agreement with Capital very similar to the merger agreement signed by ILM and Capital. Completion of the merger and the ILM II merger are not conditioned upon one another.

MERGER PROCEDURES (See Page 60)

      Shortly after completion of the merger, you will receive a letter of transmittal and instructions on how to surrender your ILM common stock for $12.90 in cash. Please sign, date and complete your proxy card and return it to us in the enclosed envelope. The envelope requires no postage if mailed in the United States. PLEASE DO NOT SEND US YOUR STOCK CERTIFICATES AT THIS TIME.

                          THE ILM CORPORATE STRUCTURE

                                  [GRAPHIC]

     This chart sets forth the current organizational structure of ILM and its affiliated entities. ILM II Senior Living, Inc. has an identical structure to that of ILM, with ILM II Holding, Inc. owning the senior living communities which are subject to the mortgages held by ILM II, and ILM II Lease Corporation leasing the senior living communities from Holding II.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following selected historical consolidated financial data of ILM with respect to each year in the five-year period ended August 31, 1998 is derived from the consolidated financial statements of ILM. These consolidated financial statements have been audited by Ernst & Young LLP, ILM's independent auditors.

     The financial data of ILM for the three and nine months ended May 31, 1999 and 1998 has been derived from ILM's unaudited consolidated financial statements for the periods ending May 31, 1999 and 1998. The operating results for the three and nine months ended May 31, 1999 are not necessarily indicative of results for the full fiscal year.

     The following data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" of ILM appearing later in this proxy statement, and also should be read together with the consolidated financial statements of ILM and the notes thereto included at the end of this proxy statement.

     The unaudited historical financial statement data for ILM as of May 31, 1999 and for the nine months ended May 31, 1999 have been prepared on the same basis as the historical information in the audited financial statements and, in the opinion of the management of ILM, contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the results of operations for such periods.

                                     NINE MONTHS ENDED     THREE MONTHS
                                         MAY 31,          ENDED MAY 31,                  YEAR ENDED AUGUST 31,
                                     -----------------   -----------------   -----------------------------------------------
                                      1999      1998      1999      1998      1998      1997      1996      1995      1994
                                     -------   -------   -------   -------   -------   -------   -------   -------   -------
                                                            (000'S OMITTED EXCEPT FOR PER SHARE DATA)
Revenues:
  Rental and other income.........   $ 5,638   $ 5,397   $ 1,877   $ 1,814   $ 7,222   $ 6,643   $    --   $16,239   $14,771
  Interest income earned on cash
    equivalents...................        48        67         9        11        98       162       129       198        89
                                     -------   -------   -------   -------   -------   -------   -------   -------   -------
                                       5,686     5,464     1,886     1,825     7,320     6,805       129    16,437    14,860
Expenses:
  Depreciation and
    amortization..................       965       962       322       321     1,513     1,508        --     1,581     1,819
  Management fees.................       220       169        73        56        --        70        88     1,092       907
  Property operating expenses.....        --        --        --        --        --        --        --     8,626     8,326
  General and administrative......       361       156       105        45       294       866       343       382       404
  Professional fees...............     1,878       339       834       186       674       445       315       633       476
  Director compensation...........        69        91        20        30       116        82        24        24        24
                                     -------   -------   -------   -------   -------   -------   -------   -------   -------
                                       3,493     1,717     1,354       638     2,597     2,971       770    12,338    11,956
                                     -------   -------   -------   -------   -------   -------   -------   -------   -------
Operating income (loss)...........     2,193     3,747       532     1,187     4,723     3,834      (641)    4,099     2,904
Equity in income of properties
  securing mortgage loans(1)......        --        --        --        --        --        --     4,756        --        --
                                     -------   -------   -------   -------   -------   -------   -------   -------   -------
Net income........................   $ 2,193   $ 3,747   $   532   $ 1,187   $ 4,723   $ 3,834   $ 4,115   $ 4,099   $ 2,904
                                     -------   -------   -------   -------   -------   -------   -------   -------   -------
                                     -------   -------   -------   -------   -------   -------   -------   -------   -------
Earnings per share of common
  stock...........................   $  0.29   $  0.50   $  0.07   $  0.16   $  0.63   $  0.51   $  0.55   $  0.54   $  0.39
                                     -------   -------   -------   -------   -------   -------   -------   -------   -------
                                     -------   -------   -------   -------   -------   -------   -------   -------   -------
Cash dividends paid per share of
  common stock....................   $  0.64   $  0.59   $  0.22   $  0.20   $  0.79   $  0.74   $  0.70   $  0.71   $  0.40
                                     -------   -------   -------   -------   -------   -------   -------   -------   -------
                                     -------   -------   -------   -------   -------   -------   -------   -------   -------

                                                                                            AUGUST 31,
                                                         AT MAY 31,       -----------------------------------------------
                                                           1999            1998      1997      1996      1995      1994
                                                       ----------------   -------   -------   -------   -------   -------
Balance Sheet Data:
  Cash and cash equivalents.........................       $    718       $ 2,264   $ 3,136   $ 3,010   $ 5,006   $ 2,585
  Total assets......................................         36,424        38,910    40,033    41,453    44,211    44,241
  Equity............................................         35,857        38,459    39,658    41,368    43,217    43,449
Book value per share of common stock................       $   4.84       $  5.17
                                                           --------       -------
                                                           --------       -------

                                                                                            AUGUST 31,
                                                         AT MAY 31,       -----------------------------------------------
                                                           1999            1998      1997      1996      1995      1994
                                                       ----------------   -------   -------   -------   -------   -------
Other Data (at end of period):
  Wholly-owned facilities...........................              7             7         7         7         7         7
  Joint venture facilities(2).......................              1             1         1         1         1         1

------------------
(1) Balance relates to ILM's interest in ILM Holding. ILM acquired control of ILM Holding in fiscal 1997. As a result, ILM Holding has been included in ILM's consolidated financial statements beginning in 1997. The balance was presented using the equity method of accounting in 1996 because ILM did not control the majority of the voting equity of ILM Holding during that year, although ILM participated in 99% of the operating results.

(2) ILM is a tenant-in-common with ILM II for the Villa Santa Barbara, California senior living community. ILM owns a 25% undivided ownership interest in that community.

    THERE IS NO ESTABLISHED MARKET FOR ILM'S COMMON STOCK; DIVIDEND HISTORY

     ILM's common stock is neither listed (or admitted to unlisted trading privileges) on a national securities exchange nor included in a U.S. inter-dealer automated quotation system of a registered national securities association or any other established securities market. ILM's common stock trades irregularly ("by appointment") among available buyers and sellers and, therefore, trading volume and price information is limited, sporadic and not always current.

     Dividends on ILM's common stock have been declared and paid quarterly since inception. For the fiscal year ended August 31, 1998, dividends were paid in an amount which aggregated $.79 per share and for the fiscal year ended August 31, 1999, dividends were paid in an amount which aggregated $.85 per share.

     Moreover, ILM is a real estate investment trust for U.S. federal income tax purposes and is required to distribute annually, in the form of a cash dividend, at least 95% of its taxable income to its shareholders.

                              THE SPECIAL MEETING

     The ILM Board is using this document to solicit proxies from the holders of ILM's common stock at the special meeting. This document and the accompanying
form of proxy was first mailed to ILM's shareholders on or about December    ,
1999.

         Purpose of Special Meeting

     The special meeting of holders of ILM common stock will be held on
February    , 2000 at 10:00 a.m., local time, at the Key Bridge Marriott Hotel,
Arlington, Virginia so that ILM's shareholders may consider and vote upon a proposal to approve the merger agreement.

AFTER CAREFUL CONSIDERATION OF A NUMBER OF FACTORS AND CIRCUMSTANCES WHICH ARE DESCRIBED IN THIS PROXY STATEMENT, YOUR BOARD OF DIRECTORS HAS DETERMINED
   THAT THE MERGER IS FAIR TO YOU AND IN YOUR BEST INTERESTS AND THAT THE
     MERGER IS ADVISABLE. YOUR BOARD HAS ADOPTED THE MERGER AGREEMENT AND
       RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

         Record Date for the Special Meeting

     The ILM Board has fixed December    , 1999 as the record date for the
determination of shareholders entitled to notice of and to vote at the special meeting. Only shareholders of record at the close of business on the record date will be entitled to vote at the special meeting. At the close of business on the record date, there were outstanding 7,520,100 shares of ILM common stock, each of which is entitled to one vote on each matter properly submitted to a vote at the special meeting. On that date, there were _______________ holders of record of ILM common stock. ILM common stock is the only outstanding class or series of ILM's voting securities.

         Vote Required for Approval of the Merger Agreement

     The presence at the special meeting, in person or by proxy, of the holders of a majority of shares of ILM common stock will constitute a quorum. A quorum is necessary for the special meeting to be valid. The affirmative vote by the holders of at least 66- 2/3% of the outstanding shares of ILM common stock entitled to vote is required to approve the merger agreement. The failure to vote, either by abstention or broker non-vote, will have the same effect as a vote against approval of the merger agreement.

         Proxies; Solicitation and Revocation

     Your ILM common stock, represented by a properly executed and unrevoked proxy, will be voted in accordance with the directions given by you in the proxy. PLEASE DO NOT SEND ANY CERTIFICATES REPRESENTING YOUR COMMON STOCK WITH YOUR PROXY CARDS. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF YOUR ILM STOCK CERTIFICATES WILL BE MAILED TO YOU SHORTLY AFTER THE MERGER IS COMPLETED. If you return an executed and unrevoked proxy, but do not direct ILM on your vote, your ILM common stock represented by that proxy will be voted "FOR" the approval of the merger agreement.

     If signed and returned, the proxy will authorize the persons named as your appointed proxies to vote on the matters referred to in the proxy.

     You may revoke your proxy at any time before its use at the special meeting. A proxy may be revoked by either (a) submitting to the Secretary of ILM a written revocation or a new signed proxy bearing a later date (any written notice revoking a proxy for the special meeting should be sent to ILM Senior Living, Inc. at 8180 Greensboro Drive, Suite 850, McLean, Virginia 22102,
Attention: Corporate Secretary, or you may hand deliver your proxy to the Secretary at the special meeting at or before the taking of the vote); or
(b) attending the special meeting, and voting in person. If you hold your shares in a brokerage account and have instructed your broker how to vote, you must follow your broker's instructions regarding how to change your vote. However, if you hold your shares in a brokerage account, you may not vote in person at the special meeting.

     The ILM Board does not know of any matters other than those described in the notice of the special meeting that will be mentioned at the special meeting. If any other matters are properly presented at the special meeting, including, among other things, a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies with respect to the merger or to permit the dissemination of information regarding any material developments relating to the merger or otherwise pertinent to the special meeting, one or more persons named in the ILM proxy will vote the shares represented by the proxy on such matter as determined in their discretion, but no proxy that is voted against the merger will be voted in favor of any adjournment or postponement to solicit additional proxies. At any subsequent time of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original time of the special meeting (except for any proxies which previously have been properly revoked or withdrawn), even though they may have been properly voted on the same or any other matter at a previously held special meeting date.

     ILM will pay its own costs of soliciting proxies from ILM shareholders. In addition to soliciting proxies by mail, directors, officers and employees of ILM may solicit proxies by telephone, in person or otherwise, without receiving any additional compensation. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to send solicitation materials to the beneficial owners of shares of ILM common stock held of record by such persons, and arrangements may be made for reimbursement of reasonable out-of-pocket expenses incurred by these persons and entities in connection with the solicitation.

     Shares of ILM common stock represented at the special meeting but not voted for or against the merger, such as abstentions or "broker non-votes," will be counted in determining a quorum. A "broker non-vote" means shares represented at the special meeting in person or by proxy by a broker or nominee where the broker or nominee fails to vote the shares because it (1) didn't receive voting instructions on a particular matter from the beneficial owners or person entitled to vote and (2) does not have discretionary voting power on the matter. If your shares of ILM common stock are held in your name and you either fail to return your proxy card or vote in person at the special meeting, the effect will be a vote against the merger. Also, if your shares of ILM common stock are held in a brokerage account and you fail to instruct your broker how to vote your shares, the effect will be a vote against the merger.

         Beneficial Ownership by Directors

     On the record date, none of the officers or directors of ILM owned any shares of ILM common stock or any shares of Capital common stock.

         People with Disabilities

     We can provide you with reasonable assistance to help you attend the special meeting in person if you tell us about your disability.

     If you fall into this category and plan to attend the special meeting in person, please call or write to the secretary of ILM at least two weeks before the special meeting at the telephone number or address stated under "Where You Can Find More Information" on page 16.

         Confidential Voting

     Independent inspectors will count votes at the special meeting. Your individual vote will be kept confidential from ILM unless special circumstances exist. For example, we will receive a copy of your proxy card if you write comments on the card.

         Solicitation of Proxies by Soliciting Agent

     D.F. King & Co. Inc., as the soliciting agent, has signed a solicitation agreement with ILM pursuant to which it will use its best efforts to solicit ILM shareholder approval of the merger. A copy of the soliciting agent agreement is attached hereto as Appendix C. D.F. King & Co. Inc. will receive commissions equal to $6,000 in connection with its services, as well as reimbursement of its reasonable out-of-pocket expenses (including telephone, mailing and legal expenses), all of which will be paid by ILM.

         Annual Meeting

     ILM will hold an annual meeting for the election of directors in calendar year 2000 only if the merger has not already been completed. If such meeting is held, the deadline for receipt of a proposal to be considered for inclusion in ILM's proxy statement for the calendar year 2000 annual meeting will be
                        .

                      WHERE YOU CAN FIND MORE INFORMATION

     This document contains important business and financial information about ILM and Capital derived from documents that are not being delivered to you. However, this information is available to you without charge at your oral or written request. You can obtain these documents (other than exhibits to those documents) by requesting them in writing, by telephone or, in the case of Capital, by e-mail, as follows:

ILM Senior Living, Inc.                       Capital Senior Living Corporation
8180 Greenboro Drive, Suite 850               14160 Dallas Parkway, Suite 300
McLean, Virginia 22102                        Dallas, Texas 75240
(888) 257-3550                                (972) 770-5600
                                              www.capitalsenior.com

     If you would like to request documents, please do so before February     ,
2000 so you can receive them before the special meeting.

     We have not authorized anyone to give you any information or to make any representation about ILM, Capital or the proposed merger that differs from or adds to the information contained in this document or in the documents that ILM and Capital have filed with the SEC. Therefore, if anyone gives you any different or additional information, you should not rely on it.

     The information contained in this document speaks only as of the date indicated on the cover page of this document unless the information specifically indicates that another date applies.

     The information in this document regarding ILM is supplied by ILM and the information in this document regarding Capital is supplied by Capital.

     ILM and Capital file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy such materials at the public reference facilities of the SEC located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of such material from the SEC at existing published rates by writing to the Public Reference Section of the SEC at, 450 Fifth Street, N.W., Washington D.C. 20549. When requesting such materals and information from the SEC, in the case of Capital, please reference Capital's SEC File Number "1-13445" and, in the case of ILM, please reference ILM's SEC File number "0-18249".

     Please call the SEC at 1-800-SEC-0330 for more information on the operation of its public reference rooms. You can also find SEC filings relating to ILM and Capital at the SEC's website at "http://www.sec.gov."

A VERY IMPORTANT WARNING ABOUT OUR FORWARD LOOKING STATEMENTS

     ILM makes various forward-looking statements in this document. These forward-looking statements are subject to many risks and uncertainties, and there can be no certainty that such statements will prove to be correct.

     When words such as: "believes," "expects," "anticipates," "estimates," "plans," "intends," "objectives," "goals," "aims," "projects," "forecasts," "possible," "seeks," "may," "could," "should," "might," "likely," "enable" or similar words or expressions are used in this proxy statement, as well as statements beginning or ending with phrases such as "there can be no assurance," "although no assurance can be given" or "there is no way to anticipate with certainty," forward-looking statements are being made in all of these instances.

     These forward-looking statements speak only as of the date of this proxy statement.

     All subsequent written and oral forward-looking statements regarding the merger attributable to ILM, or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. ILM does not intend to update or revise any forward-looking statements to reflect any changes in general economic, competitive or market conditions and developments beyond its control.

                                SPECIAL FACTORS

THE MERGER--GENERAL

     The merger agreement provides for the merger of ILM with Capital Acquisition. Capital Acquisition will be the surviving entity in the merger and ILM's separate corporate existence will terminate. The aggregate consideration to be paid by Capital in the merger is $97,018,000 in cash. If the merger is completed, each share of ILM common stock outstanding immediately prior to the effective time of the merger automatically will be converted into the right to receive $12.90 in cash. No interest will be paid on such amount.

     ILM and Capital intend to complete the merger as promptly as possible after the approval of the merger agreement by ILM's shareholders and when all of the conditions contained in the merger agreement have been satisfied or waived. If ILM's shareholders approve the merger agreement, it is expected that the merger will be completed during the first quarter of calendar year 2000.

HISTORY

     In 1989 PaineWebber Independent Living Mortgage Fund, Inc. was incorporated and sponsored by PaineWebber Properties Incorporated as a finite-life corporation for the purpose of making construction and participating mortgage loans secured by rental housing communities for independent senior citizens. ILM elected to qualify and be taxed as a Real Estate Investment Trust (a "REIT") under the Internal Revenue Code of 1986, as amended. In June 1989, ILM completed an initial public offering and invested the net proceeds therefrom in participating mortgage loans secured by the senior housing communities. The loans by ILM originally were made to Angeles Housing Concepts Inc. ("AHC"), a company specializing in the development, acquisition and operation of senior housing communities. The properties securing the ILM mortgage loans did not generate cash flows from tenant rentals sufficient to service the mortgage indebteness. In February 1993, AHC announced that it was experiencing liquidity problems that subsequently resulted in mortgage payment defaults.

     In May 1993, AHC's parent, Angeles Corporation, commenced a case under title 11 of the United States Bankruptcy Code. Pursuant to a settlement agreement entered into and approved by the Bankruptcy Court in April 1994, ILM's predecessor became the owner (indirectly through its subsidiaries) of the senior housing communities presently comprising the ILM portfolio.

     The organizational instruments of ILM provided for the liquidation of the property portfolio not later than December 31, 1999. Such initial expiration date was, however, subject to extension by the ILM Board to any date from and after December 31, 1999 through and including December 31, 2014, if the Board determined that absent such extension, a liquidation of the ILM portfolio would result in an under-realization of the value of the portfolio. Such liquidation
date was in fact extended to December 31,       by ILM's Board of Directors at a
special meeting of the Board convened on November    , 1999.

     From April 1994 to July 1996, AHC was the property manager for ILM and ILM II. Due to AHC's failure to perform adequately under its management agreements, AHC was terminated as the property manager in July 1996.

     In March 1995 ILM received an unsolicited expression of interest from Columbia Pacific Management, Inc. on behalf of Holiday Retirement Corporation to acquire the ILM and ILM II portfolios for $114.0 million, subject to receipt of financing, the completion of due diligence and other conditions. Shortly thereafter, ILM engaged in informal discussions with third parties regarding possible transactions involving its senior living communities portfolio. PaineWebber Properties Incorporated, the sponsor of the ILM portfolio and ILM's advisor, approached approximately 10 candidates (which included Holiday Retirement Corporation, The Forum Group, Inc., Kisco Retirement Communities, Capital Senior Living, Inc., American Retirement Corporation, The Fountains Retirement Properties, Inc., Meditrust Corp., Nationwide Health Properties Inc. and Health and Retirement Properties Trust) from whom expressions of interest were received setting forth their preliminary desire to explore the purchase of the ILM and ILM II portfolios for aggregate amounts which ranged from approximately $80.0 to approximately $120.0 million in cash.

     In August 1995 the Board was informed by PaineWebber Properties about a potential corporate level built-in-gains tax liability that would result from the sale of the ILM and ILM II portfolio assets. Accordingly, the Board engaged Senior Valuation Services, Inc., an independent appraiser specializing in the valuation of senior living properties, to conduct an appraisal of the portfolio. Such appraiser reported to the Board that as of October 30, 1995, the appraised value of the combined ILM and ILM II portfolios was approximately $108.5 million, of which $64.0 million was attributed to ILM and of which $44.5 million was attributed to ILM II. During the pendency of the appraisal process, the Board suspended its review and consideration of the foregoing expressions of interest and so informed each of the candidates named above. PaineWebber Properties was then requested to make an assessment of the expected returns on investment to shareholders through the scheduled finite-life terms of ILM and ILM II (i.e., December 31, 1999 and December 31, 2001, respectively). The Board noted both the preliminary and speculative nature of the 10 expressions of interest, the fact that no formal due diligence was conducted by any of the transaction candidates, the uncertainty as to the values that might result from any actual sale transaction at such time, and the fact that the scheduled liquidation dates for the ILM and ILM II portfolios were not then imminent.

     Accordingly, the Board decided not to pursue any specific or formal discussions with any of the named candidates, but instead, decided to continue to manage and operate the portfolio and consider alternative means to maximize the value of the ILM common stock. No specific course of action, plans or proposals were adopted by the Board at this time to maximize such value.

     In January 1996 PaineWebber Properties met with AHC to review AHC's performance and strategies for enhancing the value of the ILM and ILM II portfolios. At this meeting, AHC stated that it was unwilling to inform PaineWebber Properties about AHC's strategies to enhance such value and that AHC was interested in purchasing properties in locations contiguous to the ILM properties. Accordingly, ILM believed that AHC intended to compete directly with ILM.

     On February 26, 1996 Holiday Retirement Corporation orally increased its March 1995 expression of interest to $127.0 million, subject to the same due diligence, financing and other conditions set forth in its March expression of interest.

     At a Board meeting held on February 29, 1996, the Board reviewed with PaineWebber and PaineWebber Properties various alternatives to owning and operating the properties until December 31, 1999, including a portfolio sale and liquidation analysis, and corporate restructuring alternatives. The Board determined that in view of the matters disclosed by AHC to PaineWebber Properties and AHC's unsatisfactory performance as property manager, AHC likely had a conflict of interest with respect to its continuing role as property manager and that a replacement manager should promptly be identified and engaged on commercially reasonable terms. Accordingly, the Board requested PaineWebber to contact potential candidates to serve as replacement property manager for the ILM portfolios. Approximately 20 such candidates initially were identified and contacted.

     To assist the Board in its decisional process, it invited National Westminster Bank, PLC, New York Branch, a nationally recognized financial advisor with significant expertise in the senior living industry, to discuss industry trends and conditions and to provide strategic financial advice on methods to maximize the value of ILM's common stock.

     At a special meeting of the Board convened on April 29, 1996, at which J. William Sharman, Jeffry R. Dwyer and Lawrence A. Cohen were present, NatWest expressed its preliminary view that the Board might consider, among other means to maximize shareholder value, a transaction in which ILM would pursue expansion through the selective acquisition of other senior living communities, the direct lease of the senior living communities to a third party operator, listing the shares of ILM common stock (as well as the shares of ILM's affiliate leasing entity--Lease I) on a national securities exchange or The Nasdaq Stock Market, combining, by means of merger or otherwise, ILM with Lease I, or combining Lease I with Lease II (ILM II's affiliate leasing entity). NatWest then related to the Board its view that a current liquidation or public auction of the ILM portfolio at that time would be premature in view of ILM's December 31, 1999 scheduled finite-life liquidation date.

     In April 1996, of the 20 potential senior living property managers PaineWebber Properties had contacted, the Board narrowed its decision to five candidates (including Sunrise Assisted Living, Inc., Marriot Corporation, Manor Care Inc., ARV Assisted Living, Inc. and Capital), each of whom, at the Board's direction, were interviewed by PaineWebber Properties.

     Following due diligence reviews with respect to the qualifications and performance history of each candidate and a review of the proposals received from each candidate (including fee quotations and termination provision proposals), the Board and the boards of directors of Lease I and Lease II met in mid-July 1996 to discuss the prospective engagement of Capital Senior Management 2, Inc. (a wholly-owned subsidiary of Capital) as property manager to replace AHC. At the Board meeting at which Messrs. Dwyer, Sharman and Cohen were present, Mr. Cohen, then the President and a director of ILM, informed the Board that senior management of Capital had asked Mr. Cohen whether he was interested in joining Capital in an executive capacity. Mr. Cohen indicated that he had no immediate plans to pursue or accept such a position with Capital or any other entity engaged in the senior living industry, and that he had no arrangement or agreement with

Capital as to any such employment, he wanted to preserve his ability to pursue such an opportunity in the future and believed it was prudent to disclose these facts to the Board. Mr. Cohen thereupon was recused from all ILM Board presentations, discussions and decisions regarding arrangements and commercial relationships with Capital.

     The Board asked PaineWebber Properties about its impressions of Capital and PaineWebber Properties observed that Capital had a good reputation, was capable and appeared well-suited to assume the role of successor property manager of the ILM portfolio.

     Considerable discussion ensued as to the merits of Capital as the replacement manager and its qualifications relative to the other candidates. The proposals made by each of the candidates also were reviewed and it was noted that Capital's quoted fees were the lowest of all proposals received from the other candidates. In particular, the Board noted that all proposals included customary termination (or "break-up") fees and that in view of the scheduled liquidation of ILM in approximately three and one-half years, it would not be commercially prudent to enter into an agreement providing for the payment of such fees. Accordingly, the Board determined that an alternative to such fees was more appropriate and communicated to Capital's representatives that it would not agree to any termination fees, but instead, would grant to Capital a right of first and last offer in the case of the sale of the ILM asset portfolio to an unaffiliated third party. ILM also informed Capital that any such right would have to permit ILM to terminate any pending property sale in its sole discretion so that ILM could retain the right not to sell the portfolio to Capital or any other party.

     Thereafter the management agreement with AHC was terminated for cause, and the ILM Lease I board resolved to enter into a management agreement with Capital substantially in accordance with the term sheet previously reviewed by the Board but subject to Capital's agreement to the inclusion of a right of first and last offer as described above. The Board instructed PaineWebber to report directly to Mr. Dwyer regarding direction for further negotiating the management agreements with Capital. Such negotiations continued and management agreements ultimately were entered into with Capital's affiliate in July 1996. The management agreements provide that in consideration for the management services provided, Lease I agreed to pay Capital Senior Management 2 a base management fee of 4% of the monthly gross operating revenues plus an incentive management fee of 25% of the amount by which certain net cash flows of the senior living properties exceed certain base amounts. The management agreement is guaranteed by Capital.

     At a special meeting of the Board held on May 13, 1996, at which Messrs. Dwyer, Sharman and Cohen were present, representatives of PaineWebber addressed the Board concerning possible financial transactions relating to ILM's portfolio. The Board reviewed a marketing analysis of the senior living industry which indicated that portfolio values in the industry were at a near-peak. PaineWebber again recommended that the Board pursue a current sale of ILM's portfolio. PaineWebber reasons for a current sale included that (i) the nature of the investment of ILM's shareholders had changed substantially since 1989 because ILM initially had been organized as a mortgage REIT (i.e., an investment directly in mortgage loans secured by properties) and subsequently was reorganized as an equity REIT (i.e., an investment directly in the senior living properties and the consequent ability to participate in the appreciation, if any, of the properties), and (ii) ILM's common stock was not listed on a national securities exchange or The Nasdaq Stock Market or traded in any established securities market--thus there was virtually no liquidity for the ILM common stock.

     The Board declined at this time to authorize or pursue a sale of its senior living communities noting, among other reasons, that an asset sale most likely would not be reflective of the going-concern value of ILM, the transition period associated with the retention of new management for the properties would be both disruptive and costly, it was necessary first to stabilize occupancy rates and improve net operating income, and that the Board intended to pursue means to simplify ILM's corporate ownership structure.

     The Board believed that if ILM remained independent and viable strategic plans were adopted by the Board and implemented by management, that the objectives stated above could be realized prior to December 31, 1999 and the value of ILM's common stock could be maximized. This was deemed a more reasonable and well-considered course of action compared with pursuing an immediate liquidation at a time when senior living community portfolio values reportedly were not at a peak.

     No definitive plans were adopted by the Board at this time, although it resolved to continue to study and receive advice on appropriate strategic financial alternatives. The Board noted that available sales prices for the ILM common stock were less than the book value per share of the stock. Therefore, it appeared to the Board that, although there could be no assurance and although the Board did not authorize a sale feasibility study, the hypothetical value (or premium) that could be obtained pursuant to the sale of ILM as a going-concern might be significantly greater than the value that could be realized for shareholders upon a partial or complete liquidation of the property portfolio.

     Shortly after the May 13th Board meeting, PaineWebber indicated that it would be interested in conducting a current auction of the ILM and ILM II portfolios. Due to PaineWebber's sponsorship of the portfolio funds and its underwriting and other relationships with ILM and ILM II, the Board believed that PaineWebber had (or reasonably could be deemed to have) a conflict of interest with respect to its strategic financial advice to the ILM Board. In this connection, the Board noted that (i) PaineWebber Properties had been the sponsor of ILM's corporate predecessor, (ii) PaineWebber Incorporated was exclusive underwriter for the initial public offering of ILM's predecessor (and that the initial investors in the IPO included a significant number of customers of PaineWebber), and (iii) PaineWebber had until 1996 one nominee on the ILM Board.

     PaineWebber was informed of the Board's view and NatWest subsequently was requested by the Board to provide strategic financial advice based primarily on NatWest's reputation, its expertise in the representation and valuation of private and publicly-held corporations, REITs and other participants in the healthcare and senior living industry, and the fact that NatWest had at that time no prior relationship to ILM or ILM II (or any of their directors), and did not own any securities of ILM or ILM II. The Board believed it was incumbent to maximize shareholder value and that an independent expert such as NatWest should advise the Board so that it could be fully informed as to whether commercially viable strategic alternatives were available to maximize such value.

     The Board believed that absent a compelling financial reason (whether of a general economic, market, industry or corporate nature), liquidating ILM in accordance with PaineWebber's recommendation approximately three and a one-half years earlier than ILM's December 31, 1999 scheduled finite-life expiration date would be both imprudent and premature.

     At a meeting of the Board held on January 10, 1997, at which J. William Sharman, Julien G. Redele, Lawrence A. Cohen, Carl J. Schramm and Jeffry R. Dwyer were all present, PaineWebber indicated that because a new property manager (i.e., Capital) had been engaged by ILM and had been performing with greater success than AHC, and in view of seemingly improved trends in the real estate and capital markets, it was an appropriate time for ILM to dispose of its portfolio to realize for shareholders the appreciation of ILM's portfolio.

     PaineWebber expressed its belief that ILM was not an appropriate vehicle for long-term investment due to the lack of liquidity of the ILM common stock, ILM's limited access to capital and lack of critical mass, and the absence, in its view, of more experienced, proactive and entrepreneurial management. PaineWebber thus reiterated its recommendation for an immediate sale of the ILM portfolio by means of auction.

     PaineWebber further stated that if the Boards of ILM and ILM II agreed within 30 days to sell the companies' portfolios pursuant to such an auction, PaineWebber would participate as opening or "floor" bidder at a guaranteed aggregate minimum gross purchase price of $127.0 million (i.e., before deductions for the payment of corporate level built-in gains taxes generated on the sale of the portfolio and other fees and out-of-pocket expenses, including professional advisory fees, relating to the transaction).

     The Board noted that after deducting up to approximately $5.2 million of built-in gains taxes payable in connection with such hypothetical portfolio liquidations and after payment of transaction expenses, PaineWebber's
$127.0 million guaranteed opening bid, if the successful bid, would result in net consideration to the ILM and ILM II shareholders of approximately
$120.0 million (representing approximately only three to five million dollars in excess of the aggregate investment basis of the ILM and ILM II shareholders).

     At the meeting, PaineWebber stated that it believed the market for independent living properties had peaked and that recently completed initial public offerings of companies in the senior living industry had not been well-priced. PaineWebber informed the Board that if the Board decided not to pursue the portfolio sale recommended by PaineWebber, it would resign as ILM's advisor.

     After further review and consideration of PaineWebber's sale recommendation, it was the view of the Board that because PaineWebber Properties repeatedly failed to recommend any alternatives to liquidation of the ILM portfolio (well in advance of ILM's December 31, 1999 scheduled finite-life termination date) and the reasons stated above, PaineWebber likely was not in a position to analyze objectively and impartially all strategic financial alternatives available to ILM to maximize shareholder value. Accordingly, the Board sought to engage a nationally recognized investment banking firm with considerable expertise in the senior living industry regarding the strategic financial alternatives available to ILM.

     At the request of the Board, Jeffry Dwyer was instructed to obtain proposals from independent financial advisors of national reputation. Mr. Dwyer initially contacted Donaldson, Lufkin and Jenrette Securities Corporation, BT Alex. Brown Incorporated, Morgan Stanley & Co. Incorporated and NatWest. ILM subsequently retained NatWest as its exclusive financial advisor because of NatWest's ability to devote significant attention to ILM, its industry experience and overall reputation, and its performance on recent assignments.

     In February 1997, the Board requested PaineWebber to extend its 30-day minimum bid guarantee for an additional 30 days to provide ILM with adequate time for NatWest to complete its investigatory analyses. The Board had discussions with NatWest during this time to explore a potential corporate reorganization that would enhance shareholder value and requested NatWest to report back to the full Board.

     Having completed its analyses, at a Board meeting held in March 1997 at which J. William Sharman, Julien G. Redele, Lawrence A. Cohen, Carl J. Schramm and Jeffry R. Dwyer all were present, NatWest advised ILM that the sale of the ILM portfolio at that time was not the optimum means to maximize shareholder value. NatWest expressed its view that, although there could be no assurance, the senior living market was likely to continue to appreciate for existing communities and that the ILM portfolio, including its expansion capabilities, would probably increase in value over the next several years. Moreover, based upon equity valuations in the assisted living and healthcare REIT industries at that time, NatWest believed that ILM should explore a restructuring which would separate ILM into a real estate holding company, as lessor, and an operating company, as lessee. NatWest stated that such a restructuring could maximize shareholder value by obtaining a going-concern premium in relation to the lower values to be obtained upon liquidation of the portfolio on a property-by-property basis. In addition, NatWest offered that such a transaction likely would provide ILM and ILM II with the flexibility to expand or divest either their operating companies or the real estate entities.

     After the meeting, the Board informed PaineWebber that based, in part, on the advice of NatWest, it decided not to liquidate the properties at that time, that other potential strategic financial alternatives were available and in the best longer-term interests of ILM's shareholders, and that the Board was prepared to accept the resignation of PaineWebber Properties as its advisor.

     At a Board meeting held on August 20, 1997 at which J. William Sharman, Julien G. Redele, Lawrence A. Cohen (who was recused for the Schroders presentation portion of the meeting), Carl J. Schramm and Jeffry R. Dwyer, were present, the Board received a presentation from Schroders. Schroders recently had been retained by the Board to replace NatWest as ILM's financial advisors when the individual NatWest investment bankers who worked for NatWest on the ILM account resigned from NatWest and joined Schroders. Schroders outlined alternatives for a restructuring of the combined companies and noted that market conditions had changed since earlier in the year when NatWest had suggested a corporate reorganization of ILM into a real estate company and an operating company.

     Due to the increase in public market valuations since earlier in the year for assisted living companies relative to the slight contraction in the public market valuation for healthcare REITs during that same period of time, Schroders believed that restructuring

ILM into an independent publicly traded corporation to own and operate senior living communities while, at the same time, seeking a strategic financial, merger or business combination partner with expertise in managing and operating senior living communities would be an appropriate strategy to explore to maximize shareholder value.

     As a means of testing the market, the Board asked Schroders to identify prospective strategic financial and business combination partners. However, Schroders was not authorized to initiate any specific discussions with these companies. Schroders did identify approximately 10 senior living companies (including American Retirement Corporation, Brookdale Living Communities Inc., Capital, Sunrise Assisted Living, Inc., Alterra Healthcare Corporation, previously known as Alternative Living Services, Inc., Assisted Living Concepts, Inc., CareMatrix Corporation, Balanced Care Corporation, Integrated Living Communities, Inc. and Emeritus Corporation). ILM did not seek at this time to ascertain the terms and value of any prospective transaction with any of the foregoing companies.

     At no time during the foregoing time period did the ILM Board authorize or resolve formally to sell ILM or any of its properties, nor did the Board actively solicit offers for a merger or other business combination transaction or instruct its financial or other advisors to do so on its behalf. However, at all times during the foregoing time period, the ILM Board continued to explore, study and receive advice as to all commercially practicable strategic financial alternatives available to maximize the value of the ILM common stock.

     Although no Board determination was made to proceed definitively with any particular transaction or to propose, structure or negotiate the potential terms thereof, the Board was of the view that of the approximately 10 potential candidates identified by Schroders, Capital's historical performance as third party manager of the ILM properties and, thus, its familiarity with ILM's portfolio, made Capital a viable potential strategic merger partner or business combination candidate if the Board later resolved to pursue and negotiate the terms of such a transaction. The Board believed that Capital's performance as property manager was strong and that a second change in property management (soon after the termination of AHC) would be disruptive to the operation of the senior living communities, adversely affect the operating results of the business and the level of services provided to its residents, and potentially have a negative impact on the value of the ILM portfolio.

BACKGROUND OF THE MERGER

     THE TIMING, STRUCTURE, TERMS AND CONDITIONS OF THE MERGER AND THE MERGER AGREEMENT ARE THE RESULT OF NEGOTIATIONS BETWEEN REPRESENTATIVES OF ILM AND REPRESENTATIVES OF CAPITAL. SET FORTH BELOW IS A SUMMARY OF THE MATERIAL ASPECTS OF THE BACKGROUND OF THE PROCESS AND NEGOTIATIONS WHICH RESULTED IN THE EXECUTION OF THE ORIGINAL MERGER AGREEMENT BETWEEN ILM AND CAPITAL ON
FEBRUARY 7, 1999 (WHICH HAS BEEN TERMINATED), AND CULMINATED WITH THE EXECUTION AND DELIVERY OF THE AMENDED AND RESTATED MERGER AGREEMENT BETWEEN ILM AND CAPITAL ON OCTOBER 19, 1999. SEE APPENDIX A TO THIS PROXY STATEMENT.

     When the ILM Board determined to explore a possible strategic financial transaction with Capital in August 1997, the Board established a special committee comprised of Messrs. Dwyer and Sharman--the Board's two most senior members with extensive familiarity with ILM and its portfolio. Neither Mr. Dwyer nor Mr. Sharman
(i) had any material economic or pecuniary interest in ILM, ILM II or Capital,
(ii) was a participant in any director, executive or employee compensation plan or arrangement of either ILM or ILM II, or (iii) was party to any employment, change-in-control or similar agreement, arrangement or understanding with ILM or ILM II. It was determined that Messrs. Dwyer and Sharman, therefore, were disinterested directors and the best qualified candidates to serve on the special committee.

     Messrs. Dwyer and Sharman were authorized to approach Capital and ILM's financial advisors to discuss the feasibility of a potential merger or business combination transaction with Capital. The special committee's mandate was to determine whether a value maximizing transaction was feasible.

     The Board decided that prospectively, with respect to all matters concerning Schroders or any potential extraordinary corporate transactions involving ILM or its assets, Mr. Cohen would be required to recuse himself entirely from all Board discussions, deliberations and presentations. Mr. Cohen was, in fact, so recused for the remainder of his tenure (through July 1998) at ILM. In addition, the minutes of all Board meetings were redacted such that Mr. Cohen did not receive complete copies of the minutes of the Board or the special committee with respect to discussions and deliberations with Capital, ILM's financial advisors or these potential transactions.

     At an August 25, 1997 meeting of the Board at which J. William Sharman, Julien G. Redele, Carl J. Schramm and Jeffry R. Dwyer all were present, Mr. Dwyer indicated that he had contacted James A. Stroud, the Co-Chairman of Capital, and informed him that in addition to other financial alternatives ILM was exploring the possibility of a merger with an operating senior living company and was interested in discussing the possibility of such a transaction with Capital. Mr. Dwyer informed Capital that because Capital was at that time a private company, ILM would need relevant financial and operating data for Schroders to perform an analysis as to whether such a merger was feasible and could be structured in a manner which was commercially advantageous to ILM. Capital indicated its willingness to pursue such a transaction and a bilateral confidentiality and standstill agreement was entered into with Capital and each of ILM and ILM II to begin a mutual exploration process, including the commencement of initial due diligence investigations by each party.

     A representative of Capital requested an initial meeting with the ILM Board to begin substantive deal discussions and Mr. Dwyer informed him that such a meeting would be premature until Schroders had completed a preliminary financial review of Capital and reported their results to the ILM Board.

     On September 18, 1997, Mr. Dwyer reported to the Board that Capital had provided Schroders with a copy of its Registration Statement on Form S-1 that recently was filed with the SEC in connection with Capital's planned initial public offering. However, as a result of its pending registration process, Capital did not pursue formal merger discussions with ILM at that time. Capital subsequently consummated its initial public offering on November 5, 1997.

     At a meeting of the ILM Board convened on December 8, 1997, at which J. William Sharman, Julien G. Redele, Carl J. Schramm and Jeffry R. Dwyer all were present, the

Board discussed with Schroders a possible merger between ILM and Capital. The Board believed that the combined portfolio of ILM and ILM II could be valued in the approximate range of $160.0 million to $170.0 million, to be allocated approximately 60% to ILM and approximately 40% to ILM II. Schroders stated that it was not certain whether Capital or another bona fide prospective purchaser would be willing to assign such a value to the combined ILM and ILM II portfolios. One Board member asked whether it would be appropriate at this time for ILM to actively solicit interest from other companies even though there had been no formal Board decision to sell ILM. The Board determined that because ILM was not scheduled to liquidate until December 31, 1999, the Board was not inclined to conduct an auction for the sale of the portfolios or of the ILM stock and that ILM should continue to remain independent.

     The Board also determined that, in lieu of actively soliciting proposals at that time from a variety of potential bidders, there were three primary reasons for continuing to explore a potential business combination with Capital; namely because: (i) the due diligence process and costs would be substantially less in the case of Capital because it was familiar with ILM's assets as property manager of the ILM portfolio, and that any transaction agreements which might be negotiated were likely to be more simple from an ILM representation and warranty perspective as a result; (ii) in lieu of a termination fee, the management agreements executed by Lease I provided Capital with a right of first and last offer with respect to the sale of ILM's properties or of any interest in ILM Holding (the direct owner of the ILM properties and a wholly owned subsidiary of ILM); and (iii) Capital, to date, had been a commercially successful third party manager of the portfolio.

     The Board also noted that, although it had not considered specific forms of merger consideration at the time, if existing shareholders were to receive common equity or convertible preferred securities in a surviving merger entity, the Board would need to consider carefully the probability and magnitude of any potential negative impact on revenues from any disruptions during the period of transition from one property manager to another. The Board concluded that it was less likely that consummating a transaction with Capital would adversely affect occupancy rates and impact future earnings of a successor company because Capital already was managing with the ILM portfolio and a prospective transaction with Capital, pursuant to which ILM shareholders received non-cash consideration in the form of common stock or convertible preferred securities, would provide enhanced liquidity because Capital's common stock was listed on the New York Stock Exchange, Inc.

     The Board realized that ILM was under a contractual obligation to honor Capital's right of first and last offer relating to the purchase of ILM's assets, but that the terms of such right permitted ILM to terminate, in its discretion, any pending sale of the properties and not to proceed with a sale to Capital or any other party. The Board believed that if it was unable to structure a transaction with Capital which, in the opinion of ILM's independent financial advisors, was fair from a financial point of view and otherwise in the best interests of ILM's shareholders, ILM would pursue other strategic financial alternatives to maximize shareholder value.

     The directors discussed these matters with their outside legal and financial advisors and it was decided that Capital should be contacted and ascertain whether Capital would be interested in pursuing a merger with ILM and ILM II at an aggregate valuation of approximately $170.0 million. The Board believed that a widespread solicitation of potential purchasers or an auction of ILM, as opposed to focusing on a particular potential transaction with Capital, would be materially disruptive to the management and operation of the ILM portfolio which had only recently recovered from the termination of AHC as property manager, and could result in the receipt of artificially lower bids from industry competitors for the purpose of initiating a protracted auction process.

     At a Board meeting held in January 1998, at which J. William Sharman, Julien G. Redele, Carl J. Schramm and Jeffry R. Dwyer were present, Schroders reviewed and discussed the historical stock price performance of Capital and reviewed preliminary merger scenarios involving Capital, using publicly available financial information. The Board requested Schroders to examine the prospects of a transaction with Capital and consider the consequences and potential risks if ILM were to continue as an independent public company. Although the Board sought advice as to other strategic financial alternatives, it did not request Schroders to solicit offers from other potential merger candidates because ILM was not for sale at the time and the Board continued to believe that Capital was the best potential transaction candidate at the time.

     The Board held a meeting on February 11, 1998, at which J. William Sharman, Julien G. Redele, Carl J. Schramm and Jeffry R. Dwyer were present, and at which Schroders, Capital, Lehman Brothers (Capital's financial advisor), and ILM's legal advisors were present to begin direct discussions regarding a potential transaction between ILM and Capital (including a merger or other form of business combination). At that meeting, representatives of ILM, Schroders, Capital and Lehman Brothers discussed the timing for a possible transaction and how to accelerate completion of their respective financial, business and legal due diligence investigations. In addition, Mr. Dwyer stated to Capital and Lehman Brothers that any transaction consideration would need to have a minimum value of approximately $170.0 million.

     In May of 1998, Andrew A. Feldman and Jeri Feldman, as trustees for the Andrew A. and Jeri Feldman, Revocable Trust dated September 18, 1989 commenced a putative class action lawsuit on behalf of that trust and all similarly situated shareholders of ILM (see "Certain Information with Respect to ILM--Legal Proceedings"). The plaintiffs hired E.M. Capital, Inc. as their financial advisor who contacted various companies in the senior living industry requesting expressions of interest to acquire ILM and ILM II. In June 1998, ILM received letters of inquiry from each of Brookdale Living Communities, Inc., American Retirement Corporation and Sunrise Assisted Living Inc. Because the Board believed that the pending AHC litigation and Feldman litigation needed to be resolved prior to pursuing any transaction to maximize the value of the ILM common stock, the Board's attention was heavily focused on such litigation as well as the day-to-day operation of ILM. Accordingly, ILM responded to the letters of inquiry stating that in view of the increasing time expenditures and the uncertainty created by the pending litigation matters, ILM no longer was in a position to pursue any of these letters of inquiry until after a satisfactory settlement or resolution of the litigation matters. During this period of time, the

Board ceased all discussions regarding a potential strategic transaction, including those pending with Capital.

     On June 3, 1998, Brookdale Living Communities, Inc. provided ILM and ILM II with indications of interest to purchase ILM's and ILM II's interest in their combined portfolios for $165.0 million in cash, subject to execution of definitive purchase agreements, completion of due diligence, receipt of requisite approvals, and the termination of the management agreements with Capital and the leases with ILM's and ILM II's affiliated lease entities. Brookdale acknowledged Capital's right of first and last offer and indicated that if Capital did not exercise such right, Brookdale would expect to enter into a 30-day exclusive negotiation period to draft and negotiate definitive purchase agreements and commence a due diligence review which it anticipated could be completed within 60 days. Brookdale stated its intention to finance 75% of the $165.0 million purchase price and that its indication of interest would expire on June 30, 1998.

     The Board regarded Brookdale's June 1998 expression of interest as incomplete and indefinite. In addition, the ILM Board did not adopt or authorize a sale (or hold ILM out as being for sale), and the Board increasingly focused its attention on the existing litigation involving AHC. Several of the directors prepared for depositions and ILM also became increasingly focused on the tortious interference suit filed by AHC against Capital because such litigation involved alleged damages which could have subjected ILM to material liability under the management agreements with Capital. At this point the Board decided to hold in abeyance any further exploration of a strategic financial transaction or the possibility of a merger or other form of business combination until these matters successfully were resolved. Brookdale was orally informed of this decision.

     At a July 7, 1998 special meeting of the Board at which J. William Sharman, Julien G. Redele, Carl J. Schramm and Jeffry R. Dwyer were present, Schroders addressed the performance of the overall capital markets, publicly traded senior health care and assisted living companies, and publicly traded healthcare REITs. The Board requested from Schroders a more detailed discussion concerning prospective transactions to be recommended to ILM and ILM II at the next Board meeting scheduled for September 1998.

     The Board believed that because of the large potential claim of AHC against Capital and ILM, it would be very difficult to pursue a merger with Capital or any other merger candidate at that time. The Board also believed that because an unsolicited tender offer for approximately 9.3% of the outstanding ILM common stock at $8.00 net per share recently was announced, other unsolicited offers from persons interested in acquiring ILM might ensue and that these transactions could create potential shareholder confusion. Beginning in 1997 and continuing periodically in 1998 and in 1999, tender offers were commenced by prospective purchasers for the outstanding ILM common stock at prices ranging from $7.00 to $8.90 net per share in cash. The Board believed that these offers (many of which involved "mini offers" to purchase less than 5% of the outstanding ILM common stock and, therefore, were not subject to SEC disclosure and procedural regulations) did not represent the fair value of the stock at that time nor the value of the underlying assets of ILM.

     On June 4, 1998 Redwood Investors, LLC commenced an unsolicited offer to purchase up to 9.3% of the outstanding ILM common stock at $8.00 per share, net in cash.

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
Schroders advised the ILM Board that Redwood's offer was unfair to ILM's shareholders, from a financial point of view. Schroders determination was based primarily on the fact that such offer price was not reflective of the going-concern value of ILM that might be obtained in a negotiated merger or business combination transaction and based upon financial analysis which considered median and mean equity values of ILM common stock in comparison to comparable publicly traded assisted living companies and discounted cash flow analyses of projected free cash flows of ILM on a C-corporation basis. Based, in part, on Schroders determination, the Board recommended to ILM's shareholders that they reject the Redwood tender offer because the consideration being offered was inadequate. The Redwood tender offer expired without any shares being tendered, accepted for payment or paid for.

     On July 28, 1998, Mr. Lawrence A. Cohen and Mr. Julien Redele did not stand for reelection to the Board because the composition and membership of the Board was being changed largely for administrative cost savings reasons, and, in the case of Mr. Redele, because he was appointed as an officer of Lease I and elected as a member of Lease I's board. The new directors which comprised the Board were Messrs. J. William Sharman, Jr., Jeffry R. Dwyer and Carl J. Schramm.

     In August, 1998, the AHC litigation was settled. On September 23, 1998 the special committee met with Schroders and told them that in view of the recent settlement of the AHC litigation, Schroders should seek to design a transaction providing the ILM shareholders with liquidity and maximum value, although the Board had not determined to conduct an auction of ILM. Schroders reviewed the current stock price performance of Capital and other publicly-traded senior health care and assisted living companies, as well as publicly-traded healthcare REIT companies deemed comparable by Schroders to ILM. Schroders noted that based on publicly available Wall Street analyst consensus earnings estimates published by First Call (a research company that monitors Wall Street analysts' estimates of corporate earnings) and other publicly available financial information, certain of these comparable companies had a higher earnings multiple than Capital and might be able to pay more than Capital for ILM in a transaction involving a significant stock component--such as a 100% stock transaction with pooling-of-interests accounting treatment. However, because Capital had certain rights of first and last offer under their management agreement with Lease I, the Board instructed Schroders to contact Capital and its financial advisors to impart the details and structure of a proposed merger transaction in which ILM's shareholders would receive a combination of cash and marketable securities at their election.

     A meeting of the special committee was convened on October 29, 1998 with Schroders and representatives of Capital and Lehman Brothers. Messrs. Lawrence
A. Cohen, James A. Stroud and Jeffrey L. Beck, respectively, of Capital provided an overview of Capital's performance noting that in relation to its competitors it had less leverage and approximately $34.0 million in cash. Capital related that it had a successful history of operating the ILM portfolios and noted that, to its knowledge, no operating company in the senior living industry paid dividends on its common stock.

     The Board reasoned that a cash and stock transaction with Capital, compared with other hypothetical merger candidates in the senior living industry, could be advantageous to

ILM's shareholders because they would have the opportunity to elect to liquidate all or a portion of their investment for cash while, at the same time, they would have an opportunity to continue a portion of their investment in a successor entity.

     The Board further observed that ILM currently was paying a cash dividend of approximately 8% to 8- 1/2% (which exceeded then prevailing interest rates on certificates of deposit). This was deemed noteworthy by the Board because ILM had, since its incorporation in 1989 as a mortgage REIT through and including its corporate reorganization as an equity REIT, sought for its shareholders annualized rates of return on investment at least equal to prevailing certificate of deposit interest rates. Because Capital's common stock did not pay any dividends, the Board asked Schroders to contact Lehman and determine whether a transaction could be structured to include convertible securities so that shareholders could elect to receive, in their discretion, a current dividend or interest paying security if a definitive merger transaction was pursued with Capital.

     During approximately the next two and a half weeks, discussions ensued between representatives of ILM and Capital regarding the appropriate structure for a merger or business combination transaction involving cash and securities (including dividend or interest paying securities convertible into or exercisable or exchangeable for shares of Capital common stock). On
November 12, 1998 and on November 23, 1998, the special committee met with representatives of Schroders to review merger scenarios provided by Schroders and Lehman Brothers. The Board instructed Schroders to inform Lehman Brothers that ILM needed additional due diligence information and financial data from Capital regarding its analyst's consensus street estimates.

     Schroders reported to the special committee that they had received a phone call from senior management of Sunrise Assisted Living, Inc., a publicly traded senior living company. Sunrise was generally familiar with the ILM portfolio because it was one of the 20 initial and five final candidates that bid for the ILM and ILM II portfolio management assignment after ILM terminated AHC in July 1996. Sunrise initially communicated that because of its relative low cost of capital, it believed it was well-positioned to buy the ILM portfolio. Sunrise, however, never presented a detailed proposal or term sheet and did not contact ILM further or initiate any further potential transaction discussions. ILM, likewise, did not pursue further communications or discussions with Sunrise.

     On November 17, 1998, Capital provided ILM with a draft term sheet for a proposed business combination transaction between subsidiaries of Capital and ILM and ILM II for a combined value of $160.0 million. The transaction was structured as a taxable forward triangular merger of ILM with and into a Capital acquisition subsidiary which would be the surviving entity in the merger. The transaction provided that merger consideration would be payable to ILM's shareholders in the form of cash, Capital common stock and convertible debt securities, ILM would have the right to designate individuals for nomination to Capital's board of directors, would include customary "no-shop" (or non-solicitation) provisions and "break-up" fees, and expressly stated that Capital would not have any due diligence or financing "outs." In addition, the draft term sheet provided for cross-option (or "leg up") agreements in favor of both Capital and ILM--providing each party with the right to acquire up to 19.9% of the other party's outstanding shares of common stock at prescribed prices, and provided that the transaction structure would permit Capital to elect to treat the transaction as an acquisition of assets for U.S. federal income tax purposes.

     In late November 1998, representatives of ILM and Capital negotiated with respect to the term sheet and discussed the terms of a definitive agreement and plan of merger for the proposed transaction. In particular, during this period of time, ILM's counsel, Greenberg Traurig, discussed and negotiated with ILM and its representatives the appropriateness and scope of the proposed break-up fees, cross-option agreements, non-solicitation covenants, pre-closing operating restrictions, closing conditions, proration requirements, price per share "collars and caps" and floating exchange ratios.

     Based on these negotiations, Greenberg Traurig provided Capital with a revised term sheet dated December 10, 1998 which provided for total merger consideration of $170.0 million to be allocated among ILM and ILM II, based upon the relative net operating income of both entities. The parties discussed Capital's assumption of an estimated approximate $5.2 million built-in gains tax associated with ILM's and ILM II's investment in its assets, merger consideration to be paid 60% in the form of cash and 40% in the form of convertible trust preferred securities of an affiliated business trust of Capital, termination fees of $8.0 million to be allocated among the ILM and ILM II mergers and reimbursement of Capital's expenses not to exceed $2.0 million in the aggregate if the transaction was not consummated under certain circumstances.

     On December 4, 1998 a meeting of the special committee was held telephonically with Schroders and Greenberg Traurig to discuss a letter addressed to the Chairman of ILM and published over the internet by Brookdale on December 4, 1998 wherein Brookdale referred to its June 3, 1998 letter of inquiry. Mr. Sharman noted that he had responded to Brookdale on several occasions pursuant to telephone conversations with Brookdale's advisors and that he told them that ILM was focused at that time on resolving the AHC litigation and after such litigation was resolved that ILM intended to examine with its advisors methods to maximize the liquidity and value of the ILM common stock. Schroders said they would carefully review Brookdale's publicly available financial statements and be prepared to discuss their findings with the Board at a special board meeting scheduled to be held on December 8, 1998.

     ILM authorized Greenberg Traurig to prepare drafts of the merger agreements and on December 4, 1998, ILM provided Capital with an initial draft of the proposed agreements and plans of merger in connection with the contemplated merger transactions for ILM and ILM II.

     On December 7, 1998, ILM responded to Brookdale's letter of December 4, 1998 by indicating that as previously stated with respect to Brookdale's June 3, 1998 letter of inquiry, ILM did not desire to sell its properties at such time but instead wished to pursue means to maximize value for its shareholders. ILM indicated that, based upon advice from Schroders, the liquidation of the senior living portfolio at that time was premature.

     At a December 8, 1998 meeting of the ILM Board at which J. William Sharman, Carl J. Schramm and Jeffry R. Dwyer all were present, representatives of Schroders discussed Brookdale's financial profile and market value. In response to Board inquiries, ILM's advisors told the Board that, in their view, the Brookdale letter did not constitute a definitive offer or proposal, but rather, was an indication of interest. The Board specifically noted that the Brookdale letter proposed an asset sale transaction rather than a merger transaction or other form of business combination transaction involving the purchase of ILM's common stock and that an asset sale could involve negotiations and protracted due diligence regarding contractual allocations of assumed liabilities and purchased assets (unlike a merger transaction pursuant to which the surviving entity would assume all liabilities of ILM by operation of law), indemnification, escrows, schedules of assets and liabilities, and the potential need to obtain and pay for third party consents and approvals.

     At this time the terms, conditions and structure of the Capital offer continued to be negotiated by ILM and Capital in consultation with their legal and financial advisors and were predicated upon establishing a minimum price that would allow ILM's shareholders to receive an appropriate return on their investment and represent a premium to the prices generally available to buyers and sellers in the secondary market, irrespective of the fact that the ILM common stock had never been traded on an established market.

     On December 18, 1998, Brookdale submitted a revised expression of interest to acquire the assets and assume the existing liabilities of ILM and ILM II for aggregate consideration of $170.2 million, of which $95,332,000 would be allocated to ILM and $74,868,000 would be allocated to ILM II. The proposal indicated that the transactions contemplated definitive asset purchase agreements and would be subject to customary closing conditions, including termination of the management agreements with Capital. As part of its expression of interest, Brookdale stated its desire to commence a full due diligence review of ILM and ILM II.

     On December 28, 1998, ILM responded to Brookdale's December 18, 1998 expression of interest indicating that ILM was pursuing means to enhance liquidity and maximize the long-term value for ILM's shareholders. ILM also indicated that bona fide offers in the best interests of the ILM shareholders were reviewed in due course by the ILM Board with its professional legal and financial advisors and, even though the Brookdale letter lacked specificity, the Brookdale proposal would be presented to the ILM Board at its next regularly scheduled board meeting in January 1999.

     During the early portion of January 1999, representatives of ILM and Capital participated in numerous telephonic and in-person meetings negotiating the terms of the draft transaction documents prepared by Greenberg Traurig and other ancillary agreements. Capital's advisors included in the November 17th term sheet and reiterated in subsequent discussions with ILM's advisors that Capital required a "leg-up" option to protect the transaction during the period following the execution of an agreement and prior to consummation of the merger. Capital stated that it required at the time the agreements would be entered into the right to purchase up to 19.9% of ILM's outstanding common stock at the merger consideration per share offered by Capital to ILM's shareholders under the merger agreement. Such right would become exercisable if ILM terminated the merger agreement under certain circumstances or, in any case, if ILM entered into a competing transaction.

     Capital further requested the alternative right to require ILM to purchase the option shares from Capital for an amount in cash equal to the highest price per share offered in any transaction which might be consummated within a specified time period after any termination of the merger agreement with Capital. ILM's advisors related to the Board that

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
such features were onerous and that, in their view, a "leg-up" was inappropriate for a transaction such as the merger.

     Discussions continued between legal counsel for Capital and for ILM, whereupon Capital offered to eliminate the "put" option feature of the "leg-up" option and reduce the percentage of option shares from 19.9% to 9.9%. ILM insisted that it would not enter into a "leg-up" arrangement (whether or not reciprocal) and transaction negotiations were suspended for several days. After negotiations resumed, Capital withdrew its request for a "leg-up" option, but noted that it needed deal protection in the form of comprehensive break-up fees and expense reimbursement.

     The ILM Board stressed the need for a broad-based "fiduciary out" to enable ILM to pursue, become fully informed as to and to provide non-public information to and negotiate with bona fide unsolicited third party alternative transactions and to enter into a deal that was financially superior to the Capital deal after allowing Capital a reasonable opportunity to "top" such deal. In addition, the nature and breadth of the so-called "MAC (or material adverse change) Out" was discussed, primarily the circumstances under which, in the event there was a material adverse change with respect to Capital or its business, ILM would be permitted to terminate the merger transaction.

     Shortly thereafter, "break up" fee negotiations ensued. Capital initially requested a break-up fee in the amount of approximately $10.0 million, plus the payment of out-of-pocket expenses. ILM responded that although it recognized the appropriateness of deal protection, it would not agree to measures that were unreasonable in relation to Capital's perceived risks of losing the deal after signing and that ILM would not agree to a payment structure which, in itself, might deter bona fide competing or alternative transactions. After numerous conversations and negotiations with ILM on this subject, Capital agreed to a break-up fee of $3,835,600, plus reimbursement of up to $1.0 million of Capital's "out-of-pocket" expenses incurred in connection with the merger.

     Capital requested a break-up fee if the merger was not consummated by October 31, 1999 for failure of ILM to obtain requisite shareholder approval or for any material breach by ILM under the merger agreement. ILM rejected the proposal, and after further negotiations ensued, it was agreed that a break-up fee would be payable only if: (i) ILM materially breached its no-solicitation covenants and a third party acquisition was consummated within a certain period of time subsequent to termination of the merger agreement by Capital, (ii) ILM terminated the merger agreement following the execution and delivery of a definitive agreement for a financially superior alternative deal, or
(iii) Capital terminated the merger agreement following: a change or withdrawal by the ILM Board (in a manner adverse to Capital) of its recommendation to shareholders of the Capital deal, the affirmative recommendation of a financially superior alternative deal by the ILM Board, or the execution and delivery by ILM of a definitive agreement providing for the sale of ILM to third party.

     Capital requested a "holdback" or escrow of a portion of the cash component of the merger consideration as security for any obligations payable to Capital in connection with material breaches by ILM under the merger agreement and similarly requested that ILM maintain at closing certain cash reserves for purposes of funding Capital's assumption of the estimated $5.2 million of corporate level "built-in" gains tax, ILM's other liabilities and ILM's scheduled dividend payments. After further negotiations on these points, Capital withdrew these requests.

     Thereafter, covenants restricting ILM's and Capital's conduct during the period between the signing of the merger agreement and the closing of the merger were also negotiated. Because a portion of the merger consideration then to be offered included securities (and, therefore, an investment was being made by ILM's shareholders in Capital), ILM and Capital negotiated restrictions on Capital's ability to operate its business prior to consummation of the merger. Capital agreed that subject to certain monetary thresholds, it would continue to operate its business in a manner consistent with past practices and not issue capital stock, consummate acquisitions, sell assets, incur debt, or consummate other transactions potentially dilutive to the earnings per share of Capital's common stock.

     During December and January, "collars," "caps," floating exchange periods and other variable pricing mechanisms were further explored by ILM and its financial and legal advisors in the context of the risks associated with fluctuations in the market price of Capital's common stock. Discussions between the ILM Board and ILM's financial and business advisors ensued regarding the fixed exchange (or conversion) ratio (the ratio at which the number of shares of Capital common stock would be issued upon conversion of Capital's then to be offered trust preferred securities) and whether a floating valuation period or pricing formula should be included in the merger agreement as proposed by Capital.

     ILM's financial advisors advised ILM that an exchange ratio fixed at the time the merger agreement is signed would be more likely to lock-in accretion/dilution for all ILM shareholders and, although there could be no assurance of appreciation, would enable ILM shareholders to participate in any prospective appreciation of Capital's stock price after execution of the merger agreement. During this time frame, ILM also negotiated a guarantee agreement in favor of ILM shareholders pursuant to which Capital would guarantee payment of the trust preferred securities so that in the case of a default relating to such securities, ILM shareholders would have recourse against both Capital and the Capital subsidiary intended to be the offeror of the trust preferred securities.

     ILM then decided to undertake a supplemental due diligence review of Capital because of the trust preferred securities component of the merger consideration contained in the draft merger agreement.

     At a January 19, 1999 ILM Board meeting at which J. William Sharman, Carl
J. Schramm and Jeffry R. Dwyer all were present, the ILM Board reviewed in detail with Greenberg Traurig and Schroders the terms of the transactions as then proposed (in which each outstanding share of ILM common stock would be exchanged for approximately $12.75 worth of merger consideration). The ILM Board noted that the proposed merger consideration of $12.75 represented a premium of approximately 30% per share over the best available per share sale price of the ILM common stock.

     On January 20, 1999, ILM informed Brookdale that based upon its review of Brookdale's latest expression of interest dated December 18, 1998, ILM did not believe that a $170.2 million all-cash asset sale transaction (which included as part of such proposed purchase price, the assumption by Brookdale of up to $5.2 million of ILM's built-in gains tax) represented the best potential transaction for ILM's shareholders at that time.

     In early February 1999, negotiations transpired regarding the reconfiguration of the merger consideration in view of a recent decline in the price of Capital's common stock. Numerous discussions ensued between ILM's and Capital's financial advisors regarding a change in the proposed percentage of merger consideration payable in cash and the proposed percentage of merger consideration payable with convertible trust preferred securities. Also discussed was Capital's proposed increase in the conversion premium from 22.5% to 25% in relation to the $12.75 closing sale price of Capital's common stock as reported on the NYSE on February 5, 1999. ILM's financial advisors indicated that the proposed change from a 60% cash/40% convertible trust preferred securities deal to a 65% cash/35% convertible trust preferred securities deal, and a conversion premium of 25%, would be a good deal for ILM shareholders' because they would receive the same aggregate consideration as previously negotiated (in terms of per share dollar value), except that more cash would be available for shareholders if they so elected and virtually the same pro forma (i.e., "as-converted") diluted common equity ownership of Capital would be available for shareholder elections as was the case with the previously proposed 40% stock deal and a hypothetical $14.00 Capital stock price at signing.

     At its February 6, 1999 meeting, the ILM Board extensively reviewed with Greenberg Traurig the material terms of the revised draft merger agreement, including the "break-up fee" and termination provisions, the covenants applicable to ILM between signing and closing, the so-called "no-shop" and "fiduciary out" provisions, the representations and warranties of the parties, the conditions to closing, the director and officer indemnification provisions, and the procedural mechanics of the merger. Discussions then followed with respect to the taxable nature of the transaction, the proposed exchange ratio and the conversion premium for the trust preferred securities, the fact that the closing sale price of Capital's common stock as reported on the NYSE on the immediately preceding trading day was $12.75 (i.e., the amount of the per share merger consideration), the regulatory aspects of the proposed merger (including the process for obtaining shareholder approval under Virginia corporate law, ILM's constituent instruments and federal securities laws), the Board's fiduciary duties to shareholders, the fact that no other definitive offers from any bona fide merger or business combination partners were available at the time, the complexity of the transaction and the likelihood of obtaining the requisite 66-2/3% shareholder, the scheduled December 31, 1999 finite-life liquidation date for ILM, and the termination provisions.

     The Board also considered a number of potentially negative factors in the course of its deliberations, including: (i) the fact that the merger consideration was fully taxable to ILM's shareholders, (ii) the fact that the trading price of the preferred securities would not be fixed and could decline in value, (iii) the fact that the rate at which the preferred securities would be converted into shares of Capital common stock would be fixed, and (iv) the fact that the holders of the preferred securities would be "structurally subordinated" to Capital's creditors.

     Representatives of Schroders then presented their fairness analyses of the proposed merger consideration to be received by ILM's shareholders.

     Upon conclusion of the foregoing analyses, Schroders delivered its oral opinion (which opinion subsequently was confirmed by delivery to the ILM Board of a written opinion dated February 7, 1999) to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the merger consideration was fair to holders of ILM common stock, from a financial point of view.

     Next, the terms of the Brookdale proposal were presented to and discussed by the ILM Board. Following discussion, the Board determined that the Brookdale proposal was not a bona fide offer or proposal to acquire ILM because it lacked sufficient specificity with respect to price, structure, timing, tax and other factors to allow ILM properly to evaluate it in a timely manner and that it would not be prudent to jeopardize the Capital transaction by pursuing Brookdale's open-ended and indefinite proposal which did not constitute a definitive competing and financially superior offer.

     The Board noted that the proposed terms of the merger agreement with Capital preserved ILM's ability to accept a materially higher offer and terminate the transactions with Capital upon payment of a $3,835,600 termination fee, plus reimbursement of up to $1.0 million of out-of-pocket expenses incurred by Capital in connection with the transaction. The ILM Board, based upon advice of Schroders, determined that because this termination fee was fair and not commercially excessive, the fee would not be a material deterrent for other bona fide prospective purchasers seeking to make a bona fide competing offer and that the pending Capital deal was preferable to an indefinite third party proposal, which was subject to due diligence.

     Based on the foregoing, including the benefits of the terms of the proposed merger with Capital in relation to the perceived risks outlined above and the opinion of Schroders that the merger consideration was fair to the holders of ILM common stock, from a financial point of view, the ILM Board unanimously approved the merger and authorized the execution and delivery of the merger agreement. The merger agreement was signed on February 7, 1999 and on February 8, 1999, ILM issued a press release reporting such event. The executed merger agreement provided for a total merger consideration of $95,890,000 of which 65% was payable in the form of cash and 35% was payable in the form of trust preferred securities of a wholly owned business trust of Capital, which preferred securities were convertible into shares of Capital common stock at a fixed exchange rate.

     On March 9, 1999, Brookdale revised its December 18, 1999 expression of interest by setting forth its desire to explore a transaction to acquire the assets of ILM and ILM II for an aggregate purchase price of $185.0 million, of which $103,122,000 would be allocated to ILM and $81,878,000 would be allocated to ILM II. $135.0 million of the purchase price was proposed to be in the form of cash and the remaining $50.0 million of consideration was proposed to be in the form of 8% convertible preferred equity securities of a grantor trust to be formed by Brookdale or 7% convertible subordinated debt securities of Brookdale. The proposal indicated the convertible securities would be convertible into shares of Brookdale common stock and provided that ILM and ILM II shareholders would have the right to elect to receive any combination of cash and convertible securities, subject to proration in the case of over subscriptions for convertible securities. Brookdale's representatives verbally indicated that the foregoing proposal was intended to be the functional equivalent of the Capital merger structure at higher aggregate consideration and that full legal and financial due diligence was required to confirm Brookdale's willingness to proceed.

     To facilitate Brookdale's proposal, on March 22, 1999 Brookdale, ILM and ILM II entered into separate confidentiality and standstill agreements whereby ILM and ILM II agreed to make available to Brookdale certain non-public business and financial information, subject to Brookdale's agreement to use such confidential information solely for purposes of formulating a definitive offer and evaluating a possible transaction with ILM and ILM II consistent with what was outlined in Brookdale's March 9, 1999 letter. Brookdale agreed that so long as such negotiations with ILM and ILM II were pending and for two years thereafter, Brookdale would not directly or indirectly acquire any shares of ILM or ILM II capital stock, seek to influence or call for any ILM or ILM II shareholder votes or consents, or propose to enter into a merger, tender or exchange offer or similar transaction with ILM or ILM II. In early April 1999, Brookdale commenced its due diligence review of ILM.

     On April 22, 1999, the ILM Board (consisting of J. William Sharman, Carl J. Schramm and Jeffry R. Dwyer) met with Greenberg Traurig and Cohen & Steers (Cohen & Steers Capital Management, Inc., together with its affiliate Cohen & Steers Capital Advisors LLC, recently had been retained by the ILM Board as ILM's financial advisors when the individual Schroders investment bankers who worked for Schroders on the ILM account resigned from Schroders and formed Cohen & Steers) to discuss the status of the Brookdale proposal. The Board was informed by its legal advisors that attorneys from Brookdale were presently conducting a due diligence review of ILM.

     Approximately at this time legal and financial due diligence lists were exchanged, together with requests for mutual access to information. ILM requested access to certain Brookdale material and non-public information because of the securities portion of the proposed asset purchase consideration. ILM also requested details as to Brookdale's financing sources and creditworthiness. No due diligence materials were ever provided to ILM pursuant to its request lists.

     On April 28, 1999, Brookdale revised its March 9, 1999 letter to propose an all-cash transaction for total consideration of $185.0 million, to be allocated $102,213,000 to ILM and $82,787,000 to ILM II. The April 28 correspondence stated that prior to closing, Brookdale intended to assign all transaction documentation to an unaffiliated third party leasing company that would lease the purchased ILM assets to Brookdale. Brookdale offered that, in its view, the U.S. federal income tax consequences to ILM's shareholders under its proposed asset purchase transaction structure and the payment by ILM to its shareholders of subsequent liquidating dividend distributions was substantially similar to the U.S. federal income tax consequences of the pending merger transaction with Capital. The foregoing revised proposal was subject to satisfactory completion of due diligence, which Brookdale anticipated it could complete within 30 days after it was afforded access to certain material and non-public information, personnel and ILM's property sites.

     On June 17, 1999, Greenberg Traurig received from Brookdale's counsel a draft asset purchase agreement. The correspondence accompanying such draft suggested that ILM's representations and warranties were intended to be substantially similar to those included in the February 7, 1999 merger agreement with Capital and that the draft asset purchase agreement reflected the terms of Brookdale's April 28, 1999 letter. Brookdale's counsel also referenced Brookdale's assertion of its ability to finance the proposed transaction, subject to satisfactory completion of due diligence.

     At a July 8, 1999 meeting of the ILM Board at which J. William Sharman, Carl J. Schramm and Jeffry R. Dwyer all were present, discussions ensued regarding the draft asset purchase agreement received from Brookdale in connection with their April 28, 1999 proposal. The Board was informed by Greenberg Traurig and Cohen & Steers that, after careful review, the proposed agreements were significantly biased in favor of Brookdale.

     On July 9, 1999, at the direction of ILM's Board, Greenberg Traurig responded to Brookdale's draft asset purchase agreement and informed Brookdale that after careful review of the agreement and deliberation by the full ILM Board, and based further upon the advice of ILM's financial advisors, it was the Board's position that the terms and conditions of the draft asset purchase agreement, relating to the transaction structure, unassumed liabilities, conditions to closing, affirmative and negative covenants, termination and liquidated damages, and expense allocations, among other provisions, was commercially impracticable and did not represent a transaction in the best interests of ILM's shareholders.

     The ILM Board informed Brookdale that a transaction in the best interests of ILM's shareholders would more appropriately be structured as, or would be the functional equivalent of, a statutory merger with all liabilities of ILM being assumed at closing by the acquiring entity and with no survival of remedies, purchase price "holdbacks," escrows or adjustments and no indemnification provisions. The Board reiterated to Brookdale that any definitive agreement entered into with a bona fide purchaser would, among other things, have to be fully financed and financially superior to the pending merger transaction with Capital and have a very high likelihood of consummation, and would need to include remedies in favor of ILM if Brookdale failed to consummate the transaction under certain circumstances. The ILM Board also advised Brookdale that appropriately revised bona fide agreements consistent with the foregoing standard would be considered by the Board in due course. Accordingly, the ILM Board indicated to Brookdale that it would be inappropriate and unproductive at that time to negotiate or provide detailed comments with respect to Brookdale's previously distributed draft asset purchase agreement.

     On July 20, 1999 Brookdale, in response to ILM's July 9, 1999 correspondence, sent a letter to ILM expressing its disappointment over ILM's decision not to negotiate the terms of Brookdale's draft asset purchase agreement and ILM's preference for a statutory merger or functionally equivalent transaction. Brookdale stated that it remained interested in pursuing an asset purchase transaction with ILM and that if ILM did not proceed to negotiate such a transaction and respond with comments to Brookdale's draft asset purchase agreement, Brookdale would pursue available legal remedies. The ILM Board was advised that such correspondence did not merit any response.

     During this time, ILM, Greenberg Traurig and Cohen & Steers discussed declining trends in the assisted living industry, prevailing conditions and prospects for the U.S. capital and financial markets, the pending SEC review and comment process with respect to the confidential preliminary proxy submissions of the parties in late April 1999, and the material decline in the closing sale prices of Capital's common stock in relation to such prices in February 1999 when the original merger transaction was entered into. These discussions focused primarily on ILM's concern that there was now a potentially decreased likelihood of consummating the original merger transaction because of the significant non-cash portion of the consideration in that deal. ILM and its advisors expressed concern that as of the mid-summer of 1999, the original February 7, 1999 merger consideration (particularly the form thereof) may no longer be fair to ILM's shareholders and, therefore, the ILM Board might not be in a position to recommend the transaction to such shareholders if conditions in the senior living industry and, therefore, Capital's stock price, did not improve.

     ILM acknowledged that because of the lack of "collars," "caps" and adjustable exchange ratios in the original merger documentation, there was no mechanism for those ILM shareholders who would receive Capital's trust preferred securities to actually obtain the full value of the $12.75 of merger consideration agreed to by the parties on February 7, 1999. Accordingly, ILM's financial advisors were instructed to consider different combinations or reconfigurations of the cash and stock portions of the merger consideration.

     Following discussions with Capital about ILM's concerns and in connection with pending class action settlement proceedings in the Feldman lawsuit, Capital agreed, among other things, in a draft stipulation of settlement negotiated and prepared by plaintiff's class litigation counsel, to amend the existing February 7, 1999 merger agreements to provide for increased and adjusted merger consideration. On July 28, 1999 Capital's advisors delivered to ILM and ILM II a draft letter agreement which proposed to amend the pending ILM and ILM II merger agreements to increase the aggregate merger consideration in those transactions to $172.0 million (from $170.0 million) and to allow the ILM and ILM II shareholders to elect to receive 100% cash consideration or a combination of cash and trust preferred securities, provided that no more than 35% of the total merger consideration would be payable in the form of trust preferred securities. ILM and its advisors questioned whether the merger simply should be amended to provide for 100% cash consideration and no stock election. Capital and its advisors stated that they would need some time to complete their analyses on the impact and post-merger pro forma effect of an all-cash transaction.

     On August 2, 1999, Brookdale submitted a revised expression of interest and at this time proposed to acquire, by means of tender offer, all of the outstanding shares of ILM and ILM II common stock for aggregate cash consideration of $185.0 million, to be allocated $102,213,000 to ILM and $82,787,000 to ILM II. In its letter, Brookdale noted that a tender offer structure would eliminate the need for statutory shareholder approval under Virginia law and potentially be a more expeditious transaction than the pending Capital merger because SEC review, if any, of the tender offer documents would not occur until after commencement of the offer. Brookdale stated that it expected to utilize available cash and obtain first mortgage financing on ILM's properties to fund the offer consideration, and that its latest proposal was subject to satisfactory completion of additional legal and financial due diligence necessitated by a stock acquisition structure and the negotiation, execution and delivery of definitive agreements. Brookdale proposed a meeting between representatives of the companies and their legal and financial advisors to begin the negotiation process.

     Brookdale and ILM exchanged various correspondence regarding potential face-to-face meeting dates. In the meantime, ILM instructed Greenberg Traurig and Cohen & Steers to contact Brookdale's advisors and seek both clarification and unequivocal assurances that the proposed $185.0 million of tender offer consideration was a net amount payable directly to ILM's shareholders and ILM II's shareholders in cash. Brookdale's legal and financial advisors verbally acknowledged that Brookdale intended the $185.0 million consideration to be a net amount and would not be reduced by any assumed liabilities, taxes or ILM's merger termination fee and expense reimbursement obligations to Capital.

     At a Board meeting held on August 9, 1999 at which J. William Sharman,
Carl J. Schramm, and Jeffry R. Dwyer all were present, Greenberg Traurig and Cohen & Steers presented to the ILM Board an analysis and comparison of the Brookdale proposal, the pending February 1999 merger transaction with Capital, and the proposed amendments thereto, and the ILM Board instructed Greenberg Traurig to prepare proposed tender offer guidelines and transaction terms and to deliver them to Brookdale in anticipation of the upcoming meeting with Brookdale.

     On August 12, 1999, pursuant to instructions of ILM's Board, Greenberg Traurig delivered to Brookdale's counsel a list of tender offer guidelines for Brookdale to comply with if a definitive transaction were to be pursued and entered into with Brookdale. Specifically, ILM stated, among other things, that
(i) Brookdale needed to guarantee the performance of its lessor-assignee under all transaction documents and instruments; (ii) ILM would not provide any indemnification agreements; (iii) all of ILM's representations, warranties and covenants would need to terminate after the tender offer was completed and Brookdale acquired functional control of ILM; (iv) the tender offer would need to include a 66 2/3% minimum tender condition, subject to certain extension requirements to enable a "short-form" second step merger; (v) there could be no due diligence "outs" and the tender offer conditions would need to be as minimal as possible; (vi) the non-solicitation provisions of the transaction documentation would need to include broad-based "fiduciary outs" and "break-up" fees not greater in amount or scope than those contained in the existing ILM-Capital merger documents; (vii) adequate agreements and assurances would need to be provided by Brookdale as to the payment and assumption by Brookdale of ILM's existing termination fee and expense reimbursement obligations to Capital under the February 7, 1999 merger agreement; (viii) the tender offer would be commenced within five business days after entering into definitive merger agreements and that the preparation and negotiation of such agreements and all tender offer documentation would need to proceed as expeditiously as possible; and (ix) prior to commencement of the tender offer Brookdale would need to obtain and pay for a signed financing commitment letter from a money center financial institution or nationally recognized investment banking firm sufficient in amount to pay the $185.0 million of tender offer consideration, net in cash, to ILM's and ILM II's shareholders.

     Greenberg Traurig and Cohen & Steers again requested and received verbal assurances from Brookdale's representatives that the $185.0 million of cash consideration was a net amount payable to shareholders of ILM and ILM II, less applicable withholding taxes.

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
     On August 30, 1999, one day prior to Brookdale's scheduled meeting with ILM and its advisors at the New York offices of Greenberg Traurig, Brookdale informed ILM by letter that additional due diligence materials were required, namely with respect to liabilities, due to the revised structure of Brookdale's most recent proposal and informed ILM of its unwillingness to assume at closing or to otherwise pay any termination fees, litigation settlement costs or other transaction expenses that may be or become payable to Capital in connection with the merger and the pending Feldman litigation. Irrespective of the fact that this latest communication from Brookdale differed from previous verbal statements of Brookdale's intention as to the nature and net amount of the proposed tender offer consideration, the ILM Board decided to proceed with the scheduled face-to-face meeting with Brookdale and its advisors on August 31, 1999.

     On August 31, 1999, the ILM Board, comprised of J. William Sharman, Carl Schramm and Jeffry R. Dwyer, together with Greenberg Traurig and Cohen & Steers, met with Brookdale and its advisors to discuss and negotiate Brookdale's
August 2, 1999 tender offer proposal. At the outset of the meeting, Brookdale informed ILM that its $185.0 million proposal did not include the assumption of termination fees, legal settlement costs or other transaction expenses and liabilities incurred or to be incurred by ILM. After further discussions with Brookdale and conversations with its advisors ILM concluded that the Brookdale offer was not functionally equivalent to a "net" offer, in cash, to ILM's shareholders.

     ILM then informed Brookdale that only bona fide, good faith offers on terms financially superior to the pending Capital merger and with a high likelihood of closing would be negotiated and that, in view of the recent course of dealing with Brookdale and its advisors, including the inconsistent and indefinite communications among Brookdale's advisors and ILM's advisors, ILM was confused and uncertain about Brookdale's proposals and intentions to acquire ILM. At Brookdale's request, ILM agreed to provide Brookdale with the additional due diligence materials that Brookdale stated it needed to prepare a definitive offer. Brookdale acknowledged that it had received materials from ILM approximately three weeks earlier but had not yet had an opportunity to review them. ILM then cautioned Brookdale and their advisors about their existing confidentiality and "standstill" obligations, the Board's intention to pursue only genuine superior offers with a high likelihood of consummation, and the meeting was adjourned.

     On September 2, 1999, ILM confirmed to Brookdale in writing its disappointment regarding the August 31, 1999 meeting and that, contrary to previous verbal assurances from Brookdale's advisors relating to the proposed $185.0 million of net cash consideration, and after having received several proposals from Brookdale involving various transaction structures, the most recent tender offer proposal outlined in Brookdale's August 2, 1999 letter did not appear to be the functional equivalent of a net cash offer payable to the shareholders of ILM and ILM II. ILM reiterated its commitment to fully investigate and negotiate only bona fide, superior offers to maximize shareholder value and asked Brookdale to submit its final and definitive "best" offer to acquire the outstanding shares of ILM's common stock.

     In early September 1999, Brookdale received additional materials from ILM to complete its due diligence review of ILM. On September 10, 1999, Brookdale, by letter to ILM, indicated that its August 2, 1999 tender offer proposal remained outstanding but that it would not pay or assume any contractual or other liabilities of ILM, other than the assumption of up to $5.2 million of ILM's built-in gains tax liabilities. Brookdale reiterated that its offer was subject to continuing satisfactory completion of continuing legal and financial due diligence in its sole discretion, and the negotiation and execution of definitive agreements.

     After discussions with Greenberg Traurig and Cohen & Steers, the ILM Board concluded that because Brookdale's transaction was structurally uncertain and did not represent a definitive offer, and given Brookdale's unwillingness to propose a commercially practicable transaction structure, further dealings and communications with Brookdale would be unproductive and unlikely to produce a superior transaction in the best interests of ILM's shareholders.

     Brookdale has not contacted ILM since September 10, 1999 and no further communications between ILM and Brookdale have ensued through the date of this proxy statement.

     Commencing in late September and continuing through mid-October 1999, ILM's and Capital's legal representatives discussed and negotiated various amendments to the February 7, 1999 merger agreement. ILM informed Capital that it would not negotiate or agree to any limitations on the scope of ILM's "fiduciary out" because ILM needed maximum flexibility to pursue and negotiate unsolicited superior alternative transactions. Also, because the form of the merger consideration payable in the merger changed from a combination of cash and trust preferred securities to 100% cash, the parties agreed to delete various representations, warranties and covenants of Capital relating to the ownership of its properties and the conduct of its business.

     Negotiations ensued with respect to Capital's financing of the merger and the anticipated timing of Capital's receipt from Lehman Brothers of a currently dated "highly confident" letter as to Lehman's willingness, intention and ability to arrange the necessary cash financing for the merger, and the anticipated timing of definitive financing commitments from Capital's investment or commercial bankers. Capital declined to seek to obtain a financing commitment letter at that time. ILM requested that full financing commitments should be obtained upon entering into the revised merger agreement. After discussions regarding the prompt need for and costs of such commitments, the parties agreed that Capital would obtain one or more financing commitments from nationally recognized lenders at least five days prior to the date on which ILM first mailed its definitive proxy materials to shareholders.

     Capital then suggested certain proposed modifications to the tenor and scope of the existing "break-up" fee provisions in the February 7, 1999 merger agreement. Capital stated that it required payment of a termination fee if ILM's shareholders failed to approve the merger agreement. After several variations of the foregoing concept were discussed, the parties agreed that such a provision was not appropriate and that receipt of shareholder approval would remain a mutual risk of the parties.

     Thereafter, negotiations ensued regarding items such as allocating between the parties the payment of proxy preparation, filing and dissemination costs incurred and to be incurred in connection with the merger, Capital's payment of ILM's director's and officer's liability insurance, and other contractual matters. ILM then negotiated and the parties agreed to provisions entitling ILM to the payment by Capital of termination fees under certain circumstances.

     Based on the foregoing agreement-in-principle to modifications of the February 7, 1999 merger agreement, ILM's counsel prepared an amended and restated merger agreement which was delivered to Capital and its advisors during the first week of October 1999.

     On October 6, 1999, the full ILM Board, consisting of Jeffry R. Dwyer,
J. William Sharman, and Carl Schramm, met with ILM's legal and financial advisors to review the terms of the new merger agreements. Cohen & Steers provided the Board with an assessment of the proposed Capital merger and a presentation as to prevailing trends in the senior living industry and Capital's market performance, financial condition and creditworthiness. Cohen & Steers next presented to the ILM Board its fairness analyses and at the conclusion thereof delivered its oral opinion to the ILM Board that, based on the qualifications and assumptions expressed to the ILM Board, as of October 6, 1999, the payment of $12.90 per share in cash to ILM's shareholders in the merger was fair to such holders, from a financial point of view.

     Thereafter, Greenberg Traurig presented the ILM Board with a detailed description of the terms of the merger outlining the various material differences between the current draft amended and restated merger agreement and the February 7, 1999 merger agreement. After further deliberations and a general discussion of the ILM Board's responsibilities, the Board unanimously adopted the amended and restated merger agreement and the transactions contemplated thereby, with such non-material modifications thereto as might be suggested by the parties' advisors in the course of finalizing the transaction documents, and authorized the prompt execution and delivery of the merger agreement and the refiling with the SEC of all appropriate proxy solicitation materials.

     On October 15, 1999, a final order approving the stipulation of settlement in the Feldman class action litigation was entered in the United States District Court, Southern District of New York.

     On October 19, 1999, Cohen & Steers confirmed in writing its oral opinion delivered to the ILM Board on October 6, 1999. Based upon Cohen & Steers' opinion that as of October 19, 1999 the $12.90 per share in cash to be received by ILM's shareholders in the merger was fair to such holders, from a financial point of view, and other factors described below under "Recommendation of the ILM Board," ILM and Capital executed the merger agreement.

     On October 21, 1999, ILM issued a press release announcing the execution of the amended and restated merger agreement and filed with the SEC its Current Report on Form 8-K disclosing such event.

RECOMMENDATION OF THE ILM BOARD

     Your Board of Directors has determined that the merger is fair to you and in your best interests and that the merger is advisable. Your Board of Directors had unanimously adopted the merger agreement and recommends that you vote "FOR" approval of the merger agreement. In voting to adopt the merger agreement, none of ILM's directors abstained from voting or voted against adoption.

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
     In resolving to adopt and recommend to ILM's shareholders approval the merger agreement, the ILM Board considered a number of factors, including the following which highlights all of the material factors considered:

         o the strategic financial alternatives available to ILM to maximize shareholder value, such as listing ILM's common stock on a national securities exchange or The Nasdaq Stock Market, the reorganization of Lease I (the lessor of the senior living communities owned by ILM Holdings) into assisted living community operating companies, as well as the lease of ILM's senior living communities to Capital, all of which were rejected by ILM's Board because they would ensure that ILM's common stock would be actively traded;

         o the trend of continued consolidation in the senior living industry;

         o ILM's financial condition, cash flows and results of operations;

         o the continuity of management of ILM's senior living communities without material disruption of service;

         o the likelihood of the merger with Capital occurring because of Capital's familiarity with ILM and the lack of due diligence "outs" in the merger agreement;

         o ILM's scheduled December 31, 1999 finite-life expiration date;

         o ILM's strengths and weaknesses as an independent company;

         o the material decline in the market price of Capital's common stock since February 7, 1999 and the fact that the original merger agreement and transactions proposed by Capital provided for fixed conversion ratio trust preferred securities without adjustment provisions, "collars" or "caps";

         o the fact that after the merger, ILM's current shareholders no longer will receive any dividends relating to the earnings and growth of ILM;

         o the simplicity of a single-step all-cash merger compared with a portfolio liquidation, asset sale or tender offer transaction;

         o the belief that the going-concern value of ILM obtainable in a merger transaction was greater than the liquidation or "break-up" value of the ILM property portfolio;

         o the protracted and extensive negotiation process with Capital and its legal and financial advisors;

         o general economic and market trends in the senior living industry and the U.S. capital and financial markets;

         o the belief that Brookdale was not likely to structure, negotiate and consummate a superior alternative transaction with ILM that was in the best interests of ILM's shareholders;

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
         o Cohen & Steers' opinion that the $12.90 per share in cash to be received in the merger by ILM's shareholders was fair, from a financial point of view;

         o the fact that Capital had obtained an updated "highly confident" letter from Lehman Brothers with respect to arranging the necessary cash financing of the merger;

         o the lack of any firm competing or alternative offers from bona fide purchasers, irrespective of the fact that ILM had, since February 1999, publicly disclosed its intention to consummate a sale or change-in-control transaction;

         o the risks described in this proxy statement under "Risk Factors" and the matters described in this proxy statement under "Interests of Certain Persons in the Merger";

         o the fact that the merger is structured as a fully taxable transaction to ILM's shareholders;

         o the fact that the merger structure would allow Capital to realize certain tax advantages which the ILM board believed had resulted in obtaining a higher price per share for ILM's shareholders;

         o the terms of and conditions to the merger agreement, including the closing conditions, the termination fees and reimbursement of expenses payable to Capital under certain circumstances, the absence of indemmification provisions or survival of most representations and warranties, and the restrictions imposed on the conduct of ILM's business and operations in the period prior to closing;

         o the agreement of ILM not to actively solicit alternative transactions with third parties and the broad "fiduciary out" exceptions which enable ILM to terminate the merger agreement and pursue unsolicited superior alternative transactions; subject to the payment to Capital of termination fees and expenses under certain circumstances;

         o the potential conflicts of interest of ILM's officers and directors with respect to the merger in relation to the interests of ILM's shareholders;

         o the fact that none of ILM's officers or directors own any ILM common stock or Capital common stock, that they do not participate in any ILM executive compensation or stock option plans, and that they are not parties to any employment or similar agreements providing for renumeration or other pecuniary benefits upon a change-in-control of ILM;

         o the risks of the merger not being consummated;

         o the fact that the property management agreement provides Capital with a limited right of first and last offer on sales of the ILM properties, and that such right of first and last offer did not apply to mergers or tender offers;

         o the fact that Capital agreed to obtain a financing commitment from a nationally recognized investment banking firm or commercial bank just prior to the time this proxy statement was mailed to ILM's shareholders;

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
         o the amount and scope of the termination fee payable under the merger agreement to Capital under certain circumstances;

         o the fact that the merger must be approved by the holders of at least 66 2/3% of the outstanding ILM common stock;

         o the lack of burdensome regulatory consents and approvals in connection with the merger;

         o the fact that after the merger Capital will assume and become legally responsible for all of ILM's liabilities; and

         o the fact that consummation of the ILM II merger is not a condition to consummation of the merger or vice versa.

     In view of the variety of factors considered in connection with its evaluation and deliberations with respect to the merger, the ILM Board did not find it practical to and, therefore, did not attempt to rank or assign relative weight to the above factors. In addition, individual members of the ILM Board may have assigned different weights to different factors.

PURPOSES, ALTERNATIVES, TIMING AND REASONS FOR THE MERGER

     In the merger, all shares of ILM common stock will be canceled and ILM's separate corporate existence will be terminated upon payment of $12.90. The purpose of the transaction is to sell to Capital 100% of the ownership interests in and, therefore, 100% control of, ILM. The transaction has been structured as an all-cash merger because of the simplicity of this structure, the absence of market risk otherwise associated with the receipt of Capital's securities, and the flexibility afforded ILM shareholders in an all-cash merger with respect to future investment decisions.

     Structurally, the acquisition of ILM by Capital was designed as a merger rather than an asset sale or tender offer to ensure Capital's assumption, by operation of law, of all of ILM's liabilities, to eliminate unnecessary indemnification provisions, to facilitate an orderly shareholder decisional process pursuant to applicable federal and state law and subject to input by the ILM Board, and to enable the transaction to be completed in single unitary step, rather than a front-end tender offer with a second-step squeeze out merger. The Board believes that a unitary merger transaction minimized the risk that the contemplated transaction would not be consummated, reduced overall transaction costs and increased Capital's willingness and ability to pay a higher amount of merger consideration to ILM's shareholders.

     Additionally, although the transaction has been structured as a merger under Virginia corporate law for U.S. federal tax purposes it will be treated as a fully taxable sale of assets by ILM and acquisition by Capital followed by a dissolution of ILM. This structure allows Capital to receive a higher deemed original cost of ILM's assets and a correspondingly greater recognition by Capital of the depreciation expense of those assets.

     Although ILM and Capital considered structural alternatives such as an acquisition by means of tender offer, ILM and Capital rejected these alternatives on the grounds that

Capital would not derive certain tax benefits which would have resulted in a reduction of the merger consideration Capital was willing to pay ILM's shareholders.

     The merger is being entered into by ILM at this time because (i) ILM is a finite-life corporation and, as such, its corporate existence is not intended to continue indefinitely; (ii) the uncertainty of future appreciation of ILM's portfolio; (iii) the opportunity for ILM to obtain for its shareholders a sale consideration based on a going-concern valuation of the company rather than the perceived liquidation (or break-up) value of the portfolio; (iv) of the lack of any bona fide alternative transactions on terms financially superior to the merger despite the fact that ILM publicly announced in February 1999 that it was available for sale and pursued negotiations with Brookdale--the only third party that has expressed interest in acquiring ILM since that date; (v) after almost three years of studying strategic financial alternatives to maximize shareholder value and, in particular, the preceding 12 months of extensive negotiations with Capital and its advisors, the ILM Board believes it has obtained the best price and the best transaction structure available for ILM's shareholders; and
(vi) the ILM Board's belief that the current merger has a high likelihood of completion.

DETERMINATION OF MERGER CONSIDERATION

     The consideration of $12.90 per share, in cash, to be paid in the merger to ILM's shareholders was the result of extensive negotiation between representatives of the parties (see "Special Factors--Background of the Merger"). No interest will be paid on that amount.

     The aggregate consideration offered by Capital for ILM and ILM II is $172.0 million, which amount was allocated to ILM and ILM II based upon their relative net operating incomes. Applying this method, of the $172.0 million, $97,018,000 was allocated to ILM and $74,982,000 was allocated to ILM II.

     The merger consideration in the ILM Merger was calculated by dividing the total merger consideration of $97,018,000 allocated to ILM, by the 7,520,100 shares of ILM common stock outstanding. This resulted in an approximate dollar amount of $12.90 per share. The merger consideration of $97,018,000 exceeds the book value of ILM's assets by approximately $59.0 million as of August 31, 1999.

     Because the ILM Board believes that the fair market value of its portfolio on a property-by-property basis is less than the value of ILM as a going-concern, ILM did not believe it was necessary in connection with the merger to obtain an asset appraisal of its senior living communities.

OPINION OF COHEN & STEERS

     On October 6, 1999, Cohen & Steers Capital Advisors, LLC delivered to the ILM Board its oral opinion, subsequently confirmed in writing on October 19, 1999, to the effect that, as of the dates of such opinions, the $12.90 per share in cash to be received by ILM's shareholders in the merger, was fair to such holders, from a financial point of view. On the date of this proxy statement, Cohen & Steers reaffirmed this opinion. If a material amendment is made to the merger agreement, ILM will seek a new fairness opinion from Cohen & Steers.

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
     A copy of Cohen & Steers' written opinion, which sets forth the assumptions made, valuation techniques, matters considered and limitations on the scope of review undertaken by Cohen & Steers, is attached as Appendix B to this document.

     o Cohen & Steers' opinion is directed only to the fairness of the merger consideration, from a financial point of view.

     o Cohen & Steers' opinion was provided at the request and for the information of ILM's Board of directors in evaluating the merger consideration, and does not constitute a recommendation to any shareholder to vote in favor of the merger and should not be relied upon as such.

     o The summary of Cohen & Steers' opinion set forth in this document describes the assumptions made, valuation techniques, matters considered and limitations on the scope of review undertaken by Cohen & Steers, but does not purport to be complete and is qualified in its entirety by reference to the full text of Cohen & Steers' opinion attached as Appendix B hereto.

     o Shareholders of ILM should read Cohen & Steers' opinion carefully and in its entirety for information with respect to the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Cohen & Steers in rendering its opinion.

     o Cohen & Steers consents to the references to its name and opinion in this proxy statement and to the attachment of its opinion to this document as Appendix B hereto.

     To enable Cohen & Steers to compare the facility operations of the portfolio of assets in ILM to other publicly traded assisted living operating companies and perform various financial analyses and valuation techniques described herein, ILM combined the operations of ILM and an affiliated entity, ILM I Lease Corporation ("Lease I") and it reviewed the historical and projected operating data of ILM on a projected C-corporation basis. ILM is structured as a finite-life Real Estate Investment Trust ("REIT") and to maintain its REIT status, ILM cannot operate the facilities itself. As such, ILM owns the real estate and leases the operations to Lease I, a taxable C-corporation, under a facilities lease agreement which ILM may cancel, upon notice, at any time. ILM receives lease payments from Lease I and does not consolidate the revenues and expenses of the operations in its financial statements. As a basis for the projected financial statements of the ILM C-corporation, ILM combined the actual financial statements for the three months ended May 31, 1999 of ILM I and the draft financial statements for the three months ended May 31, 1999 of Lease I and made the following adjustments:

         o ILM eliminated the rental and other income revenues from ILM and the master lease rent expense from Lease I (i.e., the lease payment paid from Lease I to ILM);

         o ILM decreased the general and administrative expense to be the sum of
           (a) 5% of the total rental and other income of Lease I plus
           (b) $400,000 per year for public company expenses (the resulting general and administrative expense was management's projection for the stabilized portfolio on a going-concern basis); and

         o ILM increased the aggregate state and federal tax rate to 40%.

     By analyzing ILM on a C-corporation basis, Cohen & Steers was then able to compare the portfolio of assets in ILM to other publicly traded assisted living companies and perform the various financial analyses using the accepted methodologies described herein.

     To compare the finite-life portfolio of assets of ILM to other publicly traded healthcare REIT companies and perform some of the financial analyses using the valuation techniques described herein, Cohen & Steers also reviewed at ILM's request certain information reflecting ILM as a going-concern REIT. To enable Cohen & Steers to do so, ILM made the following adjustment to its financial statements for the three months ended May 31, 1999:

         o ILM decreased the general and administrative expense to 7.7% of rental revenues, which management believed was necessary to reflect a stabilized REIT portfolio on a going-concern basis.

     By analyzing ILM as a going-concern REIT, Cohen & Steers was able to compare the portfolio of assets in ILM to other publicly traded healthcare REIT companies and perform various financial analyses using the accepted methodologies described herein.

     In arriving at the Cohen & Steers Opinion, Cohen & Steers:

         o reviewed a draft of the amended and restated merger agreement dated October 4, 1999, and assumed that the draft of the merger agreement which Cohen & Steers reviewed would conform in all material respects to the merger agreement as executed and delivered (such draft did, in fact, conform in all material respects to the definitive merger agreement as executed and delivered by ILM, Capital and Capital Acquisition on October 19, 1999);

         o reviewed certain publicly available financial statements and other information of ILM and Lease I;

         o reviewed historical financial information of ILM on a C-corporation basis prepared by ILM, and certain projected information for ILM on a C-corporation basis prepared by ILM for the calendar years ending December 31, 1999 through December 31, 2002;

         o visited certain communities of ILM and held discussions with ILM regarding its business, operations and prospects;

         o performed various financial analyses, as Cohen & Steers deemed appropriate, using certain valuation techniques, including:

              o the application of the public trading multiples of assisted living companies which Cohen & Steers deemed reasonably comparable to ILM, to the financial results of ILM on a C-corporation basis;

              o the application of the multiples reflected in recently reported assisted living public mergers and acquisitions for businesses which Cohen & Steers deemed reasonably comparable to ILM, to the financial results of ILM on a C-corporation basis;

              o a discounted projected cash flow analysis of ILM on a
                C-corporation basis;

              o an analysis with respect to liquidation of ILM's portfolio assets as a financial alternative to the merger;

              o the application of the public trading multiples of health care
                REITs which Cohen & Steers deemed reasonably comparable to ILM, to the financial results of ILM as a going-concern REIT; and

              o performed such other analyses, studies, inquiries and
                investigations as Cohen & Steers deemed appropriate.

     In its review and analysis and in formulating its opinion, Cohen & Steers:

         o assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it by ILM or obtained by Cohen & Steers from other sources, and upon the assurance of ILM that it was not aware of any information or facts that would make the information provided to Cohen & Steers materially incomplete or misleading;

         o did not attempt to independently verify any of such information;

         o did not undertake an independent appraisal of the assets or liabilities (contingent or otherwise) of ILM or Capital, nor was Cohen & Steers furnished with any such appraisals;

         o with respect to the financial and operating projections of ILM reviewed by Cohen & Steers, Cohen & Steers assumed that they were reasonably prepared on a basis reflecting the best current estimates and good faith judgments of management as to ILM's anticipated future financial condition and operating results; and

         o expressed no opinion with respect to such projected financial statements.

     Cohen & Steers' opinion was necessarily based upon financial, economic, market and other conditions as they existed and that could be evaluated by Cohen & Steers on the date of its opinion. Cohen & Steers disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to its attention after the date of its opinion unless specifically requested by ILM to do so pursuant to an agreement with ILM.

     Cohen & Steers' opinion does not constitute a recommendation as to any action any shareholder of ILM should take in connection with the merger agreement, the merger or any aspect thereof, including whether to vote in favor of the merger or to purchase, sell or hold ILM's common stock or take or refrain from taking any other action, and should not be relied upon as such. Although Cohen & Steers discussed, at ILM's request, strategic financial alternatives, it expressed no opinion or recommendation with respect to the desirability of pursuing any such alternatives.

     In rendering its opinion, Cohen & Steers was not engaged as an agent or fiduciary of ILM's shareholders or of any other third party. Cohen & Steers' opinion related solely to the fairness, from a financial point of view, of the $12.90 per share in cash to be received by the holders of ILM common stock in the merger. Cohen & Steers expressed no opinion as to the structure, terms or effects of any other aspect of the transactions contemplated by, or provisions of, the merger agreement or any of the agreements or instruments delivered pursuant thereto.

     The following is a summary of all of the material financial analyses performed by Cohen & Steers in arriving at its opinion and was provided by Cohen & Steers for inclusion herein.

     Selected Comparable Public Assisted Living Companies Analysis.   Cohen &
Steers compared selected projected financial and operating data of ILM on a C-corporation basis to the corresponding data of a group of publicly traded companies that it deemed to be reasonably comparable to ILM on such basis. In determining the appropriate comparable companies, Cohen & Steers considered a variety of factors, including market capitalization, business focus, revenues, cash flow and resident capacity. These six companies (the "ILM Comparable Companies") consisted of:

         o Alterra Healthcare Corporation;

         o American Retirement Corporation;

         o Brookdale Living Communities, Inc.;

         o Capital Senior Living Corporation;

         o CareMatrix Corporation; and

         o Sunrise Assisted Living, Inc.

     Cohen & Steers calculated multiples of Adjusted Enterprise Value (defined as market value of equity plus the sum of total debt and capitalized rent payments (i.e., eight times rent expense), less cash and cash equivalents) to resident capacity (defined as total owned and leased operating beds), to latest quarter annualized ("LQA") revenues and LQA earnings before interest, taxes, depreciation, amortization and rent expense ("EBITDAR"). Cohen & Steers also calculated multiples of the market value of equity to LQA earnings per share ("EPS"), projected calendar year 1998 EPS, projected calendar year 1999 EPS and projected calendar year 2000 EPS, based on information provided by a variety of sources, including published consensus street analyst earnings estimates and reports and information published by First Call (an on-line data service which compiles estimates developed by research analysts).

     The following table sets forth the implied mean values per share of ILM common stock based upon the foregoing analysis:

                                                                                    DISCOUNT/
                                                                          IMPLIED   (PREMIUM)   IMPLIED   DISCOUNT/
                                                        COMPARABLE         MEAN        TO       MEDIAN    (PREMIUM)
                                                         MULTIPLES        VALUES     MERGER      VALUE    TO  MERGER
ADJUSTED ENTERPRISE                                 -------------------     PER     CONSID-       PER     CONSID-
VALUE MULTIPLES                                       MEAN      MEDIAN     SHARE    ERATION      SHARE    ERATION
-------------------------------------------------   --------   --------   -------   ---------   -------   ---------
Resident Capacity................................   $100,500   $102,900   $14.59     $ (1.69)   $14.94     $ (2.04)
LQA Revenues.....................................        3.4x       3.5x  $ 8.89     $  4.01    $ 9.16     $  3.74
LQA EBITDAR......................................        8.7x      10.0x  $ 8.71     $  4.19    $10.03     $  2.87


MARKET VALUE OF
EQUITY MULTIPLES
-------------------------------------------------
LQA EPS..........................................       11.4x      11.2x  $ 5.14     $  7.76    $ 5.05     $  7.85
Projected 1999 EPS...............................       10.7x      10.1x  $ 6.09     $  6.81    $ 5.75     $  7.15
Projected 2000 EPS...............................        7.9x       7.6x  $ 4.75     $  8.15    $ 4.57     $  8.33

     In arriving at its opinion, Cohen & Steers noted the following: $12.90 per share to be paid in the merger to ILM's shareholders exceeds the implied mean and median values per share based on multiples of LQA Revenues, LQA EBITDAR, LQA EPS, Projected 1999 EPS and Projected 2000 EPS. The implied mean and median value per share based on Resident Capacity exceeds the $12.90 per share. The range of implied mean equity values per ILM share derived from this analysis ranged from a high of $14.59 to a low of $4.75 with a mean of $8.03 and a median of $7.40 compared with the $12.90 per share. The range of Implied Median Equity Values per ILM Share derived from this calculation ranged from a high of $14.94 to a low of $4.57 with a mean of $8.25 and median of $7.46 compared with the $12.90 to be paid in the merger to ILM's shareholders.

     Comparable Transactions Analysis.   Cohen & Steers considered the terms, to
the extent publicly available, of selected cash transactions that it deemed reasonably comparable to the merger (the "Comparable ILM Transactions") and sought to compare the $12.90 per share to be paid by Capital with the consideration involved in such transactions. The seven Comparable ILM Transactions and their pertinent dates were as follows:

         o the Sunrise Assisted Living, Inc. acquisition of senior living assets of Constellation Health Services, Inc. (announced in August 1999);

         o the acquisition of select assisted living assets of Manor Care, Inc. by Alterra Healthcare Corporation (completed in July 1999);

         o the acquisition by Lazard Freres Real Estate LLC of Atria Communities, Inc. (completed in September 1999);

         o the acquisition by Lazard Freres Real Estate LLC of Kapson Senior Quarters Corp. (completed in April 1998);

         o the acquisition by Lazard Freres Real Estate LLC of a controlling stake in ARV Assisted Living, Inc. (completed in December 1997);

         o The Whitehall Group's acquisition of Integrated Living Communities, Inc. (completed in July 1997); and

         o Host Marriott Corporation's acquisition of certain Forum Group retirement assets from Marriott International, Inc. (completed in June 1997).

     In considering the preceding transactions, and taking into account the start-up nature of the industry, Cohen & Steers determined that with the exception of per bed values there is a significant lack of meaningful multiples based on comparable transactions. To calculate operating per bed values, Cohen & Steers calculated multiples of Adjusted Transaction Value (defined as equity value of the transaction plus the sum of total assumed debt and capitalized rent payments (i.e., eight times rent expense), less cash and cash equivalents) to resident capacity (defined as total owned and leased operating beds). The mean and median operating bed values were $93,400 and $76,600, respectively, implying a value of $13.55 per share and $11.09 per share, respectively, for ILM based upon the mean and median of the values for the companies implied in the Comparable ILM Transactions.

     In arriving at its opinion, Cohen & Steers noted that the implied mean value per share based on per bed values of Comparable ILM Transactions exceeds the $12.90 per share of merger consideration. However, such amount exceeds the implied median value per share based on per bed values of Comparable ILM Transactions. Cohen & Steers also reviewed recent mergers and acquisitions in the long-term care industry, but due to the significant valuation differences between long-term care and assisted living companies, Cohen & Steers did not consider the results of this analysis to be meaningful.

     Discounted Cash Flow Analysis. Cohen & Steers performed discounted cash flow analyses of the projected free cash flows of ILM on a C-corporation basis for the calendar years 1999 through 2003 based on projections prepared by management for the existing portfolio of assets and modest expansion assumptions. Free cash flows are defined as after-tax earnings before interest and taxes ("EBIAT"), plus depreciation and amortization, less capital expenditures and an estimated change in working capital.

     The discounted cash flow analyses of ILM were determined by:

         o adding:

           -- the present value of the projected free cash flows of ILM for its portfolio of senior living communities over the five-year period from 1999 to 2003; and

           -- the present value of the estimated terminal value of the business at the end of 2003

         o and subtracting therefrom the current net debt outstanding of ILM.

     The range of estimated terminal values at the end of the five-year period was calculated by applying terminal multiples ranging from 8.0x to 10.0x to the projected calendar year 2003 earnings before interest, taxes, depreciation and amortization ("EBITDA"). The range of terminal multiples was based on the current EBITDA multiples of the ILM Comparable Companies discounted for the future. Estimated cash flows and terminal values were discounted to present value using discount rates ranging from 10.0% to 14.0%, a range representative of the weighted average cost of capital for the ILM Comparable Companies. Based on such terminal value multiples and discount rates, the derived mean and median equity value for ILM was approximately $10.86 and $10.84, respectively. The merger consideration exceeds both the implied mean and median equity value per share based on the discounted cash flow analysis per share.

     Liquidation Valuation Analysis.   Cohen & Steers performed a liquidation
valuation analysis with respect to the current cash flows of the residences of the ILM portfolio for the three months ended May 31, 1999 annualized. Resident level current cash flows are defined as EBITDA, less existing management fees.

     The liquidation values of ILM were determined by:

         o dividing:

           -- the resident level current cash flows of ILM for the three months ended May 31, 1999 annualized; by

           -- capitalization rates ranging from 10.0% to 12.5%

         o and subtracting therefrom the current net debt outstanding of ILM.

     The range of capitalization rates is based on the current capitalization rates being paid by purchasers of individual senior and assisted living residences and these capitalization rates would be representative of the value of the ILM portfolio if it were liquidated in an asset sale today. Based on the liquidation analysis, the derived mean and median equity values per share for ILM was approximately $10.45. In arriving at its opinion, Cohen & Steers noted that the $12.90 per share to be paid in the merger to ILM's shareholders exceeds both the implied mean and median equity value per share based on the liquidation valuation analysis per share.

     Selected Comparable Public Healthcare REIT Companies Analysis.   Because of
ILM's REIT structure, Cohen & Steers compared selected projected financial and operating data of ILM as a going concern REIT to the corresponding data of a group of publicly traded healthcare REITs (the "ILM Comparable REIT Companies") which Cohen & Steers reasonably deemed comparable to ILM. In determining the appropriate comparable companies, Cohen & Steers considered a variety of factors, including market capitalization, business focus, revenues, cash flow and resident capacity. These nine companies consisted of:

         o Health Care REIT, Inc.;

         o Health Care Property Investors, Inc.;

         o Healthcare Realty Trust, Inc.;

         o LTC Properties, Inc.;

         o National Health Investors, Inc.;

         o Nationwide Health Properties, Inc.;

         o National Health Realty, Inc.;

         o Omega Health Investors, Inc.; and

         o Universal Health Realty Income Trust

     Cohen & Steers calculated multiples of Enterprise Value (defined as market value of equity plus total debt, less cash and cash equivalents) to LQA revenues and LQA EBITDA. Cohen & Steers also calculated multiples of the market value of equity to LQA funds from operations ("FFO").

     The following table sets forth the implied mean values per share of ILM common stock based upon the foregoing analysis:

                                                                                 DISCOUNT/
                                                                       IMPLIED   (PREMIUM)   IMPLIED   DISCOUNT/
                                                        COMPARABLE      MEAN        TO       MEDIAN    (PREMIUM)
                                                         MULTIPLES     VALUES     MERGER      VALUE    TO  MERGER
                     ENTERPRISE                        -------------     PER     CONSID-       PER     CONSID-
                  VALUE MULTIPLES                      MEAN   MEDIAN    SHARE    ERATION      SHARE    ERATION
----------------------------------------------------   ----   ------   -------   ---------   -------   ---------
LQA Revenues........................................   8.5x     8.7x   $ 8.40     $  4.50    $ 8.60     $  4.30
LQA EBITDAR.........................................   10.4x    9.4x   $ 9.49     $  3.41    $ 8.56     $  4.34


                  MARKET VALUE OF
                  EQUITY MULTIPLES
----------------------------------------------------
LQA FFO.............................................   6.7x     7.1x   $ 6.23     $  6.67    $ 6.61     $  6.29

     The range of implied mean equity values per ILM share derived from this analysis ranged from a high of $9.49 to a low of $6.23, with a mean of $8.04 and a median of $8.40. The range of implied median equity value per ILM share derived from the analysis ranged from a high of $8.60 to a low of $6.61, with a mean of $7.93 and a median of $8.56. In arriving at its opinion, Cohen & Steers noted that the $12.90 per share to be paid in the merger to ILM's shareholders exceeds the implied mean and median values per share based on all factors in this analysis.

     The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Cohen & Steers considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Subject to the matters set forth in its opinion, the judgments made by Cohen & Steers as to its analyses and the factors considered by it caused Cohen & Steers to be of the opinion, that, as of the date of its opinion, the $12.90 per share to be paid in cash in the merger to ILM's shareholders was fair to such holders, from a financial point of view. Cohen & Steers' analyses must be considered as a whole and considering any portion of such analyses or of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Cohen & Steers' opinion.

     In performing its analyses, Cohen & Steers made numerous assumptions with respect to:

         o the assisted living industry performance;

         o general business, U.S. capital market and economic conditions; and

         o other matters, many of which are beyond control of ILM or Capital.

     Any estimates contained in Cohen & Steers' analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those contained in such analyses. Estimated values do not purport to be appraisals or to reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

     Cohen & Steers is a an investment banking firm regularly engaged in the valuation of businesses and their securities in connection with:

         o mergers;

         o acquisitions;

         o private placements; and

         o valuations for corporate and other purposes.

     The extensive experience of Cohen & Steers' investment bankers in providing corporate finance and financial advisory services to companies in the senior housing and assisted living industry was a significant factor in decision of ILM's Board to select Cohen & Steers to be its financial advisor in connection with the merger.

     Cohen & Steers has performed on-going financial advisory services for ILM and ILM II and has received fees for such services. In the ordinary course of business, Cohen & Steers and its affiliates may actively trade the securities of Capital for the accounts of their clients and, accordingly, may at any time hold a long or short position in such securities.

     To date, ILM and ILM II have paid to Cohen & Steers aggregate fees of $250,000 for Cohen & Steers' opinion and a similar opinion addressed to the Board of Directors of ILM II. ILM and ILM II have agreed to pay Cohen & Steers an additional $200,000 fee, if the merger and the ILM II merger are completed. ILM and ILM II have also agreed to reimburse Cohen & Steers against certain expenses and liabilities in connection with its engagement. The fee for Cohen & Steers' opinion was not conditioned upon the conclusion reached by Cohen & Steers as to the fairness of the merger consideration, nor upon the ultimate consummation of the merger or the ILM II merger. Except as expressly set forth above, no limitation was imposed by ILM on the nature or scope of, or methodologies and procedures used in, Cohen & Steers' financial analysis.

PLANS AND PROPOSALS OF ILM AND CAPITAL

     Upon the occurrence of the merger, ILM will be merged into Capital Acquisition and, pursuant to applicable law, ILM's separate corporate existence will terminate. Consequently, ILM's common stock will become eligible for termination of registration under the Exchange Act (pursuant to application to the SEC on Form 15) and ILM no longer will be subject to the periodic reporting requirements of the Exchange Act.

     Capital has advised ILM that it presently has no plans or proposals that relate to or which would impact ILM's or its subsidiary's assets, extraordinary or otherwise, involving a merger, reorganization, liquidation or sale of assets. Capital does however intend, from time to time, to evaluate and review the former assets of ILM and its subsidiary and make such changes as are then deemed appropriate.

PRESENT INTENTIONS AND RECOMMENDATIONS OF CERTAIN PERSONS WITH REGARD TO THE MERGER

     No executive officer or director of ILM or Capital owns shares of ILM's common stock. Accordingly, no such person has any present intentions with respect to the ownership or voting of such stock.

     Except to the extent a recommendation is made in a person's capacity as a director of ILM's or Capital's board, no executive officer of ILM or Capital has made any recommendation with respect to the adoption of the merger agreement and consummation of the transactions contemplated thereby.

CONDUCT OF ILM'S BUSINESS IF THE MERGER IS NOT COMPLETED

     If the merger is not completed, ILM intends to continue to operate its business substantially in the manner it is operated today and, from time to time, it will evaluate and review ILM's business, operations, properties, management and other personnel, corporate structure, dividend policy and capitalization, and make such changes as are deemed appropriate and to continue to explore strategic financial alternatives to maximize shareholder value.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     When considering the recommendations of ILM's Board, you should be aware that the directors of ILM will be directors of a newly created advisory board of Capital after the merger, for which they will receive customary directors fees. The directors of ILM also receive the benefit of the indemnification provisions of the merger agreement and Capital is required to obtain directors' and officers' liability insurance for current ILM directors as described below. The ILM directors are currently indemnified by ILM and are covered by directors' and officers' insurance paid for by ILM.

     Pursuant to the merger agreement, all rights to indemnification existing in favor of present or former directors, officers and employees of ILM or any of their respective subsidiaries as provided in applicable articles of incorporation, bylaws or indemnification agreements with respect to matters occurring prior to the effective time of the merger shall survive and continue for a period of not less than the statutes of limitations applicable to such matters, and Capital shall comply fully with its obligations thereunder.

     In addition, pursuant to the merger agreement, Capital will maintain in full force and effect, for a seven-year period of time commencing on the effective time of the merger, officers' and directors' liability insurance and fiduciary liability insurance on terms no less advantageous to the indemnified parties than insurance existing prior to the effective time of the merger. Capital is also required to indemnify and hold harmless, and shall advance expenses, to the fullest extent permitted under applicable law, each director, officer, employee, fiduciary or agent of ILM or its subsidiaries against any costs, expenses, amounts paid in settlement or other liabilities in connection with any claims relating to the merger.

     In consideration for their services during the course of several months preceding the execution of the merger agreement, the ILM directors received on average $29,000 for participating in ILM special Board meetings.

     The ILM Board and the ILM II Board are comprised of the same directors and each of the ILM Board, the Lease I Board and the Lease II Board have a majority of the same directors. The interest of ILM's shareholders may be different from or in addition to the interest of the shareholders of ILM II, Lease I and Lease II. Accordingly, the directors of ILM may have potential or actual conflicts of interest in connection with the merger.

     No pension, profit sharing or similar plan of ILM or Capital or their respective subsidiaries, beneficially owns any of ILM's common stock, and no such entity has, within the past 60 days of the date this proxy statement was filed in definitive form with the SEC, entered into any transaction relating to ILM's common stock.

     As of the date of this proxy statement, neither the officers or directors of ILM nor the officers or directors of Capital own any shares of the issued and outstanding ILM common stock or any stock options to acquire such stock.

     As of the date of this proxy statement, ILM is not aware of any ILM shareholder who beneficially owns 5% or more of ILM's common stock.

     For a list of the directors and executive officers of ILM and Capital, see "Directors and Executive Officers of ILM and Capital."

NO INDEPENDENT COMMITTEE

     The terms of the merger were negotiated by the entire ILM Board. An independent committee consisting only of non-employee directors was not established to represent ILM's shareholders. If such a committee did negotiate the terms of the merger, the terms may have been different.

THE MERGER AGREEMENT

     THE FOLLOWING IS A SUMMARY OF THE IMPORTANT PROVISIONS OF THE MERGER AGREEMENT WHICH IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX A. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT WHICH IS INCORPORATED HEREIN BY REFERENCE. ALL HOLDERS OF ILM COMMON STOCK ARE ENCOURAGED TO READ THE MERGER AGREEMENT CAREFULLY AND IN ITS ENTIRETY.

   The Merger

     The merger agreement provides that, upon satisfaction or waiver, to the extent permitted by law, of its terms and conditions, including approval of the merger agreement by the holders of at least 66 2/3% of the outstanding ILM common stock, ILM will be merged with Capital Acquisition, and Capital Acquisition will be the surviving entity in the merger. At the effective time of the merger, the Certificate of Formation of Capital Acquisition in effect immediately prior to such time will become the Certificate of Formation of the surviving entity, and the Operating Agreement of Capital Acquisition in effect immediately prior to such time will become the Operating Agreement of the surviving entity, in each case until such documents are amended or restated. (Sections 1.1, 1.3 and 1.4 of the merger agreement).

   Effective Time

     The merger agreement provides that, the merger will become effective following the filing of the Articles of Merger and Certificate of Merger with the Secretary of State of the State of Delaware and with the Secretary of the Commonwealth of Virginia, respectively. (Section 1.1 of the merger agreement).

   Conversion of Shares

     At the effective time of the merger, each share of ILM common stock outstanding immediately prior to the effective time (other than shares held by Capital, Capital Acquisition or any other subsidiary of Capital or of ILM) will, by virtue of the merger and without any action on the part of any holder thereof, be converted into the right to receive $12.90 in cash. No interest will be paid on such amount. At the effective time of the merger, each share of ILM common stock owned by Capital, Capital Acquisition or any 100% subsidiary of Capital immediately prior to the effective time of the merger will be canceled, retired and cease to exist, and no payment will be made with respect to such shares. (Section 2.1 of the merger agreement).

   Exchange of Certificates

     As soon as possible after the effective time of the merger, each holder of record of a certificate (or certificates) which, immediately prior to the effective time of the merger, represented outstanding shares of ILM common stock, will receive: (i) a letter of transmittal and (ii) instructions to effect the surrender of the shares of ILM common stock in exchange for $12.90 per share in cash (less any applicable withholding taxes). No interest will be paid on that amount.

     Upon surrender of shares of ILM common stock for cancellation or a validly executed notice of guaranteed delivery of those shares to the exchange agent or to such other agent or agents as may be appointed by Capital, together with such letter of transmittal, duly executed, and any other required documents, the holder of such shares of ILM common stock will receive $12.90 per share in cash (less any applicable withholding taxes). Upon surrender, the shares of ILM common stock will be canceled. No dividends or other distributions with respect to ILM common stock declared or made after the effective time

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

of the merger with a record date after such effective time will be paid to the holder of any unsurrendered shares of ILM common stock and from and after the effective time of the merger the ILM common stock will represent only the right to receive $12.90 per share in cash. (Section 2.2 and 2.3 of the merger agreement).

   Representations and Warranties

     Representations and Warranties of ILM.   The merger agreement contains
representations and warranties of ILM, the material ones of which relate to:

     o ILM's proper organization, qualification, good standing and other corporate organizational matters;

     o ILM's capital structure, and the number of its authorized and outstanding shares of ILM common stock;

     o ILM's compliance with applicable laws and its possession of all permits, licenses, variances, exemptions, orders, authorizations and approvals of public and governmental authorities which are material to the operation of its business;

     o the absence of any agreements or laws conflicting with the merger or any of the transactions contemplated by the merger agreement;

     o the absence of any judgment or pending or threatened lawsuit or proceeding which, if determined adversely, would have a significant negative effect on ILM;

     o the valid title of ILM to all assets which are material to its business, free and clear of liens or conflicting ownership rights;

     o ILM's compliance with applicable environmental laws;

     o maintenance of proper accounting controls and accurate books and records by ILM;

     o the absence of any significant negative change or event relating to the business, properties and condition of ILM, its capital stock, or its accounting principles, practices or methods;

     o the absence of anti-takeover or similar laws applicable to ILM or the merger;

     o the absence of any untrue statements of a significant fact or any omission of a significant fact relating to the representations and warranties of ILM in the merger agreement; and

     o other representations and warranties relating to due authorization of the merger and the merger agreement by ILM and the validity and enforceability thereof.

       (Section 3.1 of the merger agreement).

     Representations and Warranties of Capital and Capital Acquisition.   The
merger agreement contains representations and warranties of Capital and Capital Acquisition, the material ones of which relate to:

     o their proper organization, qualification, good standing and other corporate organizational matters;

     o Capital Acquisition's membership interests;

     o the conduct of the businesses of Capital and Capital Acquisition are not conducted in violation of any applicable laws where it is foreseeable that such violation may prevent or materially impair Capital's completion of the merger;

     o the absence of any pending or threatened lawsuit or proceeding which, if determined adversely, would prevent or materially impair Capital's completion of the merger;

     o Capital's 100% ownership of Capital Acquisition;

     o Capital's receipt of Lehman's "highly confident" letter dated October 13, 1999 regarding Lehman Brothers' ability to arrange the necessary cash financing for the merger;

     o the absence of any untrue statements of a material fact or any omission of a material fact relating to the representations and warranties made by Capital and Capital Acquisition in the merger agreement; and

     o other representations and warranties relating to due authorization of the merger and the merger agreement by Capital and Capital Acquisition, and the validity and enforceability thereof.
       (Section 3.2 of the merger agreement).

   Conduct of ILM's Business Prior to the Merger

     ILM has agreed that prior to the effective time of the merger, it will and will cause Holding I to conduct its businesses in the ordinary course of business, consistent with past practice, and will use reasonable efforts to preserve the current business organization, keep available the services of current officers and key employees, and maintain existing relationships with those having significant business relationships with ILM and Holding I, in each case in all significant respects; provided that ILM and Holding I must conduct their respective businesses substantially in accordance with the operating and capital budgets approved by ILM's Board. In addition, ILM has agreed that prior to the effective time of the merger, except as expressly contemplated by the merger agreement or unless Capital otherwise consents in writing, ILM will not, and will cause each of its subsidiaries not to:

     o declare or pay any dividends or other distributions, whether consisting of cash, stock or other property, on or in respect of its capital stock, other than ordinary cash dividends not in excess of 8.5% of the original issue price per share of ILM's common stock in any calendar year--subject to ILM's reasonable best efforts to maintain reserves consistent with past practices and as required to preserve and maintain ILM's status as a REIT until the effectiveness of the merger;

     o redeem, repurchase or acquire any securities, including ILM's common stock;

     o split, combine or reclassify or issue or authorize the issuance of any other securities in lieu of or in substitution for any shares of ILM's capital stock;

     o complete any acquisition of assets or securities or any sale, lease, encumbrance or other disposition of assets or securities, or enter into a significant contract or grant any or relinquish any significant contract rights, other than in the ordinary course of business;

     o other than the existing loan agreement with Fleet Bank dated September 26, 1998, incur, become responsible for or guarantee any indebtedness for borrowed money;

     o become responsible for or guarantee the obligations of any other person other than 100% owned subsidiaries of ILM, except in the ordinary course of business consistent with past practice;

     o issue, deliver or sell any shares of its capital stock, any voting debt, securities, or any securities convertible into or exchangeable or exercisable for any shares of ILM's capital stock or voting debt securities;

     o sell or dispose of its or Holding I's material assets; or

     o take any action that would be likely to result in any of its representations or warranties set forth in the merger agreement being untrue or any conditions set forth in the merger agreement not being satisfied.

       (Section 4.1 of the merger agreement).

   Conduct of Capital's Business Prior to the Merger

     Capital has agreed that prior to the effective time of the merger, except as expressly contemplated by the merger agreement or unless ILM otherwise consents in writing, Capital will not and will cause each of its subsidiaries not to take any action that would be likely to result in any of its representations or warranties in the merger agreement being untrue or any of the conditions to the merger not being met.
     (Section 4.1 of the merger agreement).

   Conditions to Completing the Merger

     The obligations of ILM, Capital and Capital Acquisition to complete the merger are subject to satisfaction or waiver (if waivable under applicable law), at or prior to the effective time of the merger, of the following conditions:

     o approval of the merger agreement by the holders of at least 66 2/3% of the outstanding ILM common stock;

     o receipt of all authorizations, consents, and approvals from any governmental authorities, the failure of which is material to ILM or Capital;

     o filing in definitive form with the SEC of this proxy statement and the
       Schedule 13E-3 Transaction Statement and there not being any stop order or similar proceeding in effect;

     o absence of any governmental or court order preventing or delaying completion of the merger;

     o redemption at the stated value of the outstanding shares of Holding I preferred stock; and

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

     o inapplicability of state takeover laws.
       (Section 6.1 of the merger agreement).

     Additionally, the obligation of ILM to complete the merger, is subject to the satisfaction or waiver (if waivable under applicable law), at or prior to the effective time of the merger, of the following conditions:

     o the accuracy of Capital's representations and warranties;

     o receipt by Capital of funds in an amount sufficient to pay the aggregate merger consideration to all ILM shareholders;

     o receipt by Capital of all consents or approvals that are necessary to permit Capital to become the owner of ILM after the merger, except for those consents which in the reasonable opinion of ILM, would not have a material adverse effect on Capital or materially affect completion of the merger; and

     o performance by Capital and Capital Acquisition of their obligations under the merger agreement.

       (Section 6.3 of the merger agreement).

     Additionally, the obligation of Capital and Capital Acquisition to complete the merger is subject to satisfaction or waiver (if waivable under applicable law) at or prior to the effective time of the merger, of the following conditions:

     o the accuracy of ILM's representations and warranties;

     o the performance by ILM of its obligations under the merger agreement;

     o receipt by ILM of all consents necessary to allow Capital to acquire all contractual rights, interests and obligations of ILM, except for those which if not obtained would not have or be likely to have a significant negative effect on ILM or, which would prevent or delay completion of the merger; and

     o receipt by Capital of evidence that ILM is not a "foreign person" for United States income tax purposes and that ILM is a domestically controlled REIT for United States income tax purposes.

       (Section 6.2 of the merger agreement).

   No Solicitation of Alternative Transactions

     ILM has agreed to use its best efforts to cause its subsidiaries, affiliates, employees, agents and representatives not to knowingly initiate, solicit or encourage, directly or indirectly, any discussions or negotiations with any third party or disclose any material non-public information about ILM in connection with an acquisition proposal of 20% or more of the consolidated assets of ILM or 20% or more of any class or series of equity securities of ILM or any of its subsidiaries, any tender offer or exchange offer which, if consummated, would result in any person owning 20% or more of any class or series of equity securities of ILM or any of its subsidiaries, or any merger, consolidation, business combination, sale or other transfer of assets, recapitalization, exchange, liquidation, dissolution, divestiture, reorganization or other extraordinary corporate transaction involving ILM or any of its subsidiaries.

     However, if ILM's Board determines with the advice of counsel that it is required to do so in the exercise of its fiduciary duties to ILM or its shareholders, the ILM Board may respond to, or engage in discussions with respect to, a written offer for those acquisition proposals referred to above if certain criteria are met; and provided further, that ILM or the ILM Board may take and disclose to the shareholders of ILM a position with respect to any acquisition proposal referred to above that, in the judgment of the ILM Board, as determined in good faith by the Board based upon the advice of counsel, is required by applicable law. ILM has also agreed to promptly communicate to Capital the terms of any such acquisition proposal that it receives and to keep Capital informed as to the status of any such matters. (Section 4.1(e) of the merger agreement).

   Termination of the Merger Agreement

     The merger agreement may be terminated at any time prior to the effective time of the merger under the following circumstances:

     o by mutual written consent of ILM and Capital;

     o by either Capital or ILM if:

         o any injunction or other court or governmental order prevents the completion of the merger;

         o ILM's shareholders do not approve the merger agreement by September 29, 2000; and

         o the merger is not completed by September 30, 2000.

     o by Capital if:

         o the ILM Board withdraws or modifies in a manner unfavorable to Capital its recommendation to ILM's shareholders of the merger or the merger agreement.

         o ILM approves or recommends an alternative transaction involving the sale of ILM to a third party on terms financially superior to the merger;

         o ILM shall have entered into a definitive agreement to merge ILM with or sell ILM to a third party;

         o there has been or there is likely to be a significant negative impact on ILM's business, operations or condition; and

         o ILM is in material breach of any representation, warranty or covenant in the merger agreement which ILM has not cured within 20 days after receipt of notice of its breach.

     o by ILM if:

         o ILM signs an agreement for an alternative transaction involving the sale of ILM to a third party on terms financially superior to the merger;

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

         o Capital is in material breach of any representation, warranty or covenant in the merger agreement, which Capital has not cured within 20 days after receipt of notice of its breach;

         o the merger is not completed by Capital after all of Capital's conditions to completing the merger have either been satisfied or waived, provided that ILM is not then in material breach of any of its representations, warranties or agreements; and

         o there has been or there is likely to be a significant negative impact on Capital's business, operations or financial condition.

   Termination Fees; Reimbursement of Expenses

     ILM must pay Capital a termination fee of $3,835,600, and reimburse Capital's out-of-pocket expenses incurred and paid for by or on behalf of Capital in connection with the merger agreement and the related transactions, provided such expenses do not exceed $2.0 million, if Capital or Capital Acquisition terminates the merger agreement because ILM's Board withdraws, modifies or changes (in a manner adverse to Capital) its recommendation of the merger to ILM's shareholders, recommends to ILM's shareholders a transaction involving the sale of ILM to a third party on terms financially to the merger, or enters into such agreement for a superior transaction.

     Under the merger agreement, a proposed transaction will be deemed to be superior if there is a written proposal to acquire, directly or indirectly (whether in a single transaction or series of related transactions), for consideration consisting of cash, securities and/or other property, 50% or more of ILM's common stock then outstanding or 50% or more of the consolidated assets of ILM, upon terms and subject to conditions which ILM's Board of Directors determines in its good faith judgment (based upon the advice of an investment banking firm of nationally recognized reputation), to be more favorable from a financial point of view to the holders of ILM's common stock than the merger, and in respect of which external financing, if required to be obtained by the acquiring person or entity, either then is fully committed (pursuant to a customary commitment letter) or, in the good faith judgment of ILM's Board of Directors (based upon the advice of said investment banking firm), obtainable by the acquiring person or entity based upon the creditworthiness of such person or entity.

     In the event the merger agreement is terminated by Capital upon ILM's material breach of the non-solicitation (or so-called "no-shop") provisions of the merger agreement, and within 16 months after such termination an acquisition with a third party is consummated, then ILM shall pay to Capital a $3,835,600 termination fee, together with Capital's out of pocket expenses, to the extent they do not exceed $2.0 million.

     Provided all of Capital's closing conditions have either been satisfied or waived, ILM is not in material breach of the merger agreement and neither ILM nor Capital has terminated the merger agreement because of a material adverse change with respect to the other, and Capital fails to consummate the merger and the transactions contemplated by the merger agreement, Capital is obligated to pay ILM a termination fee of $850,000.

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

     Such termination fees and out-of-pocket expenses are payable to Capital by ILM only if the merger agreement is terminated by either ILM or Capital upon ILM's failure to obtain the requisite shareholder approval of the merger on or before September 29, 2000 and neither Capital nor Capital Acquisition is in material breach of any of its representations, warranties or agreements under the merger agreement.

     Neither Capital nor ILM is entitled to payment of any termination fees as described above, or in the case of Capital, reimbursement of expenses, if they violate the merger agreement or if any of their representations or warranties are inaccurate.

     The cost of printing and mailing this document will be borne equally by ILM and Capital. (Sections 4.1(e), 5.6 and 7.1 of the merger agreement).

PROXY STATEMENT; THE SPECIAL MEETING

     ILM has agreed to duly notice and convene as promptly as practicable a special meeting of its shareholders for the purpose of voting upon the approval of the merger agreement and the merger (and the transactions contemplated by the merger agreement and the merger). ILM (through the ILM Board), has agreed to recommend to ILM shareholders the approval of the merger agreement and the merger; and use its best efforts to solicit and, if necessary, resolicit the vote of the holders of not less than 66- 2/3% of the outstanding ILM common stock in favor of approval of the merger agreement (including, if necessary, adjourning or postponing, and subsequently reconvening, the special meeting for the purpose of obtaining such votes and engaging proxy solicitation professionals); provided, however, that ILM's Board may, with respect to a third party proposal, withdraw, modify or change such recommendation if failure to take such action would be contrary to their fiduciary obligations as board members under the law.

ACCOUNTING TREATMENT

     The merger will be treated for accounting purposes in accordance with the rules for purchase accounting. Accordingly, the assets and liabilities of ILM will be recorded on Capital's books at their estimated fair market values with the remaining purchase price reflected as goodwill.

SIMULTANEOUS ILM II MERGER

     Simultaneously with entering into the merger agreement, ILM II entered into an amended and restated agreement and plan of merger with Capital and Capital Acquisition providing for the merger of ILM II into Capital Acquisition, for an aggregate merger consideration of $74,982,000 payable in cash. Consummation of the ILM II merger is not a condition to consummation of the ILM and Capital merger. The ILM II merger has been structured substantially similarly to the merger of ILM with Capital. If the ILM II merger is consummated, but the ILM and Capital merger is not consummated, ILM has agreed to cause ILM Holding to transfer its 25% interest in the Villa Santa Barbara property to ILM II (or one of its wholly owned subsidiaries) at the fair market value of such property. ILM II has made the reciprocal agreement (with respect to its 75% interest in such property) in its merger agreement with Capital and Capital Acquisition.

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

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES
                                 OF THE MERGER

     The following is a summary of the material United States federal income tax consequences to ILM shareholders of their receipt pursuant to the merger, of the cash merger consideration. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Greenberg Traurig, counsel for ILM, has reviewed the summary below under the heading "Federal Income Tax Consequences of the Merger" and is of the opinion that such summary fairly summarizes the United States federal income tax consequences of the transaction referred to therein that are likely to be material to ILM shareholders who are not Alien Holders.

     An opinion of counsel is based on counsel's analysis of the facts and law, and expresses what counsel believes a court would properly hold if presented with such issue, but is not in any way binding on the IRS or the courts. Counsels' opinions are based upon current law which is subject to change by future legislation, new rules or interpretations of the IRS or the courts. Such changes could be applied retroactively to completed transactions. This discussion is being provided for general informational purposes only and is not intended to be a complete description of all of the tax consequences of the merger.

     BECAUSE DETERMINING THE TAX CONSEQUENCES OF THE MERGER MAY DEPEND UPON YOUR PERSONAL CIRCUMSTANCES, YOU SHOULD CONSULT WITH YOUR TAX ADVISOR TO UNDERSTAND HOW THE MERGER MAY AFFECT YOU.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     Tax Characterization of the Merger to ILM. The merger will be treated for federal income tax purposes as a taxable deemed sale of assets by ILM to Capital followed by a taxable deemed liquidation of ILM. The merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code. ILM decided to elect under IRS Notice 88-19 to defer the built-in gains tax attributable to the period when ILM was a C corporation until the date the assets were sold. ILM will recognize a built-in gains corporate-level tax of approximately
$2.9 million on the deemed sale of its assets resulting from the merger. ILM will not be subject to any additional corporate-level federal income tax as a result of the merger so long as the amount of the deemed liquidating distribution to the ILM shareholders exceeds ILM's real estate investment trust taxable income for the current taxable year. ILM management has represented that the amount of the deemed liquidating distribution to the ILM shareholders will exceed ILM's real estate investment trust taxable income for the current taxable year.

     Tax Consequences to ILM Shareholders.   The ILM shareholders will be deemed
to receive a liquidating distribution from ILM equal to the cash they received for their ILM common stock pursuant to the merger. The ILM shareholders will recognize gain or loss upon the receipt of the cash in exchange for their ILM common stock equal to the difference between (i) the amount of cash received and
(ii) their tax basis in the ILM common stock. Gain or loss will be capital gain or loss if the ILM common stock was a capital asset in the hands of the ILM shareholder and will be a long-term capital gain or loss, if at the time of the merger, the ILM common stock was held by the shareholder for

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

more than 12 months. Under present United States federal law, long-term capital gains are generally taxable at a maximum rate of 20% for individuals and 35% for corporations.

     Back-up Withholding Requirements.   United States federal tax code
information requirements and backup withholding at the rate of 31% may apply with respect to dividends paid on, and proceeds from the taxable sale, exchange or other disposition of ILM common stock, unless the shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates these facts, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not supply ILM with his correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be refunded or credited against the shareholder's federal income tax liability. Shareholders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. If information reporting requirements apply to a shareholder, the amount of dividends paid with respect to such shares will be reported annually to the IRS and to such shareholder.

     Alien Holders.   Management of ILM has represented that ILM is a
"domestically-controlled" REIT within the meaning of Section 897(h)(2) of the Code. As a "domestically-controlled" REIT, Alien Holders of ILM stock will not be subject to United States tax on any gain realized upon the receipt of cash merger consideration in exchange for their ILM common stock, and no United States withholding tax will be imposed on the payment of the cash to Alien Holders of ILM stock unless (i) the Alien Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions apply, (ii) the gain is effectively connected with the conduct by the Alien Holder of a trade or business in the United States, or
(iii) the Alien Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

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

                       COSTS AND FINANCING OF THE MERGER

Financial Advisory Fees and Expenses and Fairness Opinion -- Cohen & Steers Capital Advisors,
   LLC (ILM Expense)................................................................................  $
Financial Advisory Fees and Expenses and Fairness Opinion -- Schroder & Co. Inc. (ILM
   Expense).........................................................................................  $
Financial Advisory Fees and Expenses and Fairness Opinion -- Lehman Brothers........................  $
"Highly Confident Letter"--Lehman Brothers..........................................................  $
Financing Commitment Fees and Expenses..............................................................  $
Litigation Defense and Settlement Fees and Expenses.................................................  $
Proxy Solicitation Fees and Expenses -- D.F. King & Co. Inc.........................................  $
Legal Fees and Expenses (ILM).......................................................................  $
Legal Fees and Expenses (Capital)...................................................................  $
Accounting Fees and Expenses (ILM)..................................................................  $
Accounting Fees and Expenses (Capital)..............................................................  $
Financial Printer Fees and Expenses (shared equally by ILM and Capital).............................  $
SEC Filing Fees (shared equally by ILM and Capital).................................................  $
Miscellaneous.......................................................................................  $
                                                                                                      --------
            Total Fees and Expenses.................................................................  $
                                                                                                      --------
                                                                                                      --------

     The merger agreement provides that the cost of preparing, printing and mailing this proxy statement and related material will be borne equally by ILM and Capital.

     Approximately $98.0 million will be required to pay the aggregate cash to be received by ILM's shareholders in the merger.

     Capital has agreed that not later than the fifth business day prior to the date on which ILM's proxy materials are first mailed in connection with the solicitation of ILM's shareholders of approval of the merger agreement, it will obtain from a nationally recognized investment banking firm or commercial bank a written commitment to provide on or prior to the closing date of the merger funds sufficient in amount to pay to ILM's shareholders the aggregate cash payments required by the merger.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS OF ILM

     The following is a discussion and analysis of ILM's financial and certain statistical data that ILM believes is important to your understanding of ILM's financial condition and results of operations. This section should be read in conjunction with ILM's consolidated financial statements beginning on Page F-1 of this proxy statement.

GENERAL

     ILM holds mortgages on eight senior living communities located in seven different states. ILM Holding, a majority owned subsidiary of ILM, holds title to the eight senior living communities.

     The principal balance of each of ILM's mortgage loans was modified to reflect the estimated fair value of the senior living communities as of the date they were transferred to the predecessor of ILM Holding. The modified loans require interest-only payments on a monthly basis at a rate of 13.5% per year for the period of January 1 through December 31, 1997, 14% per year for the period of January 1 through December 31, 1998 and 14.5% per year for the period of January 1, 1999 through maturity. Since ILM Holding is consolidated in ILM's financial statements, the mortgage loans and related interest expense have been eliminated through the consolidation.

     The Facilities Lease Agreement is between ILM's consolidated affiliate,
ILM Holding, as owner of the senior living communities and Lessor, and Lease I as Lessee. The facilities lease is a "triple-net" lease whereby the Lessee pays all operating expenses, governmental taxes and assessments, utility charges and insurance premiums, as well as the costs of all required maintenance, personal property and non-structural repairs in connection with the operation of the senior living communities. ILM Holding, as the Lessor, is responsible for all major capital improvements and structural repairs to the senior living communities. Pursuant to the Facilities Lease Agreement, which expires on December 31, 1999, Lease I pays annual base rent for the use of all of the senior living communities in the aggregate amount of $6,364,800. Lease I also pays variable rent, on a quarterly basis, for each senior living community in an amount equal to 40% of the excess, if any, of the aggregate total revenues for the senior living communities, on an annualized basis, over $16,996,000. Variable rental income for the nine- and three-month periods ended May 31, 1999 was $859,000 and $295,000, respectively, compared to variable rental income of $651,000 and $232,000 for the nine- and three-month periods ended May 31, 1998, respectively. Variable rental income related to fiscal years 1998 and 1997 was $894,000 and $315,000, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     At May 31, 1999, ILM had cash and cash equivalents of $718,000 compared to $2,264,000 at August 31, 1998. Such amounts will be used for the working capital requirements of ILM, along with the possible investment in the properties owned by ILM Holding for certain capital improvements and for dividends to the ILM shareholders. Future capital improvements could be financed from operations or through borrowings, depending on the magnitude of the improvements, the availability of financing and the Company's incremental borrowing rate. The source of future liquidity and dividends to the ILM shareholders is expected to be through facilities lease payments from Lease I, interest income earned on invested cash reserves and proceeds from the future sales of the underlying operating investment properties. Such sources of liquidity are expected to be adequate to meet ILM's operating requirements on both a short-term and long-term basis. ILM generally will be obligated to distribute annually at least 95% of its taxable income to its shareholders in order to continue to qualify as a REIT under the Internal Revenue Code.

     If the merger is consummated, the ILM shareholders will receive the merger consideration of approximately $12.90 per share.

     Because the ownership of the senior living communities was expected to be transferred to ILM or its wholly-owned subsidiary, ILM Holding was capitalized with funds to provide it with working capital for only a limited period of time. At the present time, ILM Holding is not expected to have sufficient cash flow during fiscal year 1999 to (i) meet its obligations to make debt service payments under the loans and (ii) pay for capital improvements and structural repairs in accordance with the terms of the master lease. Although ILM Holding is not expected to fully fund its scheduled debt service payments to ILM, the current values of the senior living communities are well in excess of the mortgage principal amount plus accrued interest thereon at August 31, 1998. As a result, ILM is expected to recover the full amount that would be due under the loans upon the sale of the communities, even if the merger is not consummated.

     Occupancy levels, based upon the percentage arrived at by dividing actual revenues received from residents for a particular period of time by the maximum potential revenue to be generated by a community if the community was fully occupied for the same period of time, for the senior living communities has averaged 94% and 93% for the nine- and three-month periods ended May 31, 1999, respectively, compared to 95% and 96% for the nine- and three-month periods ended May 31, 1998, respectively. Occupancy levels for fiscal year 1998 averaged 96%. Because of the master lease structure, ILM's net operating cash flow is expected to be relatively stable and predictable. The annual base rental payments owed to ILM Holding is $6,364,800 and will remain at that level for the remainder of the lease term. In addition, the senior living communities are currently generating gross revenues which are in excess of the specified threshold in the variable rent calculation, as discussed further above, which became effective in January 1997. Accordingly, ILM Holding received variable rent payments in fiscal 1998 and 1997 in the amounts of $894,000 and $315,000, respectively. As a result of ILM's net operating cash flow under the current master lease arrangement, ILM increased its quarterly dividend payment from $0.1875 per share to $0.20 per share effective with the dividend paid in January 1998 for the quarter ended November 30, 1997. Subsequent to fiscal year end, ILM increased its quarterly dividend payment to $0.2125 per share effective with the dividend paid on October 15, 1998 for the quarter ended August 31, 1998.

     The assumption of ownership of the senior living communities through ILM Holding, which was taxed as a C-corporation at the time of the assumption, may result in a possible future tax liability which would be payable upon the ultimate sale of the properties (the "Built-In Gain Tax"). The amount of such tax would be calculated based on the lesser of the total net gain realized from the sale of the properties or the portion of the net gain realized upon a final sale which is attributable to the period during which the properties were held by an entity taxed as a C-corporation. The Built-in Gain Tax would in all likelihood not be incurred if the properties were held for a period of at least ten years from the date of qualification of ILM Holding as a REIT. However, because the end of ILM's original anticipated holding period is within two years and the transaction with Capital is anticipated to be consummated prior to such time, the properties are not expected to be held for an additional ten years. If the merger is not consummated, ILM's Board may defer ILM's scheduled liquidation date if in the opinion of a majority of the Board the disposition of ILM's assets at such time would result in a material under-realization of the value of such assets; provided, however, that no such deferral may extend beyond December 31, 2014, absent amendment of ILM's Articles of Incorporation. Based on management's estimate of the increase in values of the senior living communities which occurred between April 1994 and January 1996, as supported by independent appraisals, a sale of the senior living communities within ten years of the date of qualification of ILM Holding as a REIT could result in a Built-in Gains Tax of as much as $2.9 million. If the merger is consummated, Capital is obligated to pay ILM the amount of the Built-in Gains Tax, up to a maximum of $2.9 million.

GROWTH STRATEGIES

     ILM has been pursuing the potential for future expansion of several of the facilities which are located in areas that have particularly strong senior housing markets. Potential expansion candidates include the facilities located in Raleigh, North Carolina; East Lansing, Michigan; Omaha, Nebraska; Peoria, Illinois; and Hot Springs, Arkansas. As part of this expansion program, approximately two acres of land located adjacent to the East Lansing facility and approximately two and one-half acres of land located adjacent to the Omaha facility were acquired in the first quarter of fiscal year 1998 for approximately $200,000 and $265,000, respectively. Also included in land on the consolidated balance sheet are significant costs incurred at existing facilities for possible future expansions. In addition, an agreement was obtained to purchase approximately five acres of land located adjacent to the Peoria facility for approximately $600,000. The Hot Springs facility includes a vacant parcel of approximately two acres, which could accommodate an expansion of the existing facility or the construction of a new freestanding facility. Other than with respect to the Peoria facility, preliminary feasibility evaluations have been completed for all potential expansions and pre-construction design and construction-cost evaluations are underway for expansions of the facilities located in Raleigh and Omaha.

     ILM has finalized negotiations with a major bank to provide a construction loan facility that will provide ILM with up to $24.5 million of funds to finance the capital costs of these potential expansion programs. The construction loan facility will be secured by a first mortgage on ILM's properties and the collateral assignment of ILM's interest in the leases of such properties. The loan will have a three-year term with interest accruing at a rate equal to "LIBOR" plus 1.10% or "Prime" plus 0.5%. The loan term provides that it may be extended for an additional two years beyond its maturity date with monthly payments of principal and interest set on a 25-year amortization schedule.

YEAR 2000

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of ILM's computer programs or hardware that have date-sensitive software or embedded chips may recognize the year 2000 as a date other than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     Based on ongoing assessments, ILM has developed a system to modify or replace portions of its software and certain hardware, which are generally PC-based systems, so that those systems will properly recognize and utilize dates beyond December 31, 1999. ILM has substantially completed software upgrades and software and hardware replacement as of December 31, 1998. ILM presently believes that these modifications and upgrades of existing software and certain hardware will mitigate the Year 2000 issue. However, if such modifications and replacements are not completed timely, the Year 2000 issue could have an impact on the operation of ILM. The costs of Year 2000 remediation are not expected to be material based on ILM's operations.

     ILM has assessed its exposure to operating equipment, and such exposure is not significant due to the nature of ILM's business.

     ILM is not aware of any external agent with a Year 2000 issue that would materially impact ILM's results of operations, liquidity, or capital resources. However, ILM has no means of determining whether or ensuring that external agents will be Year 2000 ready. The inability of external agents to complete their Year 2000 resolution process in a timely fashion could impact ILM.

     Management of ILM believes it has an effective program in place to resolve the Year 2000 issue in a timely manner. As noted above, ILM has substantially completed all necessary phases of its Year 2000 program. In addition, disruptions in the economy generally resulting from Year 2000 issues could also adversely affect ILM. Although the amount of potential liability and lost revenue cannot be reasonably estimated at this time, in a worst case situation, if Capital, ILM's most significant third party contractor, were to experience a Year 2000 problem, it is likely that Lease I would not receive rental income as it became due from senior living facility residents. Lease I in turn would fail to pay ILM Holding lease payments as they arise under the master lease, and ILM Holding in turn may fail to pay ILM mortgage payments due it. However, if this were to occur, ILM believes that given the nature of its business, such a problem would be temporary and easily remediable with a simple accounting.

RESULTS OF OPERATIONS

   Nine Months Ended May 31, 1999 versus Nine Months Ended May 31, 1998

     Net income decreased $1,554,000, or 41.5%, to $2,193,000 for the nine-month period ended May 31, 1999 compared to $3,747,000 for the nine-month period ended May 31, 1998. Total revenue was $5,686,000 representing an increase of $222,000, or 4.1%, compared to $5,464,000 for the same period of the prior year. Interest income decreased

$19,000 to $48,000, or 28.4%, for the nine-month period ended May 31, 1999 compared to $67,000,000 for the nine-month period ended May 31, 1998 primarily due to a decrease in cash and cash equivalents. Rental and other income increased $241,000, or 4.5%, to $5,638,000 from $5,397,000, due to increased rental income earned pursuant to the terms of the Facilities Lease Agreement. Total expenses increased $1,776,000, or 103.4%, to $3,493,000 for the nine-month period ended May 31, 1999, compared to $1,717,000 for the nine-month period ended May 31, 1998. This increase in expenses is primarily attributable to an increase in professional fees due to increased legal, financial and advisory professionals who were engaged to assist ILM with the proposed agreement and plan of merger with Capital, as discussed in Note 2 to the financial statements, and increased legal fees associated with the construction loan facility. The $205,000 increase in general and administrative expenses to $361,000, for the nine-month period ended May 31, 1999, compared to $156,000 for the same period last year, was due to a variety of factors including increased Director and Officer insurance costs of $142,000; increased printing costs of $48,000 for the annual and quarterly reports which were completed earlier in the current year when compared to the previous year; and minor increases and decreases in other general and administrative costs. Directors' Compensation decreased $22,000, or 24.2%, due to a decrease in the number of Board members.

   1998 Compared to 1997

     Net income increased $889,000 for fiscal year 1998 compared to 1997. Total revenue was $7,320,000 representing an increase in revenue of $515,000 over the prior year. Rental and other income increased by $579,000 from $6,643,000 to $7,222,000 as a result of increased rental income earned pursuant to the terms of the Facilities Lease Agreement. Interest income decreased $64,000 as a result of a decrease in the average balances of cash and cash equivalents in 1998 versus 1997. Total expenses were $2,597,000 representing a decrease of $374,000 or 13% when compared to total expenses of $2,971,000 for the fiscal year 1997. General and administrative expenses decreased $572,000 due, in part, to reductions in advisory fees, reimbursable costs and ILM Holding restructuring costs of the prior year. This decrease in expenses was offset by a $229,000 increase in professional fees associated with restructuring advice provided by an independent investment banking firm and increased legal fees, as well as a $34,000 increase in director's fees.

   1997 Compared to 1996

     Net income decreased by $281,000 for fiscal year 1997 compared to 1996. Total revenue increased by $6,676,000 of which $6,643,000 was due to the consolidation of ILM Holding in 1997, an improvement in master lease rentals of $315,000 from the property leases owing to improved overall occupancies and revenues of the lessee and the inclusion of variable rent payments for fiscal year 1997. Interest income increased $33,000 as a result of an increase in the average balances of cash and cash equivalents in 1997 versus 1996. Total expenses were $2,971,000 representing an increase of $2,201,000 or 286% when compared to total expenses of $770,000 for the fiscal year 1996. General and administrative and professional fee expenses increased $653,000 of which $469,000 of the increase was due, in part, to expenses associated with purchasing the remaining controlling interest in ILM Holding, increased expenses associated with higher legal expenses and the expense of restructuring studies carried out by an independent investment banking firm. The remaining $184,000 increase in general and administrative and professional fee expenses is due to the consolidation of ILM Holding in 1997 which includes $116,000 associated with the charitable contribution in ILM Holding's preferred stock. Director compensation also increased in the current year by $58,000, due to an increase in the number of directors and board meetings. Depreciation and amortization expense increased $1,508,000 due to the consolidation of ILM Holding in 1997. Equity in income properties securing mortgage loans decreased by $4,756,000 as a result of the consolidation of ILM Holding in 1997. Equity in income properties securing mortgage loans decreased by $4,756,000 as a result of the consolidation of ILM Holding in 1997.

                    CERTAIN INFORMATION WITH RESPECT TO ILM

     The following is a general description of the business of ILM, its properties, and certain other matters.

GENERAL

     ILM is a finite-life corporation organized on March 6, 1989 in the Commonwealth of Virginia for the purpose of making construction and participating mortgage loans secured by its senior living communities. ILM has elected to qualify and be taxed as a REIT under the Code for each taxable year of its operations. As a REIT, ILM is allowed a deduction for the amount of dividends it pays to its shareholders, thereby effectively subjecting the distributed net income of ILM to taxation at the shareholder level only. In order to qualify as a REIT, among other things, ILM must distribute at least 95% of its taxable income on an annual basis and meet certain other requirements.

     ILM Holding holds title to the senior living communities which comprise the balance of operating investment properties on ILM's consolidated balance sheet subject to certain mortgage loans payable to ILM. Such mortgage loans and the related interest expense is eliminated on ILM's consolidated financial statements.

     For a complete corporate organization chart, see "ILM Entities Organization Chart" at page 9.

PROPERTIES

     ILM's investments as of May 31, 1999 are described below:

                                                        YEAR
        PROPERTY NAME                                 FACILITY      DATE OF     RENTABLE      RESIDENT
         AND LOCATION           TYPE OF PROPERTY       BUILT       INVESTMENT   UNITS(2)      CAPACITIES(3)
------------------------------  -----------------  --------------  ----------   -----------   -------------
Independence Village of         Senior Living           1989         6/29/89        159            161
Winston-Salem                   Community
Winston-Salem, NC
Independence Village of East    Senior Living           1989         6/29/89        161            162
Lansing                         Community
East Lansing, MI
Independence Village of         Senior Living           1991         4/29/91        164            205
Raleigh                         Community
Raleigh, NC
Independence Village of Peoria  Senior Living           1990        11/30/90        166            183
Peoria, IL                      Community
Crown Pointe Apartments         Senior Living           1984         2/14/90        135            163
Omaha, NE                       Community
Sedgwick Plaza Apartments       Senior Living           1984         2/14/90        150            170
Wichita, KS                     Community
West Shores                     Senior Living           1986        12/14/90        136            166
Hot Springs, AR                 Community
Villa Santa Barbara(1)          Senior Living           1979*         7/13/92        125            125
Santa Barbara, CA.              Community          *(extensively
                                                     renovated
                                                      in 1995)

------------------

(1) The acquisition of Villa Santa Barbara was financed jointly by ILM and ILM
    II. All amounts generated from Villa Santa Barbara are equitably apportioned between ILM, together with its consolidated subsidiary, and ILM II, together with its consolidated subsidiary (generally 25% and 75%, respectively). Villa Santa Barbara is owned 25% by ILM Holding and 75% by ILM II Holding.

(2) Information regarding rentable units has been disclosed in this proxy statement and ILM's periodic reports filed with the SEC because such information is deemed relevant in the real estate industry.

(3) Information regarding resident capacities has been disclosed in this proxy statement and ILM's periodic reports filed with the SEC because such information is deemed relevant in the health care industry.

     The above referenced properties have been leased to Lease I by ILM Holding pursuant to a master lease. This master lease is a "triple-net" lease whereby the lessee (Lease I) pays all operating expenses, governmental taxes and assessments, utility charges and insurance premiums, as well as the costs of all required maintenance, personal property and non-structural repairs in connection with the operation of the senior living communities. The lease terms provide that ILM Holding, as the lessor, is responsible for all major capital improvements and structural repairs during the initial term of the master lease, which expires on December 31, 1999, Lease I is obligated to pay annual base rent for the use of all of the facilities in the aggregate amount of $6,364,800. Lease I is also obligated to pay variable rent for each senior living community. Such variable rent is payable quarterly and is equal to 40% of the excess, if any, of the aggregate total revenues for the senior living communities, on an annualized basis, over $16,996,000. Variable rental income for the years ended August 31, 1998 and 1997 was $894,000 and $315,000, respectively and for the six months ended February 28, 1999 and 1998 was $564,000 and $288,000, respectively.

     ILM originally expected to liquidate its investments after a period of approximately 10 years, although under the terms of its charter and by-laws, property sales may occur at either earlier or later dates. ILM's Board may defer ILM's scheduled liquidation date, if in the opinion of a majority of the board's members, the disposition of ILM's assets at such time would result in a material under-realization of the value of ILM's assets; provided, however, that no such deferral may extend beyond December 31, 2014. The net proceeds of any sale transaction are expected to be distributed to ILM's shareholders, so that ILM will, in effect, be self-liquidating.

     Average occupancy levels, calculated as the percentage arrived at by dividing actual revenues received from residents for a particular period of time by the maximum potential revenue to be generated by a facility if the facility was fully occupied for that same period

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
of time, for each fiscal quarter during 1998 and the first two fiscal quarters during 1999 along with an average for the year are, for each property presented below:

                                                           AVERAGE QUARTERLY OCCUPANCY
                                            ---------------------------------------------------------
                                            2/28/98   5/31/98   8/31/98   11/30/98  2/28/99   5/31/99  AVERAGE
                                            --------  --------  --------  --------  --------  -------  -------
Independence Village of Winston-Salem.....     95%       94%       92%       92%       94%       98%      94%
Independence Village of East Lansing......     95%       94%       94%       94%       89%       89%      93%
Independence Village of Raleigh...........     97%       98%       96%       95%       94%       97%      96%
Independence Village of Peoria............     99%       98%       99%       99%       98%       95%      98%
Crown Pointe Apartments...................     99%       98%       96%       98%       98%       93%      97%
Sedgwick Plaza Apartments.................     90%       89%       91%       94%       91%       88%      91%
West Shores...............................     93%       98%       97%       97%       94%       99%      96%
Villa Santa Barbara.......................     97%       95%       96%       97%       99%       97%      97%

ASSET MANAGEMENT

     Through June 18, 1997 and subject to the supervision of ILM's Board, assistance in the management of the business of ILM was provided by PaineWebber. PaineWebber resigned from this position effective as of June 18, 1997, although PaineWebber agreed to provide certain administrative services to ILM and its affiliates through August 31, 1997. Through the date of its resignation, PaineWebber performed the day-to-day operations of ILM and acted as the investment advisor for, and consultant to, ILM. PaineWebber provided cash management, accounting, tax preparation, financial reporting, investor communications and relations as well as asset management services to ILM. These services are now being provided to ILM, subject to the supervision of ILM's Board, by various companies and consultants including Fleet Bank, Ernst & Young LLP, MAVRICC Management Systems, Inc. and Smith and Company. In addition, C. David Carlson, who was a Vice President of ILM until the date of PaineWebber's resignation and a Vice President of PaineWebber through October 1997, now serves as a consultant to ILM.

LEGAL PROCEEDINGS

     On May 8, 1998, Andrew A. Feldman and Jeri Feldman, as Trustees for the Andrew A. and Jeri Feldman Revocable Trust dated September 18, 1989, in the Supreme Court of the State New York, County of New York commenced a purported class action suit on behalf of the trust and all ILM and ILM II shareholders naming ILM, ILM II and their directors as defendants. The class action complaint alleged that the directors engaged in wasteful and oppressive conduct, breached their fiduciary duties in preventing the sale or liquidation of the assets of ILM and ILM II, and diverted certain of the corporate assets. The complaint sought compensatory damages in an unspecified amount, punitive damages, the judicial dissolution of ILM and ILM II, an order requiring the ILM and ILM II Boards to take all steps to maximize shareholder value, including either an auction or liquidation, and rescinding certain agreements, and attorney's fees. On July 8, 1998, ILM and its other co-defendants moved to dismiss the complaint on all counts.

     On December 8, 1998, the court granted ILM's dismissal motion in part but afforded the plaintiffs leave to amend their complaint. By doing so, the court accepted ILM's position that all claims relating to the derivative actions were filed improperly. In addition, the court dismissed common law claims for punitive damages, but allowed plaintiffs to amend their claims to assert claims alleging that the defendants injured shareholders without injuring ILM as a whole. On January 22, 1999, the Feldman plaintiffs filed an amended complaint, again purporting to commence a class action, and adding claims under Section 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder. Even before ILM and the ILM Board responded to the amended complaint, the Feldman plaintiffs moved for leave to file a second amended complaint to add claims directed at enjoining the announced potential merger with Capital and, alternatively, for compensatory and punitive damages. At a hearing held on March 4, 1999 relating to the motion for leave to file the second amended complaint and to expedite discovery, the court granted leave to amend and set a schedule for discovery leading to a trial (if necessary) in the summer of 1999. On March 9, 1999 the Feldman plaintiffs filed a second amended complaint which included claims for injunctive relief and, in the alternative, damages in an unspecified amount. In response to ILM's motion to dismiss the second amended complaint, the Court issued an order dismissing the plaintiffs' federal securities law claims but denying the motion to dismiss plaintiffs' claims for breach of fiduciary duty and judicial dissolution, which motion was addressed to the pleadings and not the merits of the action. The plaintiffs have requested documents and depositions of certain current and former directors.

     On June 21, 1999, ILM, ILM II and each of its directors answered the second amended complaint and denied any and all liability to plaintiffs or the putative class, and moved for reconsideration of the portion of the Court's June 7, 1999 order denying their motion to dismiss. In response to discovery requests, ILM, ILM II and other defendants produced documents to the plaintiffs and the depositions of both current and former directors as well as others were taken. As of July 1, 1999, all discovery had been completed in this action.

     On July 2, 1999, the parties to this action came to an agreement-in-principle to settle the action. On August 3, 1999, the parties entered into a Stipulation of Settlement(the "Stipulation") and on August 11, 1999, the Court signed an order preliminarily approving the Stipulation and providing for notice of the Stipulation to the proposed settlement class.

     On September 30, 1999, the Court conducted a hearing and on October 4, 1999 issued an Order certifying a settlement class and approving the proposed settlement as fair, reasonable and adequate, subject to the condition that certain modifications be made to the Stipulation and any related documents filed with the Court on or before October 15, 1999.

     On October 15, 1999, the parties entered into a revised Stipulation of Settlement and filed it with the Court which approved the Settlement by order dated October 21, 1999. In issuing that order, the Court entered a final judgment dismissing the action (and all non-derivative claims of the settlement class against the defendants) with prejudice. In its October 4th Order, the Court also denied the application by plaintiffs' counsel for payment of attorneys' fees and expenses, without prejudice to renewal within 14 days upon reapplication therefor. On or about October 14, 1999, plaintiff's counsel reapplied to the

Court for fees and expenses. A hearing is scheduled for November___, 1999. Under the Stipulation of Settlement, Capital is responsible for payment of attorneys' fees and expenses sought under the application as long as the proposed merger is consummated.

COMPETITION

     In general, ILM competes with other long-term health care providers in seven states on a local and regional basis. Some competitors have financial resources greater than those of ILM while others are non-profit or charitable organizations. ILM expects that significant competitive factors will include the quality and spectrum of care and services provided, the reputation of the personnel employed, the physical appearance of the facilities and, in the case of private-pay patients, the level of charges for services. ILM also believes that ILM's communities compete on a local and regional basis, rather than on a national basis. As a result, ILM seeks to meet competition in each locality or region, as the case may be, by improving the quality and type of services provided, the appearance of its facilities, and by responding appropriately to regional variations in demographics and preferences. Historically, regulations such as building code requirements and certificate of need requirements have often deterred the construction of long-term care facilities.

REGULATIONS

     License and certification standards vary from jurisdiction to jurisdiction and undergo periodic revision. These requirements relate to, among other things, the quality of the professional care provided, the qualification of administrative personnel and professional or licensed staff, the adequacy of the facility and its equipment, and continuing compliance with laws and regulations relating to the operation of the communities. The failure to obtain, renew or maintain any of the required regulatory approvals or licenses could adversely affect expansion of ILM's business and could prevent the location involved from offering services to patients. ILM believes it is currently in substantial compliance with licensing requirements; however, there can be no assurance that ILM will be able to maintain such licenses for its communities or that ILM will not be required to expend significant funds in order to meet such requirements.

     Of the states in which ILM operates assisted living facilities, Arkansas, Michigan and North Carolina have a "Certificate of Need" statute. In these states, approval by the appropriate state health regulatory agencies must be obtained and a Certificate of Need or similar authorization issued prior to certain activities being taken, including in some states, changes in the management of a long-term care facility, the addition of new beds or services or the making of certain capital expenditures. To the extent Certificate of Need approvals are required for expansion of ILM's operations, such expansion may be delayed or otherwise affected. Furthermore, certain states have now or in the past imposed moratoriums on the development of new facilities.

EMPLOYEES

     As of October 31, 1999, all of ILM's properties are managed by Capital and ILM retains one full-time, independent consultant, David Carlson, to oversee the operations of ILM's business.

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

INSURANCE

     ILM maintains, on behalf of itself and its subsidiaries, Building and Contents insurance in the amount of $100.0 million, Comprehensive General Liability insurance in the amount of $2.0 million, and Professional Liability insurance in the amount of $2.0 million, subject to certain deductibles, exclusions and other terms.

                          DIRECTORS AND EXECUTIVE OFFICERS

     Below is a list of the names of the directors and executive officers of ILM and Capital, respectively, including their principal occupations and the name, principal business and location of the corporation or organization in which the occupation or employment is conducted. Also set forth below is a description of their occupation and employment during the last five years. Each person listed below is a citizen of the United States. Unless otherwise indicated, the business location of each director and executive officer of ILM or Capital, for the past five years, has been the principal executive office of ILM or Capital, as the case may be.

                                      ILM

 NAME                                                  AGE
------                                                 ---
        J. William Sharman, Jr.......................  58    Chairman of the Board, Chief Executive
                                                                Officer, President and Director
        Jeffry R. Dwyer..............................  52    Secretary and Director
        Carl J. Schramm..............................  52    Director

                                    CAPITAL

 NAME                                                 AGE
------                                                -------
        James A. Stroud.............................     49     Chairman of the Board, Chairman and
                                                                   Secretary
        Lawrence A. Cohen...........................     45     Vice Chairman and Chief Executive Officer
        Keith N. Johannessen........................     42     President, Chief Operating Officer and
                                                                   Director
        Ralph A. Beattie............................            Executive Vice President
                                                                   and Chief Financial Officer
        Dr. Gordon I. Goldstein.....................     62     Director
        James A. Moore..............................     65     Director
        Dr. Victor W. Nee...........................     64     Director

     J. WILLIAM SHARMAN, JR. has served as a director of ILM since its inception in 1989 and has been ILM's President, Chief Executive Officer and Chairman of the Board since July 28, 1998. Mr. Sharman is the Chairman of the Board and CEO of Lancaster Hotels and Resorts, Inc., a hotel management company, and Bayou Equities, Inc., a hotel development company which have principal places of business in Houston, Texas. He has held these positions respectively since
1995 and 1992. Mr. Sharman served for 10 years, beginning in 1989, as Chairman of the Board and President of The Lancaster Group, Inc., a real estate development firm based in Houston, Texas, which is the predecessor of Lancaster Hotel Management, L.C. and Bayou Equities, Inc. Mr. Sharman serves as Director of Small Luxury Hotels, Ltd. of the United Kingdom, an international hotel marketing and reservations firm, and also serves on the Board of Trustees of St. Edwards University in Austin, Texas. Mr. Sharman also has served as President and Director of

ILM II since 1998, and Director of Lease I and Lease II. Each of ILM II,
Lease I and Lease II is an affiliate of ILM. He has a Bachelor of Science degree in Civil Engineering from the University of Notre Dame.

     JEFFRY R. DWYER presently serves as a director and Secretary of ILM. He has served as a director of ILM since its inception in 1989. Mr. Dwyer has been a shareholder of the international law firm of Greenberg Traurig located in Washington, D.C. since June 1997. From 1993 to 1997, Mr. Dwyer was a partner with the law firm of Akin, Gump, Strauss, Hauer & Feld in the District of Columbia. Mr. Dwyer also presently serves as Secretary and a director of ILM II and President and Director, Lease I and Lease II. Mr. Dwyer has written several law review articles and a major treatise on real estate financing and has taught Real Estate Planning as an Adjunct Professor at the Georgetown University Law Center. Mr. Dwyer graduated from Georgetown University and received his juris doctor from the Georgetown University Law Center.

     CARL J. SCHRAMM has been a director of ILM since December 5, 1996.
Mr. Schramm is President of Greenspring Advisors, Inc., located in Towson, Maryland, a consulting and advisory firm serving clients in the managed care, health insurance and health information industries. He has occupied this position since 1996. From 1993 to 1995, Mr. Schramm served as Executive Vice President of Fortis, Inc., a diversified insurance and financial services company located in New York City. From 1987 to 1992, Mr. Schramm was President of the Health Insurance Association of America, the national trade association of commercial health underwriters. Mr. Schramm currently serves on the boards of HCIA, Inc., the Rochdale Insurance Group, Health Process Management and Post Acute Care, L.L.C. Mr. Schramm holds a Ph.D in Economics from the University of Wisconsin and received his juris doctor from Georgetown University. Mr. Schramm also presently serves as a director of ILM II.

     JAMES A. STROUD is Chairman of the Board, Chairman and Secretary of Capital. He has served as a director of Capital and its predecessors since January 1986 and was Chief Operating Officer from January 1986 to May 1999.
Mr. Stroud also serves on the board of various educational and charitable organizations, and in varying capacities with several trade organizations, including as a member of the Founder's Council and Board of Directors of the Assisted Living Federation of America, and as President, and as a member of the Board of Directors of the National Association For Senior Living Industry Executives. Mr. Stroud also serves as an Advisory Group member to the National Investment Conference. Mr. Stroud was a Founder of the Texas Assisted Living Association and serves as a member of its Board of Directors. Mr. Stroud has earned a Masters in Law, is a licensed attorney and also is a certified public accountant.

     LAWRENCE A. COHEN is Vice Chairman and Chief Executive Officer of Capital. He has served as a director and Vice Chairman of Capital since November 1996 and was Chief Financial Officer from November 1996 to June 1999. Mr. Cohen became Chief Executive Officer in May, 1999. From 1991 to 1996, Mr. Cohen served as President, and Chief Executive Officer of PaineWebber Properties Incorporated, which controlled a real estate portfolio having a cost basis of approximately $3.0 billion, including senior living facilities of approximately
$110.0 million. From April 1991 to May 1998, Mr. Cohen was President and a member of the boards of directors of ILM and ILM II. From April 1991 to July 7, 1998 Mr. Cohen was a member of the board of directors of Lease I and Lease II. Mr. Cohen serves as a member of the Corporate Finance Committee and chairman of the Direct Participation Programs Subcommittee of the NASD Regulation, Inc., and was a founding member of the executive committee of the Board of the American Seniors Housing Association. Mr. Cohen has earned a Masters in Law, is a licensed attorney and also is a certified public accountant. Mr. Cohen has had positions with businesses involved in senior living for 14 years.

     KEITH N. JOHANNESSEN is President and Chief Operating Officer of Capital. He has served as President of Capital and its predecessors since March 1994, and previously served as Executive Vice President from May 1993 to March 1994. From 1992 to 1993, Mr. Johannessen served as Senior Manager in the health care practice of Ernst & Young. From 1987 to 1992, Mr. Johannessen was Executive Vice President of Oxford Retirement Services, Inc. Mr. Johannessen has served on the State of the Industry and Model Assisted Living Regulations Committees of the American Seniors Housing Association. Mr. Johannessen has been active in operational aspects of senior housing for 20 years.

     RALPH A. BEATTIE joined Capital as Executive Vice President and Chief Financial Officer in June 1999. From 1997 to 1999, he served as an Executive Vice President and the Chief Financial Officer of Universal Sports America, Inc. For the previous eight years, he was an Executive Vice President and the Chief Financial Officer for Haggar Clothing Company, during which time Haggar successfully completed its initial public offering. Mr. Beattie has earned his Masters of Business Administration and is both a certified management accountant and a Certified Financial Planner.

     DR. GORDON I. GOLDSTEIN is a director of Capital. Dr. Goldstein was an attending anesthesiologist at Presbyterian Hospital in Dallas, Texas from 1967 through 1998 and at the Surgery Center Southwest since 1990. He is currently emeritus staff at Presbyterian Hospital of Dallas where he has been since 1998. He is board certified by the American Board of Anesthesiology and has been a Fellow of the American College of Anesthesiology since 1996. Dr. Goldstein has published Diagnosis and Treatment of Reactions of Chymopapain and Successful Treatment of Cafe Coronary. Dr. Goldstein received his undergraduate degree in biology and chemistry from East Tennessee State University, his M.D. from the University of Tennessee Medical School and has served in the medical profession in the northeast and currently in the southwest. Dr. Goldstein served as the Chairman of the Department of Anesthesiology at Presbyterian Hospital in Dallas, Texas from 1994 to 1997. He is currently managing director of GF Holdings.

     JAMES A. MOORE is a director of Capital. He is currently President of Moore Diversified Services, Inc., a senior living consulting firm engaged in market feasibility studies, investment advisory services and marketing and strategic consulting in the senior living industry, which has its principal offices in Fort Worth, Texas. Mr. Moore has held this position since May 1971. Mr. Moore has 35 years of industry experience and has conducted over 1,600 senior living consulting engagements in approximately 475 markets, in 46 states and six countries. Mr. Moore has authored numerous senior living and health care industry technical papers and trade journal articles, as well as the books Assisted

Living--Pure & Simple Development and Operating Strategies and Assisted Living 2000, which are required assisted living certification course material for the American College of Health Care Administrators. Mr. Moore is the immediate past president of The National Association for Senior Living Industries and is the current chairman of The National Foundation for Retirement Living.

     DR. VICTOR W. NEE is a director of Capital. He has been a Professor in the Department of Aerospace and Mechanical Engineering at the University of Notre Dame since 1965. In addition to his professional duties, Dr. Nee has served as Director of the Advanced Technology Center at the University of Massachusetts, Dartmouth from 1993 to 1995, and as Director of the Advanced Engineering Research Laboratory at the University of Notre Dame from 1991 to 1993. Dr. Nee received a Bachelors of Science from the National Taiwan University in Civil Engineering and a Ph.D. in Fluid Mechanics from The Johns Hopkins University. Dr. Nee holds international positions as an advisor to governmental, educational and industrial organizations in China.

     None of the executive officers or directors of ILM or Capital has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree of final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

                             SHAREHOLDER PROPOSALS

     If the merger is not completed, ILM will hold an annual meeting for the election of directors in calendar year 2000. If such meeting is held, the deadline for receipt of a proposal to be considered for inclusion in ILM's proxy statement for the calendar year 2000 annual meeting will be
                        , 2000.

                                 OTHER MATTERS

     The ILM Board is not aware of any matter not set forth herein that may be raised at the special meeting. If, however, further business is properly raised at the special meeting, the persons named in the proxies will vote the shares represented by the proxies in accordance with their judgment. If, on the date of the special meeting, the relevant number of proxies needed to approve the merger have not been obtained, then, to the extent permitted by law, the special meeting will be adjourned until the requisite number of proxies necessary to approve the merger have been received.

                                    EXPERTS

     The consolidated financial statements of ILM at August 31, 1998 and 1997 and for each of the three years in the period ended August 31, 1998, included in this document have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere in this proxy statement. The financial statements referred to above are included in reliance upon such report given on the authority of Ernst & Young as experts in accounting and auditing.

                              NO APPRAISAL RIGHTS

     Because ILM has at least 2,000 shareholders of record and neither ILM's articles of incorporation nor by-laws provide for any appraisal rights, ILM's shareholders will not have any right to object to the merger and have the value of their shares of ILM common stock determined by a court. Accordingly, ILM's shareholders will not be afforded these dissenter's rights.

                                                ILM SENIOR LIVING, INC.

December    , 1999

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                          PAGE
                                                                                                          -----
Consolidated Financial Statements of ILM Senior Living, Inc.:
   Report of Ernst & Young LLP, Independent Auditors....................................................    F-2
   Consolidated Balance Sheets--May 31, 1999 (Unaudited) and August 31, 1998 and 1997...................    F-3
   Consolidated Statements of Income--Three months and nine months ended May 31, 1999 and 1998
     (Unaudited) and Years ended August 31, 1998, 1997, and 1996........................................    F-4
   Consolidated Statements of Changes in Shareholders' Equity--Nine months ended February 28, 1999
     (Unaudited) and Years ended August 31, 1998, 1997, and 1996........................................    F-5
   Consolidated Statements of Cash Flows--Nine months ended February 28, 1999 and 1998 (Unaudited) and
     Years ended August 31, 1998, 1997, and 1996........................................................    F-6
   Notes to Consolidated Financial Statements...........................................................    F-8

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Shareholders of
ILM Senior Living, Inc.:

We have audited the accompanying consolidated balance sheets of ILM Senior Living, Inc. and subsidiary as of August 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended August 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ILM Senior Living, Inc. and subsidiary at August 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended August 31, 1998, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Dallas, Texas
October 13, 1998

                            ILM SENIOR LIVING, INC.
                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                              AUGUST 31,
                                                                            MAY 31,
                                                                              1999          1998       1997
                                                                           ------------   --------   --------
                                                                           (UNAUDITED)
                                 ASSETS
Operating investment properties, at cost:
   Land..................................................................    $  4,865     $  4,768   $  3,792
   Building and improvements.............................................      38,166       38,166     38,147
   Furniture, fixtures and equipment.....................................       4,948        4,948      4,948
                                                                             --------     --------   --------
                                                                               47,979       47,882     46,887
   Less: accumulated depreciation........................................     (13,096)     (12,131)   (10,844)
                                                                             --------     --------   --------
                                                                               34,883       35,751     36,043
Real estate investments:
   Unamortized mortgage fees.............................................       2,256        2,256      2,256
   Less: accumulated amortization........................................      (2,106)      (1,938)    (1,712)
                                                                             --------     --------   --------
                                                                                  150          318        544
Loan origination fees, net...............................................         219          102         --
Cash and cash equivalents................................................         718        2,264      3,136
Accounts receivable--related party.......................................         296          336        116
Prepaid expenses and other assets........................................         136           90        108
Deferred rent receivable.................................................          22           49         86
                                                                             --------     --------   --------
                                                                             $ 36,424     $ 38,910   $ 40,033
                                                                             --------     --------   --------
                                                                             --------     --------   --------

                  LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable--related party..........................................    $     --     $     --   $     93
Accounts payable and accrued expenses....................................         435          326        166
                                                                             --------     --------   --------
                                                                                  435          326        259
Preferred shareholders' minority interest in consolidated subsidiary.....         132          125        116
                                                                             --------     --------   --------
      Total liabilities..................................................         567          451        375
Commitments and contingencies
Shareholders' equity:
   Common stock, $0.01 par value, 10,000,000 shares authorized, 7,520,100
      shares issued and outstanding......................................          75           75         75
   Additional paid-in capital............................................      65,711       65,711     65,711
   Accumulated deficit...................................................     (29,929)     (27,327)   (26,128)
                                                                             --------     --------   --------
      Total shareholders' equity.........................................      35,857       38,459     39,658
                                                                             --------     --------   --------
                                                                             $ 36,424     $ 38,910   $ 40,033
                                                                             --------     --------   --------
                                                                             --------     --------   --------

                            See accompanying notes.

                            ILM SENIOR LIVING, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    NINE MONTHS ENDED            THREE MONTHS ENDED
                                        MAY 31,                       MAY 31,               YEAR ENDED AUGUST 31,
                               ---------------------------   ---------------------------   ------------------------
                                 1999           1998           1999           1998          1998     1997     1996
                               ------------   ------------   ------------   ------------   ------   ------   ------
                                       (UNAUDITED)                   (UNAUDITED)
REVENUES:
   Rental and other income...     $5,638         $5,397         $1,877         $1,814      $7,222   $6,643   $   --
   Interest income earned on
      cash equivalents.......         48             67              9             11          98      162      129
                                  ------         ------         ------         ------      ------   ------   ------
                                   5,686          5,464          1,886          1,825       7,320    6,805      129
EXPENSES:
   Depreciation..............        965            962            322            321       1,287    1,282       --
   Amortization..............        220            169             73             56         226      226       --
   Management fees...........         --             --             --             --          --       70       88
   General and
      administrative.........        361            156            105             45         294      866      343
   Professional fees.........      1,878            339            834            186         674      445      315
   Director compensation.....         69             91             20             30         116       82       24
                                  ------         ------         ------         ------      ------   ------   ------
                                   3,493          1,717          1,354            638       2,597    2,971      770
                                  ------         ------         ------         ------      ------   ------   ------
Operating income (loss)......      2,193          3,747            532          1,187       4,723    3,834     (641)
Equity in income of
   properties securing
   mortgage loans............         --             --             --             --          --       --    4,756
                                  ------         ------         ------         ------      ------   ------   ------
NET INCOME...................     $2,193         $3,747         $  532         $1,187      $4,723   $3,834   $4,115
                                  ------         ------         ------         ------      ------   ------   ------
                                  ------         ------         ------         ------      ------   ------   ------
Earnings per share of common
   stock.....................     $ 0.29         $ 0.50         $ 0.07         $ 0.16      $ 0.63   $ 0.51   $ 0.55
                                  ------         ------         ------         ------      ------   ------   ------
                                  ------         ------         ------         ------      ------   ------   ------
Cash dividends paid per share
   of common stock...........     $ 0.64         $ 0.59         $ 0.22         $ 0.20      $ 0.79   $ 0.74   $ 0.70
                                  ------         ------         ------         ------      ------   ------   ------
                                  ------         ------         ------         ------      ------   ------   ------

     The above earnings and cash dividends paid per share of common stock are based upon the 7,520,100 shares outstanding during the year.

                            See accompanying notes.

                            ILM SENIOR LIVING, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    COMMON STOCK $.01
                                                        PAR VALUE        ADDITIONAL
                                                    ------------------    PAID-IN     ACCUMULATED
                                                     SHARES     AMOUNT    CAPITAL      DEFICIT       TOTAL
                                                    ---------   ------   ----------   -----------   -------
Shareholders' equity at August 31, 1995...........  7,520,100    $ 75     $ 65,711     $ (22,569)   $43,217
   Cash dividends paid............................         --      --           --        (5,264)    (5,264)
   Distribution of stock in ILM Lease
      Corporation.................................         --      --           --          (700)      (700)
   Net income.....................................         --      --           --         4,115      4,115
                                                    ---------    ----     --------     ---------    -------
Shareholders' equity at August 31, 1996...........  7,520,100      75       65,711       (24,418)    41,368
   Cash dividends paid............................         --      --           --        (5,544)    (5,544)
   Net income.....................................         --      --           --         3,834      3,834
                                                    ---------    ----     --------     ---------    -------
Shareholders' equity at August 31, 1997...........  7,520,100      75       65,711       (26,128)    39,658
   Cash dividends paid............................         --      --           --        (5,922)    (5,922)
   Net income.....................................         --      --           --         4,723      4,723
                                                    ---------    ----     --------     ---------    -------
Shareholders' equity at August 31, 1998...........  7,520,100      75       65,711       (27,327)    38,459
   Cash dividends paid............................         --      --           --        (4,795)    (4,795)
   Net income.....................................         --      --           --         2,193      2,193
                                                    ---------    ----     --------     ---------    -------
Shareholders' equity at May 31, 1999
   (Unaudited)....................................  7,520,100    $ 75     $ 65,711     $ (29,929)   $35,857
                                                    ---------    ----     --------     ---------    -------
                                                    ---------    ----     --------     ---------    -------

                            See accompanying notes.

                            ILM SENIOR LIVING, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                      NINE MONTHS ENDED
                                                           MAY 31,            YEAR ENDED AUGUST 31,
                                                      ------------------   ---------------------------
                                                       1999       1998      1998      1997      1996
                                                      -------    -------   -------   -------   -------
                                                         (UNAUDITED)
Cash flows from operating activities:
   Net income.......................................  $ 2,193    $ 3,747   $ 4,723   $ 3,834   $ 4,115
   Adjustments to reconcile net income to net cash
      provided by (used in) operating activities:
      Equity in income of properties securing
         mortgage loans.............................       --         --        --        --    (4,756)
      Depreciation and amortization.................    1,185      1,131     1,513     1,508        --
      Charitable contribution of subsidiary's
         preferred stock and accrued dividends......        7          6         9       116        --
      Changes in assets and liabilities:
         Interest and other receivables.............       --         --        --       397      (178)
         Accounts receivable--related party.........       40     (1,708)     (220)      232        --
         Prepaid expenses and other assets..........      (47)        44        18       (97)        1
         Deferred rent receivable...................       27         28        37        37        --
         Accounts payable--related party............      109        112       (93)       71      (122)
         Accounts payable and accrued expenses......       --         32       160       105       (67)
                                                      -------    -------   -------   -------   -------
            Net cash provided by (used in) operating
               activities...........................    3,514      3,392     6,147     6,203    (1,007)
                                                      -------    -------   -------   -------   -------
Cash flows (used in) from investing activities:
   Initial investment in ILM I Lease Corporation....       --         --        --        --      (700)
   Additional fundings of construction loans........       --         --        --        --      (106)
   Contractual payments received on mortgage
      loans.........................................       --         --        --        --     6,122
   ILM Holding acquired cash balance................       --         --        --       400        --
   Additions to operating investment properties.....      (97)      (852)     (995)     (533)       --
                                                      -------    -------   -------   -------   -------
            Net cash (used in) provided by investing
               activities...........................      (97)      (852)     (995)     (133)    5,316
                                                      -------    -------   -------   -------   -------

                            ILM SENIOR LIVING, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS--(CONTINUED)

                                 (IN THOUSANDS)

                                                      NINE MONTHS ENDED
                                                           MAY 31,            YEAR ENDED AUGUST 31,
                                                      ------------------   ---------------------------
                                                       1999       1998      1998      1997      1996
                                                      -------    -------   -------   -------   -------
                                                         (UNAUDITED)
Cash flows used in financing activities:
   Loan origination fees............................     (168)        --      (102)       --        --
   Cash dividends paid to shareholders..............   (4,795)    (4,418)   (5,922)   (5,544)   (5,264)
                                                      -------    -------   -------   -------   -------
            Net cash used in financing activities...   (4,963)    (4,418)   (6,024)   (5,544)   (5,264)
                                                      -------    -------   -------   -------   -------
Net increase (decrease) in cash and cash
   equivalents......................................   (1,546)    (1,878)     (872)      526      (955)
Cash and cash equivalents, beginning of year........    2,264      3,136     3,136     2,610     3,565
                                                      -------    -------   -------   -------   -------
Cash and cash equivalents, end of period............  $   718    $ 1,258   $ 2,264   $ 3,136   $ 2,610
                                                      -------    -------   -------   -------   -------
                                                      -------    -------   -------   -------   -------
Cash paid for state income taxes....................  $    --    $    --   $    13   $    --   $     3
                                                      -------    -------   -------   -------   -------
                                                      -------    -------   -------   -------   -------

                            See accompanying notes.

                            ILM SENIOR LIVING, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  AUGUST 31, 1998 AND MAY 31, 1999 (UNAUDITED)

1. NATURE OF OPERATIONS, RESTRUCTURING, AND BASIS OF PRESENTATION

     ILM Senior Living, Inc. (the "Company"), formerly PaineWebber Independent Living Mortgage Fund, Inc., was organized as a corporation on March 6, 1989 under the laws of the State of Virginia. On June 21, 1989 the Company commenced a public offering of up to 10,000,000 shares of its common stock at $10 per share, pursuant to the final prospectus, as amended, incorporated into a Registration Statement filed on Form S-11 under the Securities Act of 1933 (Registration Statement No. 33-27653) (the "Prospectus"). The public offering terminated on July 21, 1989 with a total of 7,520,100 shares issued. The Company received capital contributions of $75,201,000, of which $201,000 represented the sale of 20,100 shares to an affiliate at that time, PaineWebber Group, Inc. ("PaineWebber"). For discussion purposes, PaineWebber will refer to PaineWebber Group, Inc. and all affiliates that provided services to the Company in the past.

     The Company has elected to qualify and be taxed as a Real Estate Investment Trust ("REIT") under the Internal Revenue Code of 1986, as amended, for each taxable year of operations (see Note 2).

     The Company originally invested the net proceeds of the initial public offering in eight participating mortgage loans secured by senior housing facilities located in seven different states ("Senior Housing Facilities"). All of the loans made by the Company were originally to Angeles Housing Concepts, Inc. ("AHC"), a company specializing in the development, acquisition and operation of senior housing facilities.

     The Company entered into an exclusivity agreement, as amended, with AHC and its parent company, Angeles Corporation ("Angeles"), which required AHC to provide the Company with certain specific opportunities to finance senior housing facilities and set forth the terms and conditions of the loans which were made. The loan documents under the aforementioned exclusivity agreement called for interest to be paid on construction loans at the rate of 13% per annum during the construction period and for base interest to be paid on the permanent loans at the rate of 10% per annum. In addition to the base interest, additional interest was to be paid on the permanent loans in an amount equal to 10% of the gross revenues of the Senior Housing Facilities, as defined. Under the terms of the amended exclusivity agreement, additional interest was to be no less than 3% of the aggregate principal amount of all permanent loans outstanding for the entire term of the investments. In the aggregate, the properties securing loans from the Company did not generate sufficient cash flow to cover the debt service payments owed to the Company under the amended terms of the exclusivity agreement. To the extent that the properties did not generate sufficient cash flow to make the full payments due under the loan documents, the shortfall was funded by AHC through December 1992. The source of cash to make up these shortfalls was from specified deficit reserve accounts, which had been funded from the proceeds of the mortgage loans, and from contributions by Angeles.

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  AUGUST 31, 1998 AND MAY 31, 1999 (UNAUDITED)

1. NATURE OF OPERATIONS, RESTRUCTURING, AND BASIS OF PRESENTATION--(CONTINUED)

     During the quarter ended February 28, 1993, Angeles announced that it was experiencing liquidity problems that resulted in the inability to meet its obligations. Subsequent to such announcements, AHC defaulted on the regularly scheduled mortgage loan payments due to the Company on March 1, 1993. Subsequent to March 1993, payments toward the debt service owed on the Company's loans were limited to the net cash flow of the operating investment properties. On May 3, 1993, Angeles filed for reorganization under a Chapter 11 Federal Bankruptcy petition filed in the state of California. AHC did not file for reorganization. The Company retained special counsel and held extensive discussions with AHC concerning the default status of its loans. During the fourth quarter of fiscal 1993, a non-binding settlement agreement between the Company, AHC and Angeles was reached whereby ownership of the properties would be transferred from AHC to the Company or its designated affiliates. Under the terms of the settlement agreement, the Company would release AHC and Angeles from certain obligations under the loans. On April 27, 1994, each of the properties owned by AHC and securing the loans was transferred (collectively, "the Transfers") to newly-created special purpose corporations affiliated with the Company (collectively, "the Property Companies"). The Transfers had an effective date of April 1, 1994 and were made pursuant to the settlement agreement entered into on February 17, 1994 ("the Settlement Agreement") between the Company and AHC which had previously been approved by the bankruptcy court handling the bankruptcy case of Angeles. All of the capital stock of each Property Company was held by ILM Holding, Inc. ("ILM Holding"), a Virginia corporation. In August 1995, each of the Property Companies merged into ILM Holding which is majority owned by the Company. As a result, ownership of the Senior Housing Facilities is now held by ILM Holding, and the Property Companies no longer exist as separate legal entities.

     ILM Holding holds title to the eight Senior Housing Facilities which comprise the balance of operating investment properties on the accompanying consolidated balance sheets, subject to certain mortgage loans payable to the Company. Such mortgage loans and the related interest expense are eliminated in consolidation. The capital stock of ILM Holding was originally owned by the Company and PaineWebber. ILM Holding had issued 100 shares of Series A Preferred Stock to the Company in return for a capital contribution in the amount of $693,000 and had issued 10,000 shares of common stock to PaineWebber in return for a capital contribution in the amount of $7,000. The common stock represented approximately 99 percent of the voting power and 1 percent of the economic interest in ILM Holding, while the preferred stock represented approximately 1 percent of the voting power and 99 percent of the economic interest in ILM Holding.

     The Company completed its restructuring plans by converting ILM Holding to a REIT for tax purposes. In connection with these plans, on November 21, 1996, the Company requested that PaineWebber sell all of the stock held in ILM Holding to the Company for a price equal to the fair market value of the 1% economic interest in ILM Holding represented by the common stock. On January 10, 1997, this transfer of the common stock of ILM

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  AUGUST 31, 1998 AND MAY 31, 1999 (UNAUDITED)

1. NATURE OF OPERATIONS, RESTRUCTURING, AND BASIS OF PRESENTATION--(CONTINUED)

Holding was completed at an agreed upon fair value of $46,000. With this transfer completed, effective January 23, 1997, ILM Holding recapitalized its common stock and preferred stock by replacing the outstanding shares with 50,000 shares of new common stock and 275 shares of a new class of nonvoting, 8% cumulative preferred stock issued to the Company. The number of authorized shares of preferred and common stock in ILM Holding were also increased as part of the recapitalization. Following the recapitalization, the Company made charitable gifts of one share of the preferred stock in ILM Holding to each of 111 charitable organizations so that ILM Holding would meet the stock ownership requirements of a REIT as of January 30, 1997. The preferred stock has a liquidation preference of $1,000 per share plus any accrued and unpaid dividends. Dividends on the preferred stock will accrue at a rate of 8% per annum on the original $1,000 liquidation preference and will be cumulative from the date of issuance. Since ILM Holding is not expected to have sufficient cash flow in the foreseeable future to make the required dividend payments, it is anticipated that dividends will accrue and be paid at liquidation. The Company recorded the contribution of the preferred stock in ILM Holding to the charitable organizations at the amount of the initial liquidation preference of $111,000. Such amount is included in general and administrative expense on the accompanying income statement for the year ended August 31, 1997. Cumulative dividends accrued as of August 31, 1998 and 1997 on the preferred stock in ILM Holding totaled approximately $14,000 and $5,000, respectively. Cumulative dividends accrued as of May 31, 1999 on the preferred stock in ILM Holding totaled approximately $20,720.

     As part of the fiscal 1994 settlement agreement with AHC, ILM Holding retained AHC as the property manager for all of the Senior Housing Facilities pursuant to the terms of a management agreement. As discussed further in
Note 5, the management agreement with AHC was terminated in July 1996. Subsequent to the effective date of the Settlement Agreement with AHC, management investigated and evaluated the available options for structuring the ownership of the properties in order to maximize the potential returns to the existing shareholders while maintaining the Company's qualification as a REIT under the Internal Revenue Code (see Note 2). As discussed further in Note 4, on September 12, 1994, the Company formed a new subsidiary, ILM I Lease Corporation ("Lease I"), for the purpose of operating the Senior Housing Facilities. On September 1, 1995, after the Company received the required regulatory approval, the Company distributed all of the shares of capital stock of Lease I to the holders of record of the Company's common stock. The Senior Housing Facilities were leased to Lease I effective September 1, 1995 (see Note 4 for a description of the master lease agreement). Lease I is a public company subject to the reporting obligations of the Securities and Exchange Commission.

2. USE OF ESTIMATES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles which requires

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  AUGUST 31, 1998 AND MAY 31, 1999 (UNAUDITED)

2. USE OF ESTIMATES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

management to make estimate and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of August 31, 1998 and 1997 and revenues and expenses for each of the three years in the period ended August 31, 1998. Actual results could differ from the estimates and assumptions used.

     The Company's significant accounting policies are summarized as follows:

A. BASIS OF PRESENTATION

     The operating cycle in the real estate industry is longer than one year and the distinction between current and non-current is of little relevance. Accordingly, the accompanying consolidated balance sheet is presented in an unclassified format.

     The accompanying financial statements include the financial statements of the Company and ILM Holding. All intercompany balances and transactions have been eliminated in consolidation.

     Effective January 10, 1997, the Company purchased the remaining common shares held by PaineWebber of ILM Holding, which provided the Company with 100% majority voting control, for $46,000 which is included in general and administrative expense for the year ended August 31, 1997. Accordingly, the accounts of ILM Holding have been consolidated with those of the Company as though this controlling interest had been acquired at September 1, 1996. The accompanying financial statements for fiscal year 1996 account for the Company's investment in ILM Holding using the equity method. Under the equity method, the Company's investment in ILM Holding is carried at cost, including the face amount of the mortgage loans, adjusted for the Company's share of ILM Holding's earnings, losses, and distributions.

B. INCOME TAXES

     The Company has elected to qualify and to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, for each taxable year of operations. As a REIT, the Company is allowed a deduction for the amount of dividends paid to its shareholders, thereby effectively subjecting the distributed net taxable income of the Company to taxation at the shareholder level only, provided it distributes at least 95% of its taxable income and meets certain other requirements for qualifying as a real estate investment trust. In connection with the settlement agreement described in Note 1, the Company, through ILM Holding, obtained title to the properties securing its mortgage loan investments. To retain REIT status, the Company must ensure that 75% of its annual gross income is received from qualified sources. Under the original investment structure, interest income from the Company's mortgage loans was a qualified source. The properties that are now owned by an affiliate of the Company are Senior Housing Facilities that provide residents with more services, such as meals, activities,

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  AUGUST 31, 1998 AND MAY 31, 1999 (UNAUDITED)

2. USE OF ESTIMATES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

assisted living, etc., than are customary for ordinary residential apartment properties. As a result, a significant portion of the rents paid by the residents includes income for the increased level of services received by them. Consequently, the rents paid by the residents likely would not be qualified rents for REIT qualification purposes if received directly by the Company. Therefore, if the Company received such rents directly, it could lose REIT status and be taxed as a regular corporation. After extensive review, the Board of Directors determined that it would be in the best interests of the shareholders for the Company to retain REIT status and master lease the properties to a shareholder-owned operating company. As discussed further in
Note 4, on September 12, 1994 the Company formed a new subsidiary, Lease I, for the purpose of operating the Senior Housing Facilities. The Senior Housing Facilities were leased to Lease I effective September 1, 1995 (see Note 4 for a description of the master lease agreement).

     The assumption of ownership of the properties through ILM Holding, which was a regular C corporation for tax purposes at the time of assumption, resulted in a possible future tax liability which would be payable upon the ultimate sale of the properties (the "built-in gain tax"). The amount of such tax would be calculated based on the lesser of the total net gain realized from the sale transaction or the portion of the net gain realized upon a final sale which is attributable to the period during which the properties were held by a C corporation. The Company completed its restructuring plans by converting ILM Holding to a REIT for tax purposes effective for calendar year 1996. Any future appreciation in the value of the Senior Housing Facilities subsequent to the conversion of ILM Holding to a REIT would not be subject to the built-in gain tax. The built-in gain tax would most likely not be incurred if the properties were to be held for a period of at least 10 years from the date of the conversion of ILM Holding to a REIT. However, since the end of the Company's original anticipated holding period is within two years, the properties might not be held for an additional 10 years. The Board of Directors may defer the Company's scheduled liquidation date, if in the opinion of a majority of the Directors, the disposition of the Company's assets at such time would result in a material under-realization of the value of such assets; provided, however, that no such deferral may extend beyond December 31, 2014. Based on management's estimate of the increase in the values of the properties which occurred between April 1994 and January 1, 1996, as supported by independent appraisals, a sale of the Senior Housing Facilities within ten years of the date of the conversion of ILM Holding to a REIT could result in a built-in gain tax of as much as $2.9 million.

     The Company's consolidated subsidiary, ILM Holding, has incurred losses for tax purposes since inception. Neither the Company nor ILM Holding is likely to be able to use these losses to offset future tax liabilities. Accordingly, no income tax benefit is reflected in these consolidated financial statements.

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  AUGUST 31, 1998 AND MAY 31, 1999 (UNAUDITED)

2. USE OF ESTIMATES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     The Company reports on a calendar year basis for income tax purposes. All distributions during calendar years 1998, 1997 and 1996 were ordinary taxable dividends.

C. CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash and cash equivalents include all highly liquid investments with original maturities of 90 days or less.

D. OPERATING INVESTMENT PROPERTIES

     Operating investment properties are carried at the lower of cost, reduced by accumulated depreciation, or net realizable value. The net realizable value of a property held for long-term investment purposes is measured by the recoverability of the owner's investment through expected future cash flows on an undiscounted basis, which may exceed the property's current market value. The net realizable value of a property held for sale approximates its current market value, as determined on a discounted basis. None of the operating investment properties were held for sale as of August 31, 1998 or 1997. Depreciation expense is provided on a straight-line basis using an estimated useful life of 40 years for the buildings and improvements and 5 years for the furniture, fixtures and equipment.

     The Company reviews the carrying value of a long-lived asset if facts and circumstances suggest that it may be impaired or that the amortization period may need to be changed. The Company considers external factors relating to the long-lived asset, including occupancy trends, local market developments, changes in payments, and other publicly available information. If these external factors indicate the long-lived asset will not be recoverable, based upon undiscounted cash flows of the long-lived asset over its remaining life, the carrying value of the long-lived asset will be reduced by the estimated shortfall of discounted cash flows. The Company does not believe there are any indicators that would require an adjustment to the carrying value of its long-lived assets or their remaining useful lives as of August 31, 1998.

     Loan placement fees of $2,256,000 were incurred by the Company at its formation and these fees are included in the accompanying balance sheet. Accumulated amortization at August 31, 1998 and 1997, is $1,937,000 and $1,712,000, respectively. Loan origination fees relating to the construction loan financing (see Note 6) will be amortized on the straight-line method.

E. RENTAL REVENUES

     In fiscal years 1998 and 1997, rental revenues consist of payments due from Lease I under the terms of the master lease described in Note 4. Base rental income under the master lease is recognized on a straight-line basis over the term of the lease. Deferred rent receivable

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  AUGUST 31, 1998 AND MAY 31, 1999 (UNAUDITED)

2. USE OF ESTIMATES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

on the balance sheet as of August 31, 1998 and 1997 represents the difference between rental income on a straight-line basis and rental income received under the terms of the master lease.

F. FAIR VALUE DISCLOSURES

     FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS 107"), requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents:   The carrying amount reported on the balance
sheet for cash and cash equivalents approximates its fair value due to the short-term maturities of such instruments.

     Accounts receivable--related party:   The carrying amount reported on the
balance sheet for accounts receivable--related party approximates its fair value due to the short-term nature of such instrument.

G. NEW ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board issued Statement No. 130, Reporting Comprehensive Income and Statement No. 131, Disclosures about Segments of an Enterprise and Related Information all effective for fiscal 1998. Statement No. 130 requires reporting and display of comprehensive income and its components in the financial statements. Statement No. 131 requires reporting about operating segments and other disclosures about the business in its annual and interim financial statements. The Company does not believe adoption of these new Statements will have a material impact on its financial statements.

H. INTERIM FINANCIAL INFORMATION

     In the opinion of management, the accompanying interim consolidated financial statements, which have not been audited, reflect all adjustments necessary to present fairly the results for the interim periods. All of the accounting adjustments reflected in the accompanying interim consolidated financial statements are of a normal recurring nature. The accompanying consolidated interim financial statements have been prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles for

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  AUGUST 31, 1998 AND MAY 31, 1999 (UNAUDITED)

2. USE OF ESTIMATES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

interim financial information, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of May 31, 1999 and revenues and expenses for each of the nine- and three-month periods ended May 31, 1999 and 1998. Actual results may differ from the estimates and assumptions used. The results of operations for the nine- and three-month periods ended May 31, 1999, are not necessarily indicative of the results that may be expected for the year ending August 31, 1999.

3. RELATED PARTY TRANSACTIONS

     Subject to the supervision of the Company's Board of Directors, assistance in managing the business of the Company was provided by PaineWebber. As previously discussed in Note 1, PaineWebber resigned effective as of June 18, 1997.

     PaineWebber received fees and compensation determined on a agreed-upon basis, in consideration of various services performed in connection with the sale of the shares, the management of the Company and the acquisition, management and disposition of the Company's investments. The type of compensation to be paid by the Company to PaineWebber under the terms of the advisory agreement was as follows.

         (i) Under the former advisory agreement, PaineWebber had specific management responsibilities; to perform day-to-day operations of the Company and to act as the investment advisor and consultant for the Company in connection with general policy and investment decisions. PaineWebber received an annual base fee and an incentive fee of 0.25% and 0.25%, respectively, of the capital contributions of the Company, as defined, as compensation for such services. Incentive Fees are subordinated to Shareholders' receipt of distributions of net cash sufficient to provide a return equal to 10% annum. PaineWebber earned base management fees totaling $0, $70,000 and $88,000 for the years ended August 31, 1998, 1997 and 1996, respectively. Payment of incentive management fees was suspended effective April 15, 1993 in conjunction with a reduction in the Company's quarterly dividend payments.

         (ii) For its services in finding and recommending investments, PaineWebber received mortgage placement fees equal to 2% of the capital contributions. Mortgage placement fees totaling $1,504,000 were earned by PaineWebber during the Company's investment acquisition period. Such fees have been capitalized and are included in the cost of the operating investment properties on the accompanying consolidated balance sheets.

         (iii) For its administrative services with respect to all loans, PaineWebber received loan servicing fees equal to 1% of loan amounts. Loan servicing fees totaling $752,000 were earned by PaineWebber during the Company's investment acquisition period. Such

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  AUGUST 31, 1998 AND MAY 31, 1999 (UNAUDITED)

3. RELATED PARTY TRANSACTIONS--(CONTINUED)

     fees have been capitalized and are included in the cost of the operating investment properties on the accompanying consolidated balance sheets.

         (iv) PaineWebber was entitled to receive 1% of disposition proceeds, as defined, until the shareholders received dividends of net cash equal to their adjusted capital investments, as defined, plus a 12% non-compounded annual return on their adjusted capital investments; all disposition proceeds thereafter until PaineWebber received an aggregate of 5% of disposition proceeds; and, thereafter, 5% of disposition proceeds.

     PaineWebber was reimbursed for its direct expenses relating to the offering of shares, the administration of the Company and the acquisition and operations of the Company's real estate investments. Included in general and administrative expenses on the accompanying statements of income for the years ended
August 31, 1998, 1997 and 1996 is $0, $155,000 and $142,000, respectively, representing reimbursements to PaineWebber for providing certain financial, accounting and investor communication services to the Company.

     Mitchell Hutchins Institutional Investors, Inc. ("Mitchell Hutchins") provided cash management services with respect to the Company's cash assets. Mitchell Hutchins is a subsidiary of Mitchell Hutchins Asset Management, Inc., an independently operated subsidiary of PaineWebber. Mitchell Hutchins earned $0, $9,000 and $13,000, (included in general and administrative expenses) for managing the Company's cash assets during fiscal 1998, 1997 and 1996, respectively.

     Lease I has retained Capital Senior Management, 2, Inc. ("Capital") to be the property manager of the Senior Housing Facilities, and the Company has guaranteed the payment of all fees due to Capital under the terms of the management agreement which commenced on July 29, 1996. Lawrence A. Cohen, who, through July 28, 1998, served as President, Chief Executive Officer and Director of the Company and a Director of Lease I, has also served as Vice Chairman and Chief Financial Officer of Capital Senior Living Corporation, an affiliate of Capital, since November 1996. As a result, through July 28, 1998, Capital was considered a related party. Capital earned property management fees from Lease I of $919,000 and $841,000 for the years ended August 31, 1998 and 1997, respectively. For the nine- and three-month periods ended May 31, 1999, Capital earned property management fees from Lease I of $778,000, and $241,000, respectively. For the nine- and three-month periods ended May 31, 1998, Capital earned property management fees from Lease I of $742,000 and $258,000, respectively.

     On February 4, 1997, AHC filed a complaint in the Superior Court of the State of California against Capital, the new property manager; Lawrence Cohen, who, through July 28, 1998 was President, Chief Executive Officer and a Director of the Company; and others alleging that the defendants intentionally interfered with AHC's property management agreement (the "California litigation"). The complaint sought damages of at least $2,000,000.

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  AUGUST 31, 1998 AND MAY 31, 1999 (UNAUDITED)

3. RELATED PARTY TRANSACTIONS--(CONTINUED)

On March 4, 1997, the defendants removed the case to Federal District Court in the Central District of California. At a Board meeting on February 26, 1997, the Company's Board of Directors concluded that since all of Mr. Cohen's actions relating to the California litigation were taken either on behalf of the Company under the direction of the Board or as a PaineWebber employee, the Company or its affiliates should indemnify Mr. Cohen with respect to any expenses arising from the California litigation, subject to any insurance recoveries for those expenses. Legal fees paid by Lease I and Lease II on behalf of Mr. Cohen totaled $229,000 as of August 31, 1998. The Company's Board also concluded that, subject to certain conditions, the Company or its affiliates should advance up to $20,000 to pay reasonable legal fees and expenses incurred by Capital in the California litigation. Subsequently, the Boards of Directors of Lease I and Lease II voted to increase the maximum amount of the advance to $100,000. By the end of November 1997, Capital had incurred $100,000 of legal expenses in the California litigation. On February 2, 1998, the amount to be advanced to Capital was increased to include 75% of the California litigation legal fees and costs incurred by Capital for December 1997 and January 1998, plus 75% of such legal fees and costs incurred by Capital thereafter, not to exceed $500,000. At
May 31, 1999, the amount of legal fees either advanced to Capital or accrued on the financial statements of Lease I and Lease II totaled approximately $563,000, although the final amount to be reimbursed to Capital has not yet been determined.

     On September 18, 1997, Lease I entered into an agreement with Capital Senior Development, Inc., an affiliate of Capital, to manage the development process for the potential expansion of several of the Senior Housing Facilities. Capital Senior Development, Inc. will receive a fee equal to 7% of the total development costs of these expansions if they are pursued. The Company will reimburse Lease I for all costs related to these potential expansions including fees to Capital Senior Development, Inc. For the years ended August 31, 1998 and 1997, Capital Senior Development, Inc. earned fees from the Company of $212,000 and $0, respectively, for managing pre-construction development activities for potential expansions of the Senior Housing Facilities. For the nine- and three-month periods ended May 31, 1999, Capital Senior Development, Inc. earned no fees from Lease I, compared to fees of $212,000 earned for the nine- and three-month periods ended May 31, 1999, respectively, for managing pre-construction development activities for potential expansions of the Senior Housing Facilities.

     Jeffry R. Dwyer, Secretary and Director of the Company, is a shareholder of Greenberg Traurig, which began acting as Counsel to the Company and its affiliates in late fiscal year 1997. Greenberg Traurig earned fees from the Company of $214,000 and $46,000 for the years ended August 31, 1998 and 1997, respectively. For the nine- and three-month periods ended May 31, 1999, Greenberg Traurig earned fees from the Company of $1,027,000 and $651,000, respectively. For the nine- and three-month periods ended May 31, 1998, Greenberg Traurig earned fees from the Company of $168,000 and $90,000, respectively.

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  AUGUST 31, 1998 AND MAY 31, 1999 (UNAUDITED)

3. RELATED PARTY TRANSACTIONS--(CONTINUED)

     Accounts receivable--related party at May 31, 1999, August 31, 1998 and 1997 represent amounts due from an affiliated company, Lease I, principally for variable rent.

     Accounts payable--related party at August 31, 1997 represents amounts owed to an affiliated company, Lease I, for property improvements made on the Company's behalf; there were no accounts payable--related party at May 31, 1999 and August 31, 1998.

4. OPERATING INVESTMENT PROPERTIES SUBJECT TO MASTER LEASE

     As of August 31, 1998 the Company, through its consolidated affiliate, owned eight Senior Housing Facilities. The name, location and size of the properties and the date that the Company made its initial investment in such assets are as set forth below:

                                                           RENTABLE   RESIDENT       DATE OF
NAME                                       LOCATION        UNITS      CAPACITIES   INVESTMENT(1)
-------------------------------------  -----------------   --------   ----------   -------------
Independence Village of East
   Lansing...........................  East Lansing, MI       161         162          6/29/89
Independence Village of
   Winston-Salem.....................  Winston-Salem, NC      159         161          6/29/89
Independence Village of Raleigh......  Raleigh, NC            164         205          4/29/91
Independence Village of Peoria.......  Peoria, IL             165         181         11/30/90
Crown Pointe Apartments..............  Omaha, NE              135         163          2/14/90
Sedgwick Plaza Apartments............  Wichita, KS            150         170          2/14/90
West Shores..........................  Hot Springs, AR        136         166         12/14/90
Villa Santa Barbara(2)...............  Santa Barbara, CA      125         125          7/13/92

------------------

(1) Represents the date of the Company's original mortgage loan to Angeles Housing Concepts, Inc. (see Note 1).

(2) The acquisition of the Santa Barbara Facility was financed jointly by the Company and an affiliated entity, ILM II. All amounts generated from Villa Santa Barbara are equitably apportioned between the Company, together with its consolidated subsidiary, and ILM II, together with its consolidated subsidiary, generally 25% and 75%, respectively. The financial position, results of operations and cash flows include only the 25% allocable portion of the Company's interest in the Santa Barbara Facility. Villa Santa Barbara is owned 25% by ILM Holding and 75% by ILM II Holding, Inc. as tenants in common.

     The cost basis of the operating investment properties reflects amounts funded under the Company's participating mortgage loans less certain guaranty payments received from AHC in excess of the net cash flow of the Facilities under the terms of the Exclusivity Agreement with the Company. The transfer of ownership of the Senior Housing Facilities from AHC in

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  AUGUST 31, 1998 AND MAY 31, 1999 (UNAUDITED)

4. OPERATING INVESTMENT PROPERTIES SUBJECT TO MASTER LEASE--(CONTINUED)

fiscal 1994 resulted in no gain or loss recognition by the Company for financial reporting purposes. In accordance with generally accepted accounting principles, the Company had always accounted for its investments in acquisition and construction loans under the equity method, as if such investments were equity interests in a joint venture. Accordingly, the carrying values of such investments were reduced from inception by non-cash depreciation charges and by payments from AHC, prior to the default in fiscal 1993, in excess of the net cash flow generated by the Senior Housing Facilities received pursuant to the guaranty agreement between the Company and AHC. As a result of this accounting treatment, the carrying values of the Company's investment had been reduced below management's estimate of the fair market value of the Senior Housing Facilities as of the effective date of the transfer of ownership. For federal income tax purposes, the investments had always been carried at the contractually stated principal balances of the participating mortgage loans. For tax purposes only, a loss was recognized by the Company in 1994 in the amount by which the stated principal balances of the loans were reduced as of the date of the transfer of ownership.

     As discussed in Note 1, effective April 1, 1994 each Property Company acquired the respective operating property subject to, and assumed the obligations under, the mortgage loan payable to the Company, pursuant to the Settlement Agreement with AHC. The principal balance on each loan was modified to reflect the estimated fair value of the related operating property as of the date of the transfer of ownership. The modified loans require interest-only payments on a monthly basis at a rate of 9.5% from April 1, 1994 through December 1, 1994, 11% for the period from January 1 through December 31, 1995, 12.5% for the period January 1 through December 31, 1996, 13.5% for the period January 1 through December 31, 1997, 14% for the period January 1 through December 31, 1998 and 14.5% for the period January 1, 1999 through maturity. In August 1995, each of the Property Companies was merged into ILM Holding. As a result, ownership of the Senior Housing Facilities, as well as the obligation under the loans, is now held by ILM Holding, and the Property Companies no longer exist as separate legal entities. Since ILM Holding is consolidated with the Company in the accompanying financial statements for fiscal 1998 and 1997, the mortgage loans and related interest expense have been eliminated in consolidation.

     Subsequent to the effective date of the Settlement Agreement with AHC, in order to maximize the potential returns to the existing shareholders while maintaining the Company's qualification as a REIT under the Internal Revenue Code, the Company formed a new corporation, Lease I, for the purpose of operating the Senior Housing Facilities under the terms of a master lease agreement. As of August 31, 1995, Lease I, which is taxable as a regular C corporation and not as a REIT, was a wholly-owned subsidiary of the Company. On September 1, 1995, after the Company received the required regulatory approval, it distributed all of the shares of capital stock of Lease I to the holders of record of the Company's common stock. One share of common stock of Lease I was issued for each full share of the Company's common stock held. Prior to the distribution, the Company capitalized Lease I with $700,000

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  AUGUST 31, 1998 AND MAY 31, 1999 (UNAUDITED)

4. OPERATING INVESTMENT PROPERTIES SUBJECT TO MASTER LEASE--(CONTINUED)

from its existing cash reserves, which was an amount estimated to provide Lease I with necessary working capital. The master lease agreement, which commenced on September 1, 1995, is between the Company's consolidated subsidiary, ILM Holding, as owner of the properties and lessor, and Lease I as lessee. The lessor has the right to terminate the master lease as to any property sold by the lessor as of the date of such sale. The master lease is a "triple-net" lease whereby the lessee pays all operating expenses, governmental taxes and assessments, utility charges and insurance premiums, as well as the costs of all required maintenance, personal property and non-structural repairs in connection with the operation of the Senior Housing Facilities. ILM Holding, as the lessor, is responsible for all major capital improvements and structural repairs to the Senior Housing Facilities. During the initial term of the master lease, which expires on December 31, 1999, Lease I is obligated to pay annual base rent for the use of all of the Facilities in the aggregate amount of $6,364,800 for calendar year 1996 and each subsequent year. Beginning in January 1997 and for the remainder of the lease term, Lease I is also obligated to pay variable rent for each Facility. Such variable rent is payable quarterly and is equal to 40% of the excess, if any, of the aggregate total revenues for the Facilities, on an annualized basis, over $16,996,000. Variable rental income related to fiscal years 1998 and 1997 was $894,000 and $315,000, respectively. Variable rent was $859,000 and $295,000 for the nine- and three-month periods ended May 31, 1999, respectively, compared to $651,000 and $232,000 for the nine- and three-month periods ended May 31, 1998, respectively.

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  AUGUST 31, 1998 AND MAY 31, 1999 (UNAUDITED)

4. OPERATING INVESTMENT PROPERTIES SUBJECT TO MASTER LEASE--(CONTINUED)

     Condensed balance sheets as of August 31, 1998 and 1997, and condensed statements of operations for the years ended August 31, 1998 and 1997, of Lease I are as follows:

                                                                                1998      1997
                                                                               -------   -------
                                   ASSETS
Current assets...............................................................  $ 2,225   $ 1,825
Furniture, fixtures, and equipment, net......................................      609       498
Other assets.................................................................      364       310
                                                                               -------   -------
                                                                               $ 3,198   $ 2,633
                                                                               -------   -------
                                                                               -------   -------
                    LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities..........................................................  $ 2,756   $ 1,773
Other liabilities............................................................       49        86
Shareholders' equity.........................................................      393       774
                                                                               -------   -------
                                                                               $ 3,198   $ 2,633
                                                                               -------   -------
                                                                               -------   -------
                          STATEMENTS OF OPERATIONS
Revenues.....................................................................  $19,294   $18,121
Operating expenses...........................................................   19,729    18,600
Income tax expense (benefit).................................................      (54)     (192)
                                                                               -------   -------
Net loss.....................................................................  $  (381)  $  (287)
                                                                               -------   -------
                                                                               -------   -------

5. LEGAL PROCEEDINGS AND CONTINGENCIES

   Angeles Corporation Litigation

     Angeles had guaranteed certain of the obligations of AHC under the terms of the Exclusivity Agreement described in Note 1. Under the terms of the Settlement Agreement discussed in Note 1, the Company retained a general unsecured claim against Angeles in the amount of $1,514,000 as part of the bankruptcy proceedings, but waived all other claims against Angeles, including any amounts of base and additional interest owed. In addition, the Company maintained a claim for approximately $592,000 against an affiliate of Angeles which had made a separate guaranty to the Company. On March 17, 1995, the Bankruptcy Court handling the Angeles bankruptcy proceedings approved a final settlement of the Company's outstanding claims against Angeles and its affiliates. Pursuant to the terms of this settlement, the Company received a cash payment of $1.5 million on April 14, 1995 in full satisfaction of the claims, which totaled approximately $2.1 million. This amount, net of certain related legal expenses, was recorded as a reduction in the carrying values of the operating investment properties.

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  AUGUST 31, 1998 AND MAY 31, 1999 (UNAUDITED)

5. LEGAL PROCEEDINGS AND CONTINGENCIES--(CONTINUED)

   Termination of Management Contract with AHC

     On July 29, 1996, Lease I and ILM Holding ("the Companies") terminated a property management agreement with AHC covering the eight Senior Housing Facilities leased by Lease I from ILM Holding. The management agreement was terminated for "cause" pursuant to the terms of the contract. Simultaneously, with the termination of the management agreement, the Companies, together with certain affiliated entities, filed suit against AHC in the United States District Court for the Eastern District of Virginia for breach of contract, breach of fiduciary duty and fraud. The Companies alleged, among other things, that AHC willfully performed actions specifically in violation of the management agreement and that such actions caused damages to the Companies.

     Due to the termination of the agreement for cause, no termination fee was paid to AHC. Subsequent to the termination of the management agreement, AHC filed for protection under Chapter 11 of the U.S. Bankruptcy Code in its domestic State of California. The filing was challenged by the Companies, and the Bankruptcy Court dismissed AHC's case effective October 15, 1996. In November 1996, AHC filed with the Virginia District Court an answer in response to the litigation initiated by the Companies and a counterclaim against ILM Holding. The counterclaim alleged that the management agreement was wrongfully terminated for cause and requested damages which included the payment of a termination fee in the amount of $1,250,000, payment of management fees pursuant to the contract from August 1, 1996 through October 15, 1996, which is the earliest date the management agreement could have been terminated without cause, and recovery of attorneys' fees and expenses.

     The aggregate amount of damages against all parties as requested in AHC's counterclaim exceeded $2,000,000. On June 13, 1997 and July 8, 1997, the court issued orders to enter judgement against the Company and ILM II in the aggregate amount of $1,000,000. The orders did not contain any findings of fact or conclusions of law. On July 10, 1997, the Company, ILM II, Lease I and Lease II filed a notice of appeal to the United States Court of Appeals for the Fourth Circuit from the orders.

     On February 4, 1997, AHC filed a complaint in the Superior Court of the State of California against Capital, the new property manager; Lawrence Cohen, who, through July 28, 1998 was President, Chief Executive Officer and a Director of the Company; and others alleging that the defendants intentionally interfered with AHC's property management agreement (the "California litigation"). The complaint sought damages of at least $2,000,000. On March 4, 1997, the defendants removed the case to Federal District Court in the Central District of California. At a Board meeting on February 26, 1997, the Company's Board of Directors concluded that since all of Mr. Cohen's actions relating to the California litigation were taken either on behalf of the Company under the direction of the Board or as a PaineWebber employee, the Company or its affiliates should indemnify Mr. Cohen with

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  AUGUST 31, 1998 AND MAY 31, 1999 (UNAUDITED)

5. LEGAL PROCEEDINGS AND CONTINGENCIES--(CONTINUED)

respect to any expenses arising from the California litigation, subject to any insurance recoveries for those expenses. Legal fees paid by Lease I and Lease II on behalf of Mr. Cohen totaled $229,000 as of August 31, 1998. The Company's Board also concluded that, subject to certain conditions, the Company or its affiliates should advance up to $20,000 to pay reasonable legal fees and expenses incurred by Capital in the California litigation. Subsequently, the Boards of Directors of Lease I and Lease II voted to increase the maximum amount of the advance to $100,000. By the end of November 1997, Capital had incurred $100,000 of legal expenses in the California litigation. On February 2, 1998, the amount to be advanced to Capital was increased to include 75% of the California litigation legal fees and costs incurred by Capital for December 1997 and January 1998, plus 75% of such legal fees and costs incurred by Capital thereafter, not to exceed $500,000. At May 31, 1998, the amount of legal fees either advanced to Capital or accrued on the financial statements of Lease I and Lease II totaled approximately $563,000, although the final amount to be reimbursed to Capital has not yet been determined.

     On August 18, 1998, the Company and its affiliates along with Capital and its affiliates entered into a settlement agreement with AHC. Lease I and Lease II agreed to pay $1,625,000 and Capital and its affiliates agreed to pay $625,000 to AHC in settlement of all claims including those related to the Virginia litigation and the California litigation. The Company and its affiliates also entered into an agreement with Capital and its affiliates to mutually release each other from all claims that any such parties may have against each other, other than any claims under the property management agreements. The Company's Board of Directors believed that settling the AHC litigation was a prudent course of action because the settlement amount represented a small percentage of the increase in cash flow and value achieved for the Company and its affiliates over the past two years.

     On September 4, 1998, the full settlement amounts were paid to AHC and its affiliates with Lease I paying $975,000 and Lease II paying $650,000.

   Other Litigation

     On May 8, 1998 Andrew A. Feldman and Jeri Feldman, as Trustees for the Andrew A. & Jeri Feldman Revocable Trust dated September 18, 1990, commenced a purported class action on behalf of that trust and all other shareholders of the Company and ILM II in the Supreme Court of the State of New York, County of New York against the Company, ILM II and the Directors of both corporations. The class action complaint alleges that the Directors engaged in wasteful and oppressive conduct and breached fiduciary duties in preventing the sale or liquidation of the assets of the Company and ILM II, diverting certain of their assets and changing the nature of the Company and ILM II. The complaint seeks damages in an unspecified amount, punitive damages, the judicial dissolution of the Company and ILM II, an order requiring the Directors to take all steps to maximize shareholder value, including either

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  AUGUST 31, 1998 AND MAY 31, 1999 (UNAUDITED)

5. LEGAL PROCEEDINGS AND CONTINGENCIES--(CONTINUED)

an auction or liquidation, and rescinding certain agreements, and attorney's fees. On July 8, 1998, the Company joined with all other defendants to dismiss the complaint on all counts.

     Subsequent to the end of the fiscal year, in an oral ruling from the bench on December 8, 1998, the Court granted the Company's dismissal motion in part and gave the plaintiffs leave to amend their complaint. In sum, the Court accepted the Company's position that all claims relating to so-called "derivative" actions were filed improperly and were properly dismissed. In addition, the Court dismissed common law claims for punitive damages, but allowed plaintiffs 30 days to allege any claims which allegedly injured shareholders without injuring the Company as a whole. The Board doubts that such a cause of action could be alleged and continues to believe that this lawsuit is meritless. The Board has directed outside counsel to continue vigorously contesting the action.

     On January 22, 1999, the Feldman plaintiffs filed an amended complaint, again purporting to commence a class action, and adding claims under
Section 10(b) and 20(a) of the Securities and Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. Even before the Company and the Board of Directors responded to that amended complaint, the Feldman plaintiffs moved for leave to file a second amended complaint to add claims directed at enjoining the announced potential merger with Capital Senior Living Corporation and, alternatively, for compensatory and punitive damages. At a hearing held on March 4, 1999 relating to the motion for leave to file that second amended complaint and to expedite discovery, the Court granted leave to amend and set a schedule for discovery leading to a trial (if necessary) in Summer 1999. The plaintiffs have requested documents and depositions of certain current and former Directors. On March 9, 1999, the Feldman plantiffs filed a second amended complaint which included claims for injunctive relief and, in the alternative, damages in an unspecified amount. In response to the Company's motion to dismiss the second amended complaint filed by the plaintiffs, the court hearing the motion issued an order dismissing the plaintiffs' federal security claims. The plaintiffs have requested documents and depositions of certain current and former directors. The Company and the Board of Directors is continuing to contest the action vigorously.

     On June 21, 1999, ILM, ILM II and each of its directors answered the second amended complaint and denied any and all liability to plaintiffs or the putative class, and moved for reconsideration of the portion of the Court's June 7, 1999 order denying their motion to dismiss. In response to discovery requests, ILM, ILM II and other defendants produced documents to the plaintiffs and the depositions of both current and former directors as well as others were taken. As of July 1, 1999, all discovery had been completed in this action.

     On July 2, 1999, the parties to this action came to an agreement-in-principle to settle the action. On August 3, 1999, the parties entered into a Stipulation of Settlement(the "Stipulation") and on August 11, 1999, the Court signed an order preliminarily approving the Stipulation and providing for notice of the Stipulation to the proposed settlement class.

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  AUGUST 31, 1998 AND MAY 31, 1999 (UNAUDITED)

5. LEGAL PROCEEDINGS AND CONTINGENCIES--(CONTINUED)

     On September 30, 1999, the Court conducted a hearing and on October 4, 1999 issued an Order certifying a settlement class and approving the proposed settlement as fair, reasonable and adequate, subject to the condition that certain modifications be made to the Stipulation and any related documents filed with the Court on or before October 15, 1999.

     On October 15, 1999, the parties entered into a revised Stipulation of Settlement and filed it with the Court which approved the Settlement by order dated October 21, 1999. In issuing that order, the Court entered a final judgment dismissing the action (and all non-derivative claims of the settlement class against the defendants) with prejudice. In its October 4th Order, the Court also denied the application by plaintiffs' counsel for payment of attorneys' fees and expenses, without prejudice to renewal within 14 days upon reapplication therefor. On or about October 14, 1999, plaintiff's counsel reapplied to the Court for fees and expenses. A hearing is scheduled for November___, 1999. Under the Stipulation of Settlement, Capital is responsible for payment of attorneys' fees and expenses sought under the application as long as the proposed merger is consummated. The Company is unable to estimate a range of loss, if any, that may arise from this matter.

6. CONSTRUCTION LOAN FINANCING

     The Company has finalized negotiations with a major bank to provide a construction loan facility that will provide the Company with up to $24.5 million to fund the capital costs of these potential expansion programs. The construction loan facility will be secured by a first mortgage of the Company's properties and collateral assignment of the Company's leases of such properties. The loan will have a three-year term with interest accruing at a rate equal to LIBOR plus 1.10% or Prime plus 0.5%. The loan term could be extended for an additional two years beyond its maturity date with monthly payments of principal and interest on a 25-year amortization schedule. Loan origination costs in connection with this loan facility are being amortized over the life of the loan.

     On June 7, 1999, the Company borrowed $2,093,000 under the construction loan facility to fund the preconstruction capital costs, incurred through April 1999, of the potential expansions of the Senior Housing Facilities, leaving approximately $22.4 million unused and available.

7. SUBSEQUENT EVENTS

     On September 15, 1998, the Company's Board of Directors declared a quarterly dividend for the quarter ended August 31, 1998. On October 15, 1998, a dividend of $0.2125 per share of common stock, totaling $1,598,000, was paid to the shareholders of record as of September 30, 1998.

                            ILM SENIOR LIVING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                  AUGUST 31, 1998 AND MAY 31, 1999 (UNAUDITED)

7. SUBSEQUENT EVENTS--(CONTINUED)

     On February 7, 1999, the Company entered into an agreement and plan of merger with Capital Senior Living Corporation, the corporate parent of Capital, and certain affiliates of Capital. Consummation of the merger is presently anticipated in October 1999. In connection with the merger, the Company has agreed to cause ILM Holding to cancel and terminate the Facilities Lease Agreement with Lease I immediately prior to the effective time of the merger. As noted above, the Facilities Lease Agreement, which is scheduled to expire on December 31, 1999, may be terminated earlier at the election of the Lessor in connection with the sale by the Lessor of the Senior Housing Facilities to a non-affiliated third party. As a result, Lease I would have little "going concern" value. There can be no assurance as to whether the merger will be consummated or, if consummated, as to the timing thereof.

     On March 15, 1999, the Company's Board of Directors declared a quarterly dividend for the three-month period ended February 28, 1999. On April 15, 1999, a dividend of $0.2125 per share of common stock, totaling approximately $1,598,000, was paid to Shareholders of record as of March 31, 1999.

       On June 15, 1999, the Company's Board of Directors declared a quarterly dividend for the three-month period ended May 31, 1999. On July 15, 1999, a dividend of $0.2125 per share of common stock, totaling approximately $1,598,000, was paid to Shareholders of record as June 30, 1999.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                PRELIMINARY COPY

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   APPENDICES
                                       TO
                                  SCHEDULE 14A
                            ------------------------

                            ILM SENIOR LIVING, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Appendix A


                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                                      AMONG
                       CAPITAL SENIOR LIVING CORPORATION,
                     CAPITAL SENIOR LIVING ACQUISITION, LLC
                                       AND
                             ILM SENIOR LIVING, INC.

                                OCTOBER 19, 1999

                                TABLE OF CONTENTS

                                                                                               Page
ARTICLE I

THE MERGER
         SECTION 1.1            Effective Time of the Merger......................................2
         SECTION 1.2            Closing...........................................................2
         SECTION 1.3            Effects of the Merger.............................................2
         SECTION 1.4            Organizational Instruments........................................3
         SECTION 1.5            Member............................................................3
ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK AND
MEMBERSHIP INTERESTS OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES
         SECTION 2.1            Effect on Capital Stock and Membership Interests..................3
         SECTION 2.2            Letters of Transmittal............................................4
         SECTION 2.3            Exchange Procedures...............................................4

ARTICLE III

REPRESENTATIONS AND WARRANTIES
         SECTION 3.1            Representations and Warranties of the Company.....................6
         SECTION 3.2            Representations and Warranties of CSLC and Sub...................16

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS
         SECTION 4.1            Covenants of the Company CSLC and Sub............................19

ARTICLE V

ADDITIONAL AGREEMENTS
         SECTION 5.1            Preparation of the Company Proxy Statement and the Schedule 13E..25
         S2ECTION 5.2           Access to Information............................................26
         SECTION 5.3            Stockholder's Meeting............................................26
         SECTION 5.4            Consents and Approvals...........................................27
         SECTION 5.6            Expenses; Liquidated Damages.....................................27
         SECTION 5.7            Brokers or Finders...............................................29
         SECTION 5.8            CSLC Advisory Board..............................................29
         SECTION 5.9            Indemnification; Directors' and Officers' Insurance..............30
         SECTION 5.10           Proposed Simultaneous Acquisition................................31

                                      (i)

         SECTION 5.11           Additional Agreements; Best Efforts..............................32
         SECTION 5.12           Conveyance Taxes.................................................33
         SECTION 5.13           Public Announcements.............................................33
         SECTION 5.14           Notification of Certain Matters..................................33
         SECTION 5.15           Company Taxes....................................................34
         SECTION 5.16           Original Agreement...............................................34
         SECTION 5.17           Financing Commitments............................................34

ARTICLE VI

CONDITIONS PRECEDENT
         SECTION 6.1            Conditions to Each Party's Obligation to Effect the Merger.......34
         SECTION 6.2            Conditions of Obligations of CSLC and Sub........................35
         SECTION 6.3            Conditions of Obligations of the Company.........................36

ARTICLE VII

TERMINATION AND AMENDMENT
         SECTION 7.1            Termination......................................................37
         SECTION 7.2            Effect of Termination............................................38
         SECTION 7.3            Amendment........................................................38
         SECTION 7.4            Extension; Waiver................................................38

ARTICLE VIII

GENERAL PROVISIONS
         SECTION 8.1            Nonsurvival of Representations, Warranties and Agreements........39
         SECTION 8.2            Notices..........................................................39
         SECTION 8.3            Interpretation...................................................40
         SECTION 8.4            Counterparts.....................................................41
         SECTION 8.5            Entire Agreement; No Third Party Beneficiaries...................41
         SECTION 8.6            Governing Law....................................................41
         SECTION 8.7            No Remedy in Certain Circumstances...............................41
         SECTION 8.8            Assignment.......................................................41
         SECTION 8.9            Gender and Number Classification.................................42
         SECTION 8.10           Knowledge........................................................42

                                      (ii)

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

         AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER dated October 19, 1999 (this "Agreement"), among CAPITAL SENIOR LIVING CORPORATION, a Delaware corporation ("CSLC"); CAPITAL SENIOR LIVING ACQUISITION, LLC, a Delaware limited liability company, all of the outstanding membership interests in which are wholly-owned by CSLC ("Sub"); and ILM SENIOR LIVING, INC., a Virginia finite-life corporation (the "Company").

                             W I T N E S S E T H :

         WHEREAS, CSLC, Sub, Capital Senior Living Trust I, a grantor trust established under the laws of the State of Delaware and a wholly owned subsidiary of CSLC, and the Company, entered into an Agreement and Plan of Merger dated as of February 7, 1999 (the "Original Agreement");

         WHEREAS, the parties to the Original Agreement desire to amend and restate in their entirety the terms and conditions of the Original Agreement as hereinafter set forth;

         WHEREAS, the respective Boards of Directors of CSLC and the Company have determined that it is fair to and in the best interests of their respective stockholders to consummate the acquisition of the Company by CSLC, by means of a cash out merger of the Company with and into Sub, upon the terms and subject to the conditions set forth herein (the "Merger");

         WHEREAS, the respective Boards of Directors of CSLC and the Company, and CSLC as sole member of Sub, have approved the Merger and this Agreement and the transactions contemplated hereby;

         WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a purchase of the Company by CSLC, and the Merger shall be reported for federal, state and local income tax purposes as a fully taxable acquisition by CSLC of all of the assets of the Company;

         WHEREAS, CSLC, Sub, and the Company desire to make certain representations, warranties, agreements and covenants in respect of the Merger and also to prescribe various conditions thereto, all as hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual premises and the representations, warranties, agreements and covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         SECTION 1.1 Effective Time of the Merger. Upon the terms and subject to the conditions of this Agreement, articles of merger (the "Articles of Merger") and a certificate of merger (the "Certificate of Merger"), respectively, shall be duly prepared, executed and acknowledged by the "Surviving Entity" (as defined in Section 1.3) and delivered to the Secretary of the Commonwealth of Virginia (the "Virginia Secretary") and to the Secretary of State of Delaware (the "Delaware Secretary") for filing as provided in the Virginia Stock Corporation Act, as amended (the "Va Act"), and as provided in the Delaware Limited Liability Company Act, as amended (the "DLLCA"), as soon as practicable on or after the "Closing Date" (as defined in Section 1.2). The Merger shall become effective upon the filing of the Articles of Merger and the Certificate of Merger with the Virginia Secretary and the Delaware Secretary, respectively, or at such other date and time subsequent thereto as mutually agreed by CSLC and the Company and expressly provided in the Articles of Merger and the Certificate of Merger (the "Effective Time").

         SECTION 1.2 Closing. The closing of the Merger (the "Closing") shall occur at 10:00 a.m., Eastern time, on a date to be mutually specified by the parties hereto, which date shall be the first day of the calendar month (provided that if such day is not a business day, then the Closing shall occur on the first business day next following such day but nonetheless shall be deemed to have occurred on the first day of such calendar month) next following the waiver or satisfaction, as applicable, of the last to occur of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Greenberg Traurig, The MetLife Building, 200 Park Avenue, 15th Floor, New York, NY 10166, unless another date, time or place is agreed to by the parties hereto.

         SECTION 1.3 Effects of the Merger. (a) At the Effective Time, the Company shall be merged with and into Sub, and thereupon, the separate corporate existence of the Company shall cease (Sub and the Company being sometimes hereafter referred to as the "Constituent Corporations" and Sub being sometimes hereafter referred to as the "Surviving Entity").

         (b) At the Effective Time, the effect of the Merger shall be as provided in the Va Act and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, interests, privileges, powers and franchises of the Company and Sub thereupon shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Sub ("Liabilities") thereupon shall become the Liabilities of the Surviving Entity.

         SECTION 1.4 Organizational Instruments. The Certificate of Formation of Sub in effect immediately prior to the Effective Time shall be the Certificate of Formation of the Surviving Entity from and after the Effective Time until thereafter duly amended or restated in accordance with applicable law. The Operating Agreement of Sub in effect immediately prior to the Effective Time shall be the Operating Agreement of the Surviving Entity from and after the Effective Time until thereafter duly amended or restated in accordance with the Certificate of Formation of the Surviving Entity and applicable law.

         SECTION 1.5 Member. The sole member of Sub immediately prior to the Effective Time shall continue as the sole member of the Surviving Entity from and after the Effective Time until thereafter substituted or changed pursuant to the Operating Agreement and the DLLCA.

                                   ARTICLE II

   EFFECT OF THE MERGER ON THE CAPITAL STOCK AND MEMBERSHIP INTERESTS OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

         SECTION 2.1 Effect on Capital Stock and Membership Interests. At the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any shares of capital stock or membership interests of the Company, CSLC, or Sub:

         (a) Membership Interests of Sub. Each membership interest of Sub outstanding immediately prior to the Effective Time and owned by CSLC automatically shall be converted into and become one duly authorized, validly issued, fully paid and nonassessable membership interest of the Surviving Entity.

         (b) Cancellation of Certain Stock. All shares of common stock, $.01 par value, of the Company (the "Company Common Stock") owned by the Company as treasury stock and all shares of the Company Common Stock owned by CSLC, Sub, or any other Subsidiary of the Company and CSLC, automatically shall be canceled and retired and shall cease to exist and no capital stock or other interests of CSLC, Sub, or any other Subsidiary of CSLC or other consideration (whether consisting of cash or property) shall be delivered in exchange therefor.

         As used in this Agreement, the word "Subsidiary" means, with respect to any person or entity, any person or entity of which more than 50% of the securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or others performing similar functions are owned directly, or indirectly through one or more intermediaries, by such person or entity.

         (c) Merger Consideration. Each share of Company Common Stock outstanding immediately prior to the Effective Time (other than any shares to be canceled in accordance with Section 2.1(b)) shall, at the Effective Time, automatically be converted into the right to receive $12.901158 in cash (the "Merger Consideration"). All such shares of Company Common Stock, when converted as provided in this Section 2.1(c), no longer shall be outstanding and automatically shall be canceled and retired and shall cease to exist, and each certificate previously evidencing such shares of Company Common Stock thereafter shall represent only the right to receive the Merger Consideration. The holders of certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights of beneficial ownership or otherwise with respect to such shares except as otherwise provided in this Agreement or by law and upon the surrender of certificates therefor in accordance with the provisions of Section 2.3 shall only represent the right to receive the Merger Consideration, without any interest thereon.

         SECTION 2.2 Letters of Transmittal. On such date on which the Company Proxy Statement (as defined in Section 3.1(c)) is mailed to holders of the Company Common Stock, the Company shall mail to each such holder on the record date established for such holders entitled to notice of and to vote at the Company Stockholders' Meeting (as defined in Section 3.1(c)), a form of letter of transmittal, and other appropriate materials instructing each such holder on the procedures required to receive the Merger Consideration in respect of each share of Company Common Stock.

         SECTION 2.3 Exchange Procedures (a) Exchange Agent; Exchange Funds. Immediately prior to the Effective Time, CSLC shall deposit (or cause to be deposited) with ChaseMellon Shareholder Services, L.L.C., or such other bank or trust company designated by CSLC and having net capital in excess of $250,000,000 and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of the Company Common Stock, for exchange in accordance with this Article II, the aggregate Merger Consideration payable by CSLC in the Merger to all holders of the Company Common Stock (the "Exchange Funds").

         (b) Surrender of Certificates. Promptly after the Effective Time, the Exchange Agent shall distribute to each holder of the Company Common Stock, upon surrender to the Exchange Agent of the certificate(s) for cancellation in exchange for the Exchange Funds in accordance with this Article II, the aggregate Merger Consideration to which each such holder is entitled to receive in the Merger. In the event of a transfer of ownership of the Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of the Company Common Stock may be issued to a transferee if certificate(s) representing such Company Common Stock are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that all applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each certificate shall be deemed from and after the Effective Time to represent only the right to receive upon such surrender the Exchange Funds in accordance with this Article II, without any interest thereon.

         (c) No Further Ownership Rights in the Company Common Stock. All Exchange Funds issued and paid upon the surrender for exchange of shares of the Company Common Stock in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares, subject, however, to the Surviving Entity's obligation to pay any dividends and make any other distributions having a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock after the date hereof and otherwise in accordance with the terms of this Agreement and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of the Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificate(s) representing shares of the Company Common Stock are presented to the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article II.

         (d) Termination of Exchange Funds. Any portion of the Exchange Funds which remains undistributed to the holders of the Company Common Stock on the first anniversary of the Effective Time shall be delivered to CSLC or the Surviving Entity, upon demand by CSLC, and any holders of the Company Common Stock who have not theretofore surrendered their shares (in accordance with this Article II and the instructions set forth in the letter of transmittal received by such holders) thereafter shall look only to CSLC and the Surviving Entity for payment of the aggregate Merger Consideration to which they are entitled in the Merger.

         (e) No Liability. Neither CSLC, Sub, nor the Company shall be liable to any holder of Company Common Stock for any cash or property in respect thereof delivered to a public official pursuant to any applicable abandoned property, escheat or other similar law.

         (f) Lost or Stolen, etc. Certificates. If any certificate evidencing shares of the Company Common Stock shall have been lost, stolen or destroyed, then in such event, upon the submission of a duly notarized affidavit of that fact by the person claiming such certificate(s) to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such person of a bond, indemnity or similar surety in such reasonable amount as the Surviving Entity may direct as indemnity against any claim that may be made against it with respect to such certificate(s), the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the applicable Merger Consideration.

         (g) Withholding Taxes. CSLC and Sub shall be entitled to deduct and withhold (or cause the Exchange Agent to deduct and withhold) from the Merger Consideration payable to a holder of the Company Common Stock, all withholding and stock transfer taxes, including, without limitation, withholding taxes imposed by the Foreign Investors Real Property Tax Act of 1980. To the extent such amounts are so withheld, they shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding was made by CSLC and Sub.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         SECTION 3.1 Representations and Warranties of the Company. The Company represents and warrants to each of CSLC and Sub as follows:

         (a) Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to transact business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be in good standing or so to qualify would not have a material adverse effect on the properties, assets, financial condition or operations of the Company and its Subsidiaries taken as a whole and/or would prevent or materially impair the consummation by the Company of the Merger and the transactions contemplated thereby and hereby (a "Material Adverse Effect").

         (b) Capital Structure. The authorized capital stock of the Company consists of 10,000,000 shares of the Company Common Stock, $.01 par value. At the close of business on the date hereof, 7,520,100 shares of the Company Common Stock were issued and outstanding. Except as provided in this Agreement, there are no shares of capital stock of the Company outstanding and there are no options, warrants, calls, rights or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any voting debt securities of the Company or of any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right or agreement. All outstanding shares of the Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable.

         The authorized capital stock of ILM Holding, Inc. ("ILM Holding") consists of 50,000 shares of common stock, $.01 par value ("Holding Common Stock") and 275 shares of Series A Preferred Stock, no par value ("Holding Preferred Stock"). At the close of business on the date hereof, 50,000 shares of Holding Common Stock and 275 shares of Holding Preferred Stock, respectively, were issued and outstanding. All outstanding shares of Holding Common Stock have been duly authorized and are validly issued, fully paid, nonassessable and wholly owned by the Company. All outstanding shares of Holding Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable.

         (c) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement and the Merger by the holders of not less than 66-2/3% of the outstanding Company Common Stock (the "Company Stockholder Approval Condition"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate action on the part of the Company, and the consummation by it of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Stockholder Approval Condition. This Agreement has been duly executed and delivered by the Company and, subject to the Company Stockholder Approval Condition, constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally. The execution and delivery of this Agreement does not, and the consummation by the Company of the transactions contemplated hereby will not, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material right or benefit under, or the creation or imposition of any lien, pledge, adverse claim, security interest, charge or other encumbrance ("Lien") on or against any assets or properties of the Company or any of its Subsidiaries (any such conflict, violation, default, right of termination, cancellation, acceleration, loss, creation or imposition, hereafter a "Violation"), pursuant to, (i) any provision of the Articles of Incorporation or By-laws or analogous instruments of governance or formation of the Company or any of its Subsidiaries presently in effect, or (ii) any loan or credit agreement, note, mortgage, indenture, lease, Company Benefit Plan (as defined in Section 3.1(j)(i)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, writ, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries, or their respective properties or assets, except in the case of this clause (ii), for any such Violation which insofar as reasonably can be foreseen would not have a Material Adverse Effect.

         No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other public or governmental authority (a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, the failure to obtain which insofar as reasonably can be foreseen would have a Material Adverse Effect, except for (i) the filing with the Securities and Exchange Commission ("SEC") of a proxy statement (the "Company Proxy Statement") in definitive form on Schedule 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to the special meeting (the "Company Stockholders' Meeting") of holders of the Company Common Stock to be convened as required by the Va Act and in accordance with the Company's Articles of Incorporation and Bylaws to vote upon the adoption and approval of this Agreement and the Merger and the transactions contemplated hereby and thereby, the related Transaction Statement of the Company and CSLC on Schedule 13E-3 (the "Schedule 13E-3"), and such reports and other transaction statements under the Exchange Act as may be required in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby, (ii) the filing of the Articles of Merger, the Certificate of Merger and such other appropriate documents with the Virginia Secretary and the Delaware Secretary, as applicable, and relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) all applicable filings, if any, with, and submissions of information to, the United States Federal Trade Commission ("FTC") and the United States Department of Justice, Antitrust Division ("DOJ"), pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iv) such other filings, authorizations, orders and approvals as may be required and which heretofore have been made or obtained.

         The Board of Directors of the Company (the "Company Board") has unanimously approved this Agreement, the Merger and all of the transactions contemplated hereby and thereby and has resolved unanimously to recommend that holders of the Company Common Stock approve and adopt this Agreement and the Merger; provided that the Company Board may withdraw, modify or change such recommendation (including in a manner adverse to CSLC) under the circumstances set forth in the second sentence of Section 4.1(e)(ii).

         (d) SEC Documents. The Company has made available to CSLC a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since September 1, 1997 (as such documents have been amended to date, the "Company SEC Documents") which constitute all the documents (other than preliminary material) that the Company was required to file with the SEC since such date. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable thereto (other than with respect to the timely filing thereof), and none of the Company SEC Documents contained, at the time they were filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited or interim statements, as permitted by the SEC's Quarterly Report on Form 10-Q) and fairly present (subject, in the case of the unaudited or interim statements, to normal and recurring audit adjustments) the consolidated financial position of the Company and its Subsidiaries at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since November 30, 1998, neither the Company nor any of its Subsidiaries has incurred any liabilities, except for (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice, including the Company's obligations under the "Fleet Agreement" (as hereinafter defined), (ii) liabilities incurred in connection with or as a result of this Agreement and the Merger and the transactions contemplated thereby, and (iii) such other liabilities and obligations which, individually or in the aggregate, are de minimis.

         (e) Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or (to the extent permitted by applicable rules of the SEC) incorporated by reference in the Company Proxy Statement and/or the Schedule 13E-3 shall, on the date the same is filed with the SEC in definitive form, on each date on which the Company Proxy Statement is mailed to holders of the Company Common Stock, and on the date of the Company Stockholders' Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company Proxy Statement shall, on each date mailed to holders of Company Common Stock in connection with the Company Stockholders' Meeting and at all times thereafter to the Closing Date, comply in all material respects with the provisions of Regulation 14A under the Exchange Act.

         (f) Compliance with Applicable Laws. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, authorizations and approvals of all Governmental Entities which are material to the operation of their respective businesses (the "Company Permits"). The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply insofar as reasonably can be foreseen would not have a Material Adverse Effect. Except as disclosed in the Company SEC Documents, the respective businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations which do not, and insofar as reasonably can be foreseen would not, have a Material Adverse Effect. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same other than those the outcome of which, insofar as reasonably can be foreseen, would not have a Material Adverse Effect.

         (g) Litigation. Except as disclosed in the Company SEC Documents, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries which, if determined adversely to the Company or any of its Subsidiaries, would insofar as reasonably can be foreseen, have a Material Adverse Effect, nor is there any judgment, decree, writ, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries of the Company having, or which insofar as reasonably can be foreseen would have, a Material Adverse Effect.

         (h) Taxes. (i) The Company and each of its Subsidiaries has filed all material tax returns required to be filed by any of them and has paid (or the Company has paid on its behalf) all taxes required to be paid as shown on such returns, and all such tax returns are complete and accurate in all material respects. The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all taxes payable by the Company and its Subsidiaries accrued through the date of such financial statements. Since November 30, 1998, and September 25, 1998 neither the Company nor any of its Subsidiaries have incurred any liability for taxes under Sections 857(b), 860(c) or 4981 of the Internal Revenue Code of 1986, as amended (the "Code"), and neither the Company nor any of its Subsidiaries has incurred any liability for taxes other than in the ordinary course of business. No event has occurred and no condition exists which presents a material risk that any material tax liability described in the preceding sentence will be imposed upon the Company and its Subsidiaries. No material deficiencies for any taxes have been proposed, asserted or assessed by any Governmental Entity against the Company or any of its Subsidiaries. No requests for waivers of the time to assess taxes are pending and no tax returns of the Company or any of its Subsidiaries has been or are currently being audited by any applicable taxing authority. There are no tax liens on any asset of the Company or its Subsidiaries other than liens for current taxes not past due and payable.

         For purposes of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") includes all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, windfall profits, ad valorem, stamp, severance, occupation, premium, customs duties, commercial rent, capital stock, paid-up capital, value added, unemployment, disability, alternative or add-on minimum, single business, social security, registration, estimated, environmental, employment, use, real or personal property, withholding, excise and other taxes, imposts, duties or assessments of any nature whatsoever, together with all interest, penalties, charges and additions to tax imposed with respect to such amounts.

                  (ii) The Company (A) for all taxable years commencing with the tax year which began January 1, 1996 through its most recent taxable year end has been subject to taxation as a real estate investment trust (a "REIT") within the meaning of Section 856 of the Code, has not been subject to Section 269B(a) of the Code, and has satisfied all requirements to qualify as a REIT for such periods, (B) has operated since its most recent tax year end in such a manner so as to qualify as a REIT for the taxable year ending through the Closing Date, and (C) has not taken (or omitted to take) any action which reasonably would be expected to (1) result in any rents paid by the tenants of the "Senior Housing Facilities" (as such term is defined in the Company SEC Documents) to be excluded from the definition of "rents from real property" under Section 856(d)(2) of the Code or (2) otherwise result in a challenge to its status as a REIT, and no such challenge is pending or, to the Company's knowledge, threatened, by or before any Governmental Entity.

                  (iii) ILM Holding (A) for all taxable years commencing with the tax year which commenced on January 1, 1996 through its most recent taxable year end has been subject to taxation as a REIT within the meaning of Section 856 of the Code, has not been subject to Section 269B(a) of the Code, and has satisfied all requirements to qualify as a REIT for such periods, (B) has operated since its most recent taxable year end in such manner so as to qualify as a REIT for the taxable year ending through the Closing Date, and (C) has not taken (or omitted to take) any action which reasonably would be expected to (1) result in any rents paid by the tenants of the Senior Housing Facilities to be excluded from the definition of rents from real property under Section 856(d)(2) of the Code or (2) otherwise result in a challenge by any taxing authority to its status as a REIT, and no such challenge is pending or, to the Company's or ILM Holding's knowledge, threatened, by or before any Governmental Entity.

                  (iv) Each of the Company and ILM Holding is a "domestically-controlled REIT" (as defined in Section 897(4) of the Code).

         (i) Certain Agreements. Neither the Company nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on 60 days' or less notice involving the payment of more than $25,000 per annum, (other than that certain consulting agreement between the Company, ILM II Senior Living, Inc., ILM I Lease Corporation, ILM II Lease Corporation and David Carlson, dated October 16, 1997, as amended on August 6, 1998 and September 25, 1998, which is renewable annually by the parties thereto and upon failure to renew or termination, provides for a $100,000 payment to Mr. Carlson) or any union, guild or collective bargaining agreement, (ii) agreement with any executive officer or key employee of the Company or any Subsidiary of the Company the benefits of which are contingent or the terms of which would be materially altered upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, or agreement with respect to any executive officer of the Company providing any term of employment or compensation guarantee or (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which would be increased or the vesting of the benefits of which would be accelerated upon consummation of any of the transactions contemplated by this Agreement or the value of any of the benefits of which would be calculated by reference to any of the transactions contemplated by this Agreement.

         (j) Benefit Plans. (i) Neither the Company nor any other member of a "Company Controlled Group" (as hereafter defined) maintains, contributes to or participates in, or has any obligation to maintain, contribute to or participate in, any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), retirement or deferred compensation plan, incentive compensation plan, consulting agreement, unemployment compensation plan, vacation pay plan, severance plan, retiree medical plan, bonus plan, stock compensation plan or any other type of employee-related arrangement, program, policy, plan or agreement (all of such plans being hereinafter referred to as "Company Benefit Plans"). For purposes of this Section 3.1(j), the term "Company Controlled Group" means the Company and each other corporation or other entity which has at any other time been under common control with the Company pursuant to Sections 414(b),
(c), (m) or (o) of the Code.

         (ii) With respect to each Company Benefit Plan, (A) there has been no material violation of any applicable provision of ERISA which could result in a material liability being imposed upon the Company; (B) each Company Benefit Plan intended to qualify under Section 401(a) of the Code has received (or prior to the Effective Time shall have received) a favorable determination letter with respect to such qualification and, to the knowledge of the Company, nothing has occurred (or prior to the Effective Time shall occur) which could reasonably be expected to jeopardize such favorable determination; (C) neither the Company nor any other member of the Company Controlled Group is subject to any material outstanding liability or obligation relating to any such Company Benefit Plan (other than the obligation to make contributions to, or pay benefits with respect to, any such Company Benefit Plan, such contributions and/or benefits being made or paid no later than the date(s) required by law or the terms of such Company Benefit Plan); and (D) to the knowledge of the Company there are no actual or pending claims or actions (other than claims for benefits in the ordinary course) relating to any such Company Benefit Plan.

         (iii) There are no unfunded and accrued benefit obligations for which contributions have not been properly accrued to the extent required by GAAP, on the consolidated financial statements of the Company and its Subsidiaries, which obligations reasonably are likely to have a Material Adverse Effect.

         (k) Title to and Sufficiency of Assets. The Company directly, or indirectly through a wholly-owned Subsidiary, owns, and as of the Effective Time the Company shall own, valid title to all of its assets constituting the Senior Housing Facilities and personal property which is material to the businesses of the Company and its Subsidiaries taken as a whole, free and clear of any and all Liens, except as set forth in the Company SEC Documents. Such assets include all tangible and intangible real or personal property, contracts and rights necessary or required for the operation of the business of the Company and its Subsidiaries.

         (l) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents, since November 30, 1998, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course and, there has not been (i) any damage, destruction or loss, whether covered by insurance or not, which has, or insofar as reasonably can be foreseen would have, a Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's or its Subsidiaries' capital stock, except for cash dividends in respect of the Company's or its Subsidiaries' taxable income, the declaration and payment of which is necessary to preserve the Company's or its Subsidiaries' REIT status; (iii) any change in the Company's significant accounting policies; or (iv) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) having, or which insofar as reasonably can be foreseen would have, a Material Adverse Effect.

         (m) Opinion of Financial Advisor. The Company has received the written opinion of Cohen & Steers Capital Advisors LLC dated October 6, 1999, a true and complete copy of which has been delivered (but not addressed) to CSLC, to the effect that as of the date of such opinion the Merger Consideration to be paid by CSLC in the Merger is fair to the holders of Company Common Stock, from a financial point of view.

         (n) Virginia Anti-takeover Statutes Not Applicable. The Company has taken or caused to have been taken (or prior to the Effective Time shall have taken or cause to have been taken) and has done or caused to have been done (or prior to the Effective Time shall do or cause to have been done) all things necessary to make inapplicable to this Agreement, the Merger and the transactions contemplated hereby and thereby, all "change-in-control," "fair price," "interested stockholder," "business combination," "control share acquisition," "merger moratorium," "voting sterilization" and all other anti-takeover and stockholder protection laws enacted under the Va Act or any other internal laws of the Commonwealth of Virginia (collectively, "State Takeover Laws").

         (o) Vote Required. The affirmative vote of the holders of not less than 66-2/3% of the outstanding shares of the Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the transactions contemplated hereby and thereby.

         (p) Environmental Matters. The operations of the Company and its Subsidiaries are in compliance with all applicable "Environmental Laws" (as defined herein) and all of the Company Permits issued pursuant to Environmental Laws, except where the failure so to comply insofar as reasonably can be foreseen would not have a Material Adverse Effect. The Company and its Subsidiaries have obtained all of the Company Permits under all applicable Environmental Laws necessary to operate their businesses. Neither the Company nor any of its Subsidiaries have received any written notification from any Governmental Entity asserting that the Company or any of its Subsidiaries is in violation of any the Company Permits issued pursuant to any Environmental Law. There are no investigations of the business, operations or Senior Housing Facilities, pending or, to the Company's or any of its Subsidiaries' knowledge, threatened, by any Governmental Entity which violation, insofar as reasonably can be foreseen, would result in the imposition of material liability on the Company or any of its Subsidiaries (or any successor-in-interest thereto) pursuant to any Environmental Law. There is not located at any of the Senior Housing Facilities any underground storage tanks ("USTs") or asbestos - containing or polychlorinated biphenyls ("PCBs").

         For purposes of this Agreement, "Environmental Law" means any foreign, Federal, state or local statute, regulation, ordinance or rule of common-law as now or hereafter in effect in any way relating to the protection of human health and safety or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss. 9601 et. seq.), the Hazardous Materials Transportation Act (49 U.S.C. ss. 1801 et. seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et. seq.), the Clean Water Act (33 U.S.C. ss. 1251 et. seq.), the Clean Air Act (42 U.S.C. ss. 7401 et. seq.), the Toxic Substances Control Act (15 U.S.C. ss. 2601 et. seq.), the Federal Insecticide, Fungicide and Rodenticide Act (17 U.S.C. ss. 136 et. seq.), and the Occupational Safety and Health Act (29 U.S.C. ss. 651 et. seq.), and the rules and regulations promulgated thereunder.

         (q) Insurance. The properties, buildings, fixtures, equipment and machinery of the Company and its Subsidiaries are adequately insured by financially sound and reputable insurers in adequate amounts and against such risks and contingencies as are insured against by persons customarily owning, operating and leasing properties, buildings, fixtures, equipment and machinery in substantially the same manner and in the same locations as the Company and its Subsidiaries. All insurance policies of the Company and its Subsidiaries relative to the foregoing are in full force and effect and, to the Company's knowledge, neither the Company nor any of its Subsidiaries is in default of any provision thereof, except for such defaults which insofar as reasonably can be foreseen would not have a Material Adverse Effect.

         (r) FCPA. Neither the Company or any of its Subsidiaries nor, to the Company's knowledge, any of its or any of its Subsidiaries' directors or officers, has (i) used any Company or such Subsidiary funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from any Company or such Subsidiary funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended ("FCPA"); or (iv) made any bribe, rebate, payoff, influence payment, "kickback" or other unlawful payment to any person or entity with respect to any Company or any of its Subsidiaries' matters.

         (s) Company Affiliate Transactions. Except as disclosed in the Company SEC Documents, from September 1, 1997 to the date hereof, there have been no transactions, agreements or understandings between the Company or any of its Subsidiaries on the one hand, and the Company's or any of its Subsidiaries' affiliates, officers or directors on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act.

         (t) Company Internal Controls. The Company maintains accurate books and records reflecting its assets and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the assets of the Company; (iii) access to the assets of the Company is generally permitted only in accordance with management's authorization; (iv) the reported accountability of the assets of the Company is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of such receivables on a current and timely basis. The books of account, stock records, minute books and other records of the Company and its Subsidiaries are complete and correct in all material respects.

         (u) Investment Company Act. The Company is not (and immediately after consummation of the Merger and the other transactions contemplated by this Agreement shall not be) an investment company within the meaning of, or a company controlled by an investment company within the meaning of, or otherwise subject to any provisions of, the Investment Company Act of 1940, as amended (the "Investment Company Act") and the rules and regulations of the SEC thereunder.

         (v) Articles of Incorporation and Bylaws. The Company heretofore has furnished to CSLC complete and correct copies of the Articles of Incorporation and the

Bylaws (or equivalent organizational documents), in each case as amended or restated to the date hereof, of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any provisions of its Articles of Incorporation or Bylaws (or equivalent organizational documents).

         (w) Disclosure. No representation or warranty made by the Company in this Agreement and no statement of the Company contained in the Schedules hereto or in any certificate delivered by the Company pursuant to this Agreement, contains any untrue statement of a material fact or omits any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading; it being hereby agreed and understood that for purposes of this Section 3.1(w) the term "material" shall be measured by reference to the Company and its Subsidiaries, considered as an entirety.

         SECTION 3.2 Representations and Warranties of CSLC and Sub. CSLC and Sub jointly and severally hereby represent and warrant to the Company as follows:

         (a) Organization; Standing and Power. Each of CSLC, Sub, and CSLC's other Subsidiaries is a corporation, limited partnership, limited liability company or trust, as the case may be, duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to transact business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be in good standing or so to qualify would not have a material adverse effect on the properties, assets, financial condition or operations of CSLC and its Subsidiaries, taken as a whole (a "CSLC Material Adverse Effect").

         (b) Authority. CSLC and Sub have all requisite corporate and limited liability company authority, as applicable, to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CSLC and Sub have been duly authorized by all necessary corporate and limited liability company action, as applicable, on the part of CSLC and Sub, and the consummation by CSLC and Sub of the transactions contemplated hereby and thereby has been duly authorized by all necessary corporate, and limited liability company action, as applicable, on the part of CSLC and Sub. This Agreement has been duly executed and delivered by CSLC and Sub, as applicable, and, this Agreement constitutes the valid and binding obligations of CSLC and Sub, as applicable, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally. The execution and delivery of this Agreement does not result in any Violation pursuant to (i) any provision of the Certificate of Incorporation, Certificate of

Formation, Operating Agreement, By-laws or analogous instruments of formation or governance of CSLC, Sub, or any of CSLC's Subsidiaries presently in effect or,
(ii) any loan or credit agreement, note, mortgage, indenture, lease, employee benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, writ, order, decree, statute, law, ordinance, rule or regulation applicable to CSLC or any of its Subsidiaries or their respective properties or assets, except in the case of this clause (ii), for any such Violation which insofar as reasonably can be foreseen would not have a CSLC Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by, or with respect to CSLC or any of its Subsidiaries in connection with the execution and delivery of this Agreement, or the consummation by CSLC or Sub of the transactions contemplated hereby and thereby, the failure to obtain which insofar as reasonably can be foreseen would have a CSLC Material Adverse Effect, except for (i) the filing with the SEC of the Schedule 13E-3 and such other reports and transaction statements under the Exchange Act as may be required in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby, (ii) the filing of the Articles of Merger, the Certificate of Merger and such other appropriate documents with the Virginia Secretary and the Delaware Secretary, as applicable, and other relevant authorities of jurisdictions in which CSLC is qualified to do business, (iii) all applicable filings with, and submissions of information to, the FTC and DOJ pursuant to the HSR Act, and (iv) such other filings, authorizations, orders and approvals as may be required and which heretofore have been made or obtained.

         (c) Information Supplied. None of the information supplied or to be supplied by CSLC or Sub for inclusion or (to the extent permitted by applicable rules of the SEC) incorporated by reference in the Company Proxy Statement and/or the Schedule 13E-3 shall, on the date the same is filed with the SEC in definitive form, on each date on which the Company Proxy Statement is mailed to holders of the Company Common Stock, and on the date of the Company Stockholders' Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

         (d) Compliance with Applicable Laws. The businesses of CSLC and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity which violation, insofar as reasonably can be foreseen, would prevent or materially impair the consummation by CSLC of the Merger and the transactions contemplated thereby and hereby. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to CSLC or any of its Subsidiaries is pending or, to the knowledge of CSLC, threatened, nor has any Governmental Entity indicated an intention to conduct the same which investigation or review, insofar as reasonably can be foreseen, would prevent or materially impair the consummation by CSLC of the Merger and the transactions contemplated thereby and hereby.

         (e) Capital Structure. All of the limited liability member interests of Sub have been duly authorized and are validly issued, fully paid and nonassessable and owned by CSLC.

         (f) Litigation. There is no suit, action or proceeding pending or, to the knowledge of CSLC, threatened against or affecting CSLC or any of its Subsidiaries, which, if determined adversely to CSLC or any of the Subsidiaries and insofar as reasonably can be foreseen, would prevent or materially impair the consummation by CSLC of the Merger and the transactions contemplated thereby and hereby; nor is there any judgment, decree, writ, injunction, rule or order of any Governmental Entity or arbitrator outstanding against CSLC or any of its Subsidiaries which judgment, decree, writ, injunction, rule or order, insofar as reasonably can be foreseen, would prevent or materially impair the consummation by CSLC of the Merger and the transactions contemplated thereby and hereby.

         (g) Ownership and Interim Operations of Sub. The Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. The Sub is, and at the Effective Time will be directly and wholly owned by CSLC. Sub does not own, and at all times from and after the date hereof and prior to the Effective Time will continue not to own, any asset other than an amount of cash necessary for its due incorporation and good standing and to pay the fees and expenses of the Merger attributable to it if the Merger is consummated.

         (h) Organizational Instruments. CSLC heretofore has furnished to the Company complete and correct copies of the respective organizational and constituent instruments and documents of CSLC, Sub, and each other Subsidiary of CSLC, in each case as amended or restated to the date hereof. None of CSLC, Sub, or any other Subsidiary of CSLC is in violation of any provisions of its respective organizational and constituent instruments and documents.

         (i) Disclosure. No representation or warranty made by any of CSLC or Sub in this Agreement and no statement of any of CSLC or Sub contained in any certificate delivered by any of CSLC or Sub pursuant to this Agreement, contains any untrue statement of a material fact or omits any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading; it being hereby agreed and understood that for purposes of this Section 3.2(i), the term "material" shall be measured by reference to CSLC and its Subsidiaries, considered as an entirety.

         (j) "Highly Confident Letter". CSLC has obtained and delivered to the Company a complete and correct copy of the letter dated October 13, 1999 of Lehman Brothers and addressed to the Board of Directors of CSLC stating that, subject to the qualifications specified therein, Lehman Brothers is "highly confident" of its ability to raise the Exchange Funds necessary to consummate the Merger.


                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         SECTION 4.1 Covenants of the Company CSLC and Sub. During the period from the date of this Agreement and continuing until the Effective Time, to the extent expressly indicated herein, the Company, CSLC and Sub, as applicable, each agrees as to itself and its respective Subsidiaries that (except as otherwise expressly contemplated or permitted by this Agreement, or to the extent that the other party shall consent in writing):

         (a) Ordinary Course. Each of the Company and its Subsidiaries shall conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Each of the Company, and its Subsidiaries shall use its reasonable best efforts to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve satisfactory relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and on-going businesses shall not be impaired in any material respect at the Effective Time; provided, however, that without limiting the generality of the foregoing, the Company and its Subsidiaries shall conduct their business substantially in accordance with the operating budgets heretofore approved and presently in effect for the Senior Housing Facilities and the capital budgets as approved by the Company Board.

         (b) Dividends; Changes in Stock. The Company shall not, nor shall the Company permit any of its Subsidiaries to, nor shall the Company or any of its Subsidiaries propose to, (i) declare or pay any dividends (whether of cash, stock or other property) on or make any other distributions in respect of its capital stock, (ii) split, combine or reclassify, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, any shares of its capital stock, or (iii) redeem, repurchase or otherwise acquire for value, or permit any of its Subsidiaries to redeem, repurchase or otherwise acquire for value, any shares of its capital stock, except in the case of clause (i) above, ordinary cash dividends declared and paid in respect of the Company Common Stock not in excess of 8.5% of the original issue price per share in any calendar year (subject to the Company's reasonable best efforts to maintain reserves therefor consistent with past practices) and as otherwise required to preserve and maintain the Company's status as a REIT through the Effective Time, and except, in the case of clause (iii) above, in connection with the redemption of the Holding Preferred Stock as contemplated by this Agreement.

         (c) Issuance of Securities. The Company shall not, nor shall the Company permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of any class or series of its capital stock, any voting debt securities or any securities convertible into, or exchangeable or exercisable for, any such shares of capital stock or voting debt securities.

         (d) Governing Documents. Neither the Company, CSLC, Sub, nor any of the Company's Subsidiaries, shall amend or restate (or propose to amend or restate) its Articles of Incorporation, limited liability company operating agreement, partnership agreement, By-laws or any analogous organizational or constituent instruments, except to the extent necessary to facilitate consummation of the Merger.

         (e) No Solicitation. (i) Until the termination of this Agreement in accordance with Article VII hereof, the Company and its Subsidiaries shall not, directly or indirectly, and the Company shall use its best efforts to ensure that the respective officers, directors and employees of the Company and its Subsidiaries, and its best efforts to ensure that any investment banker, financial advisor, attorney, accountant, broker or other representative or agent retained by or authorized to act on behalf of it or any of its Subsidiaries shall not, directly or indirectly (A) solicit, initiate, facilitate or encourage (including by way of furnishing information or assistance) the submission or receipt of any "Acquisition Proposal" (as defined below) or (B) participate or engage in negotiations or discussions, disclose any material non-public information relating to the Company or any of its Subsidiaries, or afford access to the properties, books or records of the Company or any of its Subsidiaries, in connection with any Acquisition Proposal (or propose or agree to do any of the foregoing); provided that if the Company Board determines, based upon the advice of outside legal counsel, that the failure to engage in such negotiations or discussions, furnish or disclose such information or afford such access would be inconsistent with the fiduciary duties of the Company Board under applicable law, then the Company, in response to an Acquisition Proposal, may furnish and disclose such material non-public information and afford such access with respect to the Company and its Subsidiaries and may fully participate in discussions and negotiations regarding such Acquisition Proposal and conduct all such due diligence and do all acts and things and incur all such expenses necessary to become deliberately and fully informed as to the nature, material terms and likelihood of consummation of the Acquisition Proposal; provided, further, however, that, in connection therewith, the Company and the potential acquiring party shall enter into a customary confidentiality and "standstill" agreement of not less than two years' duration and such agreement otherwise shall be no less restrictive in tenor or scope than that certain Letter Agreement dated March 9, 1998, among the Company, CSLC and the other parties signatory thereto (the "CSLC Letter Agreement").

         For purposes of this Section 4.1(e), "Acquisition Proposal" means any inquiry, expression of interest, letter of intent, memorandum of understanding, term sheet, offer or proposal from any person or entity (including any "group" within the meaning of Rule 13d-5 under the Exchange Act) relating to any direct or indirect acquisition, lease, sale or other similar transaction (whether in a single transaction or series of related transactions) of 20% or more of the consolidated assets of the Company or 20% or more of any class or series of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer which, if consummated, would result in any person or entity (including any "group" referred to above) beneficially owning 20% or more of any class or series of equity securities of the Company or any of its Subsidiaries, and any merger, consolidation, business combination, sale or other transfer of assets substantially as an entirety, recapitalization, exchange, liquidation, dissolution, divestiture, reorganization or other extraordinary corporate transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement and the Merger.

         Anything to the contrary in this Section 4.1(e) notwithstanding, nothing contained in this Section 4.1(e) shall prohibit the Company or the Company Board from taking and disclosing to the holders of Company Common Stock pursuant to Rules 14d-9 and 14e-2(a) and Regulations 14A and 14C under the Exchange Act, a position with respect to a tender or exchange offer or solicitation of proxies conducted by a third party or from making such disclosure to holders of the Company Common Stock, or otherwise, as may be required by applicable law (including, without limitation, requirements of the Exchange Act and the regulations promulgated thereunder, the regulations of any national securities exchange registered pursuant to Section 6 of the Exchange Act or U.S. inter-dealer quotation system of a registered national securities association, or Sections 13.1-770 through and including 13.1-775 of the Va Act); provided that neither the Company nor the Company Board (or any special or other committee thereof) shall, except as set forth in Sections 4.1(e)(ii) or 5.3, withdraw, modify or change (or propose to withdraw, modify or change) its recommendation of approval of this Agreement and the Merger or approve or recommend (or propose to approve or recommend) an Acquisition Proposal.

                  (ii) Except as provided in the next sentence of this
Section 4.1(e)(ii) and in Section 5.3, neither the Company nor the Company Board (or any special or other committee thereof) shall (A) withdraw, modify or change (or propose to withdraw, modify or change) in a manner adverse to CSLC, the recommendation by the Company Board (or any such committee) of the approval of this Agreement and the Merger, (B) approve or recommend (or propose to approve or recommend) an Acquisition Proposal, or (C) cause the Company to enter into a definitive agreement with respect to an Acquisition Proposal. Notwithstanding the immediately preceding sentence, if the Company Board determines, based upon the advice of outside legal counsel, that the failure to take any of the actions contemplated by the immediately preceding sentence would be inconsistent with the fiduciary duties of the Company Board under applicable law, then the Company Board may withdraw, modify or change its recommendation of approval of this Agreement and the Merger, affirmatively approve or recommend a "Superior Proposal" (as defined below), or cause the Company to enter into an agreement with respect to a Superior Proposal; provided, that, in the case of approving, recommending or causing the Company to enter into an agreement with respect to a Superior Proposal, such approval, recommendation or execution and delivery shall occur not earlier than the seventh day next following CSLC's receipt of written notice (by facsimile) advising CSLC that the Company Board has received a Superior Proposal, specifying the material terms and conditions thereof (including, without limitation, the price, structure, tax and accounting treatment, financing requirements (if any), requisite regulatory consents and approvals (if any) and the anticipated timing of receipt of such approvals and, if then known, the approximate anticipated date of consummation thereof) and identifying the person(s) making such Superior Proposal.

                  For purposes of this Agreement, a "Superior Proposal" means any written Acquisition Proposal to acquire, directly or indirectly (whether in a single transaction or series of related transactions), for consideration consisting of cash, securities and/or other property, 50% or more of the Company Common Stock then outstanding or 50% or more of the consolidated assets of the Company, upon terms and subject to conditions which the Company Board determines in its good faith judgment (based upon the advice of an investment banking firm of nationally recognized reputation) to be more favorable from a financial point of view to the holders of the Company Common Stock than the Merger, and in respect of which external financing, if required to be obtained by the acquiring person or entity, either then is fully committed (pursuant to a customary commitment letter) or, in the good faith judgment of the Company Board (based upon the advice of said investment banking firm), obtainable by the acquiring person or entity based upon the creditworthiness of such person or entity.

                  (iii) In addition to the obligations of the Company set forth in Sections 4.1(e)(i) and (ii), the Company shall notify CSLC in writing (by facsimile) within three days of the Company's receipt of any request for information or of the receipt of any Acquisition Proposal, or any communication with respect to (or which reasonably would be expected to result in) an Acquisition Proposal, and the material terms and conditions of such request, Acquisition Proposal or communication (to the same extent set forth parenthetically in the proviso to the second sentence of Section 4.1(e)(ii)). The Company shall inform CSLC of the status and details of (including amendments or proposed amendments to) any such request, Acquisition Proposal or communication. In addition, the Company promptly shall provide to CSLC any due diligence information in respect of the Company furnished to the party making the Acquisition Proposal.

                  (iv) In the event that the Company releases any third party from its obligations under any standstill agreement or arrangement relating to an Acquisition

Proposal or otherwise under any confidentiality or other similar agreement relating to information material to the Company or any of its Subsidiaries, the Company shall simultaneously release CSLC from its obligations and restrictions under the CSLC Letter Agreement.

         (f) No Acquisitions. The Company shall not, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or corporation, partnership, limited liability entity, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, in each case, which are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole.

         (g) No Dispositions. The Company shall not, nor shall the Company permit any of its Subsidiaries to sell, lease, encumber or otherwise dispose of or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material to the Company and its Subsidiaries taken as a whole.

         (h) Indebtedness. Other than the indebtedness and the transactions contemplated by that certain Term Loan Agreement dated September 29, 1998, between the Company, ILM Holding, ILM I Lease Corporation ("ILM I Lease Co") and Fleet National Bank (the "Fleet Agreement"), a true and complete copy of which agreement has been made available to CSLC for inspection, the Company shall not, nor shall the Company permit any of its Subsidiaries to, incur, assume or guarantee any indebtedness for borrowed money.

         (i) Other Actions. Neither the Company, CSLC, or Sub shall, nor shall the Company, CSLC, or Sub permit any of its Subsidiaries to, take any action that would or reasonably would be likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited) or any of the conditions to the Merger set forth in
Article VI hereof not being satisfied.

         (j) Advice of Changes; SEC Filings. Each of the Company and CSLC shall confer on a regular basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which insofar as reasonably can be foreseen would have, a Material Adverse Effect or a CSLC Material Adverse Effect. Each of the Company and CSLC promptly shall provide the other with true and complete copies of all filings made by it with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby.

         (k) Certain Other Actions.

                  (i) The Company shall, and shall cause each of its Subsidiaries to, duly and timely file all reports, Federal, state and local tax returns and other documents required to be filed with Federal, state, local and other authorities, subject to extensions permitted by applicable law; provided that, in the case of the Company and ILM Holding, such extensions do not adversely affect the status of the Company or ILM Holding as a qualified REIT under the Code.

                  (ii) The Company shall not and the Company shall cause its Subsidiaries not to, make or rescind any express or deemed election relative to taxes (unless, in the case of the Company or ILM Holding, it is required by law or necessary to preserve the status of the Company or ILM Holding as a REIT for Federal income tax purposes).

                  (iii) The Company shall promptly notify CSLC of any action, suit, proceeding, claim or audit pending against or with respect to such party or its Subsidiaries in respect of any Federal, state or local taxes where there is a reasonable probability of a determination or decision by a relevant authority which would materially increase the tax liabilities of such party, and the Company shall not change any of the tax elections, accounting methods, conventions or principles which relate to it or its Subsidiaries that insofar as reasonably could be foreseen would materially increase such party's liabilities.

                  (iv) The Company shall, and shall cause ILM Holding to, take (or refrain from taking, as applicable) such action(s) as are necessary to maintain the status of each of the Company and ILM Holding as a REIT for Federal income tax purposes, through the Closing Date.

         (l) Facilities Lease Agreement. Immediately prior to the Effective Time, the Company shall cause that certain Facilities Lease Agreement, dated September 1, 1995 (the "Lease Agreement"), between ILM Holding and ILM Lease Co. to be terminated without any cost or expense to any of the Company, ILM Holding, CSLC, Sub or the Surviving Entity. From the date hereof, through and including the date of termination of the Lease Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, amend the Lease Agreement or waive the performance by ILM Lease Co of any of its duties or obligations under the Lease Agreement.

         (m) Fleet Agreement. From the date hereof through and including the Effective Time, neither the Company nor any of its Subsidiaries shall draw down or borrow any monies pursuant to the Fleet Agreement for any purpose other than the reimbursement of expenses incurred by the Company or its Subsidiaries in respect of the construction of expansions on the existing Senior Housing Facilities.

         (n) Contribution and Liquidation. All assets and properties owned, leased and operated by ILM Holding and all receivables due to ILM Holding from any person or entity, in each case shall be transferred, contributed and assigned to the Company, and immediately prior to the Merger, ILM Holding shall be liquidated or merged with and into the Company in a transaction pursuant to
Section 332 of the Code, and as a result of such merger or liquidation, the separate corporate existence of ILM Holding shall have been terminated and the Company thereupon shall own all of the assets of ILM Holding.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         SECTION 5.1 Preparation of the Company Proxy Statement and the Schedule 13E-3. CSLC and the Company shall cooperate to mutually prepare, file with the SEC and have reviewed and "cleared" by the SEC, as promptly as reasonably practicable after the date hereof, the Company Proxy Statement and the Schedule 13E-3 (including all exhibits, annexes and schedules thereto).

         SECTION 5.2 Access to Information. Upon reasonable notice, the Company and CSLC each shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other agents and representatives of the other, access, during normal business hours during the period from the date hereof until the Effective Time, to all of its properties, books, contracts, commitments and records (including, without limitation, using its best efforts to afford access to, the audit work papers of the independent auditor of each of the Company and CSLC) and, during such period, the Company and CSLC each shall (and shall cause each of its Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the Securities Act, the Exchange Act and the Trust Indenture Act and (b) all other information concerning its business, properties and personnel as such other party reasonably may request. Each of the Company and CSLC shall waive any accountant/client privilege that may exist, and take all other necessary action, to ensure the delivery by the independent auditor of the Company and CSLC of audit work papers to the party requesting such information. Unless otherwise required by law, the parties shall hold all such information which is non-public or otherwise proprietary in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party. In the event of termination of this Agreement for any reason, each party promptly shall return all non-public and proprietary information obtained from any other party, and any copies made of (and other extrapolations from or work product or analyses based on) such documents, to such other party.

         SECTION 5.3 Stockholder's Meeting. The Company shall duly notice and convene as promptly as practicable after the date hereof the Company Stockholders'

Meeting for the purpose of voting upon the adoption of this Agreement and the Merger (and the transactions contemplated hereby and thereby). The Company (through the Company Board) shall recommend to the holders of Company Common Stock the approval and adoption of all such matters; and shall use its best efforts to solicit and, if necessary, resolicit the vote of the holders of not less than 66-2/3% of the Company Common Stock in favor of adoption of this Agreement and the Merger (including, if necessary, adjourning or postponing, and subsequently reconvening, the Company Stockholders' Meeting for the purpose of obtaining such votes and engaging proxy solicitation firms and other "street" professionals); provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Company Board may withdraw, modify or change such recommendation (including in a manner adverse to CSLC) under the circumstances set forth in the second sentence of Section 4.1(e)(ii) without any liability or obligation to CSLC (except as set forth in Section 5.6(b)).

         The Company may, if it withdraws, modifies or changes its recommendation under the circumstances set forth in the second sentence of
Section 4.1(e)(ii), delay the filings or mailing, as the case may be, of the Company Proxy Statement or the convening of the Company Stockholders' Meeting, in each case to the extent necessary to revise the Company Proxy Statement to reflect such withdrawal, modification or change and to provide the minimum notice thereof required under applicable law or the Compan s Articles of Incorporation or By-laws.

         SECTION 5.4 Consents and Approvals. Each of the Company and CSLC shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (including furnishing all information in connection with approvals of or filings with any Governmental Entity) and shall cooperate with and furnish information to each other in connection with any such requirements imposed upon it or any of its Subsidiaries in connection with the Merger. Each of the Company and CSLC shall, and shall cause its Subsidiaries to, take all reasonable actions necessary to obtain (and shall cooperate with the other in obtaining) each consent, authorization, order or approval of, and each exemption by, each Governmental Entity and other person or entity, required to be obtained or made by the parties hereto or any of their respective Subsidiaries in connection with this Agreement and the Merger or the taking of any action contemplated hereby or thereby.

         SECTION 5.5 Intentionally omitted

         SECTION 5.6 Expenses; Liquidated Damages. (a) Except as hereinafter provided in this Section 5.6, all fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement (including all instruments and agreements prepared and delivered in connection herewith), the Merger and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated or abandoned.

         (b) Provided that neither CSLC nor Sub then is in material breach of any of its representations, warranties or agreements under this Agreement, the Company shall pay or cause to be paid to CSLC all of "CSLC's Expenses" (as hereinafter defined) if this Agreement shall be terminated pursuant to Section 7.1(e).

         Provided that neither CSLC nor Sub then is in material breach of any of its representations, warranties or agreements under this Agreement, if this Agreement shall be terminated pursuant to Sections 7.1(f) or 7.1(g), then the Company shall pay (or cause to be paid) to CSLC by wire transfer of same day funds to an account designated in writing by CSLC to the Company a termination fee in the amount of $3,835,600, together with CSLC's Expenses, which fee and expenses shall be payable by the Company not later than the third business day next following the date of termination of this Agreement pursuant to either
Section 7.1(f) or 7.1(g).

         In addition, provided that neither CSLC nor Sub then is in material breach of any of its representations, warranties or agreements under this Agreement, if this Agreement shall be terminated pursuant to Section 7.1(b)(i) due to a material breach by the Company of Section 4.1(e) (and not in respect of any other material breach by the Company of any other provision of this Agreement) and prior to the expiration of the 16-month period next following the date of such termination, a "Third Party Acquisition" (as hereinafter defined) is consummated, then the Company shall pay or cause to be paid to CSLC by wire transfer of same day funds to an account designated in writing by CSLC to the Company, a termination fee in the amount of $3,835,600, together with CSLC's Expenses which fee and expenses shall be payable by the Company on the date of consummation of such Third Party Acquisition (if and only if such Third Party Acquisition shall be consummated prior to the expiration of the 16-month period next following the date of such termination).

         It is expressly agreed that the amounts to be paid pursuant to this
Section 5.6(b) and Section 5.6(e) constitute liquidated damages negotiated at arm's-length and do not constitute, and are not intended by the parties to operate as, a penalty.

         (c) The costs of filing with the SEC, printing (including financial printer document production costs) and mailing to the holders of Company Common Stock the Company Proxy Statement and the Schedule 13E-3, shall be borne equally by the Company and CSLC. As of the date hereof, each of the Company and CSLC acknowledges that such costs approximate $170,000 in the aggregate and each of CSLC and the Company agrees to pay 50% of such costs in accordance with this
Section 5.6.

         (d) The Company shall promptly pay or cause to be promptly paid (not later than 10 days after submission of reasonably itemized invoices or other reasonable documentary evidence therefor) by wire transfer of same day funds to CSLC, CSLC's Expenses if this Agreement shall be terminated under any of the circumstances set forth in this Section 5.6(b).

         (e) Subject to the provisions of Sections 7.1(d) and 7.1(e) and provided that the Company is not then in material breach of any of its representations, warranties or agreements under this Agreement, the conditions set forth in Sections 6.1 and 6.2 have been satisfied or (to the extent waiveable under applicable law) waived, and this Agreement has not been terminated by CSLC or Sub pursuant to Section 7.1 (i)(i), if the Merger and the transactions contemplated by this Agreement shall not, for any reason, be consummated by CSLC and Sub, then CSLC and Sub shall pay (or cause to be paid) to the Company by wire transfer of same day funds to an account designated in writing by Company to CSLC, a termination fee in the amount of $850,000 not later than the third business day next following the termination of this Agreement pursuant to Section 7.1(h).

         (f) For purposes of this Section 5.6, (i) "Third Party Acquisition" means the occurrence of any of the following events: (A) the acquisition of the Company by means of merger, business combination or otherwise by any person or entity (including any "group" within the meaning of Rule 13d-5 under the Exchange Act) other than CSLC, Sub, or any Subsidiary or affiliate thereof ("Third Party"), (B) the transfer, lease, sale or other similar disposition to or acquisition by a Third Party of 20% or more of the consolidated assets of the Company, or (C) the transfer to or acquisition by a Third Party of 20% or more of the outstanding shares of Company Common Stock; and (ii) "CSLC's Expenses" means fees and out-of-pocket expenses reasonably and actually incurred and paid by or on behalf of CSLC in connection with this Agreement, the Merger and the consummation of the transactions contemplated hereby or thereby, including all financing commitment fees and expenses, reasonable fees and expenses of outside legal counsel, accountants, experts, financial advisors and consultants to CSLC, in an aggregate amount not to exceed $2,000,000.

         SECTION 5.7 Brokers or Finders. Each of CSLC and the Company covenants as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other person or entity is or will be entitled to receive any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except for Schroder & Co. Inc. and Cohen & Steers, Inc., whose fees and expenses shall be fully paid for by the Company in accordance with the Company's agreement with such firms (true and complete copies of which have been delivered by the Company to CSLC), and Lehman Brothers, whose fees and expenses shall be fully paid for by CSLC in accordance with CSLC's agreement with such firm (true and complete copies of which have been delivered by CSLC to the Company). Each of CSLC and the Company hereby agrees to indemnify and hold harmless the other from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

         SECTION 5.8 CSLC Advisory Board . Prior to the Effective Time, CSLC shall have taken all requisite corporate action (i) to authorize the creation of and to establish an advisory board (the " CSLC Advisory Board"), the members of whom, from time to time after the Effective Time, shall be invited to attend, but not to vote at, meetings of the CSLC Board of Directors (at the pleasure and discretion of such Board) and (ii) to cause three nominees designated by the Company (as set forth in that certain Letter Agreement dated February 7, 1999, as amended on the date hereof, between CSLC and the Company) to serve as members of the CSLC Advisory Board, for an initial term commencing at the Effective Time and expiring on the third anniversary thereof, until their successors are duly appointed by the CSLC Board of Directors. Each member of the Advisory Board shall receive a $7,000 annual retainer fee for membership on the Advisory Board and a fee of $200 for attendance or participation at each meeting of the Advisory Board and shall be entitled to participate in the same stock option and similar programs made available by CSLC to CSLC's directors (provided that each member of the Advisory Board otherwise satisfies the eligibility requirements thereof).

         SECTION 5.9 Indemnification; Directors' and Officers' Insurance. (a) The Company shall, and from and after the Effective Time, CSLC and the Surviving Entity shall, indemnify, defend and hold harmless each person who is now, or at any time prior to the date hereof has been or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its Subsidiaries (the "Indemnified Parties") from and against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not unreasonably be withheld) of or in connection with any claim, action, suit, proceeding, case or investigation ("Action") based in whole or in part on or arising in whole or in part out of or in connection with the fact that such person is or was a director, officer or employee of the Company or any Subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of or in connection with this Agreement, the Merger or any of the transactions contemplated hereby or thereby, in each case to the fullest extent a corporation is permitted under applicable law to indemnify its own directors, officers and employees, as the case may be and CSLC and the Surviving Entity, as the case may be, shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under applicable law upon receipt of any undertaking contemplated by applicable law. Without limiting the foregoing, if any such claim, action, suit, proceeding or investigation is commenced or instituted against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and the Company (or satisfactory to them and CSLC and the Surviving Entity after the Effective
Time); (ii) the Company (or after the Effective Time, CSLC and the Surviving Entity) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as reasonably itemized statements therefor are received; and (iii) the Company (or after the Effective Time, CSLC and the Surviving Entity) shall use best efforts to assist in the vigorous defense of any such matter, provided that neither the Company, CSLC nor the Surviving Entity shall be liable for any settlement of any claim effected without its written consent (which consent shall not unreasonably be withheld). Any Indemnified Party electing to claim indemnification under this Section 5.9, upon learning of any such Action, shall promptly notify the Company, CSLC or the Surviving Entity of such election (but the failure so to notify the Company shall not relieve it from any liability which it may have under this Section 5.9, except to the extent such failure materially prejudices it or if it otherwise forfeits substantive rights and defenses as a result of such failure), and shall deliver to the Company (or after the Effective Time, to CSLC and the Surviving Entity) the undertaking contemplated by applicable law. The Indemnified Parties as a group may retain only one firm of legal counsel to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict in respect of any significant issue between the positions of any two or more Indemnified Parties.

         (b) For a period of seven years after the Effective Time, CSLC shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries (provided that CSLC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time to the extent available on commercially reasonable terms; provided, however, that CSLC shall not be obligated to incur in excess of $400,000 in the aggregate under this Section 5.9(b).

         (c) The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his representatives.

         SECTION 5.10 Proposed Simultaneous Acquisition.

         (a) The Company hereby acknowledges that it has been advised by CSLC that CSLC, substantially simultaneously with the execution and delivery of this Agreement, is entering into an Agreement and Plan of Merger (the "ILM II Merger Agreement") of even date herewith, among CSLC, Sub, and ILM II Senior Living, Inc. ("ILM II"), pursuant to which, upon the terms and subject to the conditions thereof, ILM II will merge with and into Sub and Sub will be the surviving corporation in such merger (the "ILM II Merger").

         (b) CSLC, the Company and Sub hereby acknowledge and agree that it shall not be a condition to the respective obligations of any party to this Agreement to effect the Merger (and the transactions contemplated thereby) that the ILM II Merger Agreement shall have been approved by the stockholders of ILM II or CSLC, as applicable, or that the ILM II Merger (and the transactions contemplated thereby) shall have been consummated.

         (c) Notwithstanding anything to the contrary contained herein, the Company shall cooperate with all reasonable requests of CSLC to coordinate the timing of the Company Stockholders' Meeting and the meeting of stockholders required in respect of the ILM II Merger; provided, however, that the Company shall not be required to agree to any material delay of the Company Stockholders' Meeting for any reason relating to the timing of the ILM II stockholders meeting or any other matters related to the ILM II Merger. The Company and CSLC shall cooperate and promptly provide each other with all financial and other data regarding the Company and CSLC as reasonably may be requested and required in connection with the preparation of any proxy statement and Transaction Statement on Schedule 13E-3 relating to the ILM II Merger.

         (d) (i) If this Agreement is terminated and the ILM II Merger has been consummated, the Company covenants and agrees to sell, transfer and convey, or cause to be sold, transferred and conveyed, all of its or its Subsidiary's right, title and interest in that certain property owned 75% in fee by ILM Holding and situated in Santa Barbara, California (the "Santa Barbara Property") to the surviving entity (or its designee) in the ILM II Merger. The purchase price to be paid for the Santa Barbara Property shall be the appraised value of the Santa Barbara Property (as hereinafter defined) multiplied by the percentage ownership of the Santa Barbara Property held by the Company or its Subsidiary.

                  (ii) The closing of the sale of the Santa Barbara Property shall occur at such time and place as shall be mutually agreed upon by the parties; but in no event later than 90 days subsequent to the consummation of the ILM II Merger. At such closing, upon receipt of the purchase price for the Santa Barbara Property, the Company shall, or shall cause, the Santa Barbara Property to be conveyed, free and clear of all liens, claims and encumbrances, pursuant to customary documentation.

                  (iii) For purposes of this Section 5.10(d), the "appraised value of the Santa Barbara Property" shall mean the fair market value of the Santa Barbara Property as determined by the appraisal process set forth herein. The Company and CSLC shall each appoint one independent nationally recognized asset appraisal firm within 15 days of consummation of the ILM II Merger. If one party fails to appoint an appraiser within such 15-day period, the appraiser appointed by the other party shall determine the fair market value of the Santa Barbara Property. If the two appraisers fail to agree upon the fair market value of such property within 60 days of their appointment and the difference between the appraisals is 10% or less of the amount of the higher appraisal, then the appraisals shall be averaged and that average shall be the fair market value of the Santa Barbara Property. If the difference between the appraisals is greater than 10% of the higher appraisal, such two appraisers shall then mutually appoint a third independent nationally recognized asset appraisal firm and the amount designated by such mutually selected appraiser shall be the fair market value of the Santa Barbara Property.

         SECTION 5.11 Additional Agreements; Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the Company, CSLC and Sub agrees to use its best efforts to take (or cause to be taken or cause to be done), all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the receipt of the Company Stockholder Approval Condition, including, without limitation, cooperating fully with the other party, including by provision of information and making all necessary filings in connection with, among other things, any Governmental Entity approval. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall promptly take all such necessary action.

         SECTION 5.12 Conveyance Taxes. CSLC and the Company shall cooperate in the preparation, execution and filing of all tax returns, questionnaires, applications or other documents regarding any conveyance taxes which become payable in connection with the transactions contemplated by this Agreement that are required to be filed prior to the Effective Time.

         SECTION 5.13 Public Announcements. The Company and CSLC shall consult with each other prior to issuing any press release or making any public statement or announcement (whether or not jointly made) with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable regulations of any national securities exchange registered pursuant to Section 6 of the Exchange Act or U.S. inter-dealer quotation system of a registered national securities association, the Company or CSLC, as the case may be, shall not issue any such press release or make any such public statement or announcement prior to such consultation.

         SECTION 5.14 Notification of Certain Matters. The Company shall give prompt notice to CSLC and Sub, and CSLC and Sub shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty given by them and contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of the Company, CSLC, or Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default (or an event which with notice, lapse of time or both, would become a default) received by it or any of its Subsidiaries subsequent to the date hereof and prior to the Effective Time, under any material agreement or instrument, (iv) any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with the transactions contemplated by this Agreement, or (v) any Material Adverse Effect or CSLC Material Adverse Effect (other than changes resulting from general economic conditions or conditions relating generally to the senior living industry) shall have occurred or reasonably be likely to occur; provided, however that the delivery of any notice pursuant to this Section 5.14 shall not cure any breach or noncompliance under this Agreement or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 5.15 Company Taxes. The actual distributions from the Company to its shareholders following its most recent taxable year end through the Closing Date plus its deemed liquidating distribution of the Company resulting from the Merger for federal income tax purposes will eliminate its "REIT taxable income" (as that term is defined in Section 857(b)(2)) from its most recent taxable year end through the Closing Date, including, without limitation, gain from the deemed sale of assets by the Company to CSLC for federal income tax purposes.

         SECTION 5.16 Original Agreement. As of the date hereof, this Agreement amends and restates the Original Agreement in its entirety.

         SECTION 5.17 Financing Commitments. Not later than the fifth business day next preceding the anticipated date of the mailing of the Company Proxy Statement in definitive form to holders of the Company Common Stock in connection with the Company's solicitation of such holders' approval and adoption of this Agreement and the Merger, CSLC shall have paid for and received and shall provide the Company with true and correct copies of one or more definitive commitments (the "Financing Commitments") from a money center financial institution or investment bank, each of national standing, sufficient in the aggregate to pay at the Effective Time the Exchange Funds.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         SECTION 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) Stockholder Approval. This Agreement and the Merger shall have been adopted by the affirmative vote of the holders of not less than 66-2/3% of the outstanding Company Common Stock.

         (b) Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, any Governmental Entity the failure to obtain which insofar as reasonably can be foreseen would have a Material Adverse Effect or a CSLC Material Adverse Effect, shall have been duly and timely filed and obtained and all applicable waiting periods, if any, pursuant to the HSR Act shall have expired or been early terminated.

         (c) The Company Proxy Statement on Schedule 14A and the Schedule 13E-3 shall be filed in definitive form with the SEC and shall not be the subject of any stop order or similar proceeding.

         (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other similar order issued by any court of competent jurisdiction or Governmental Entity preventing, materially delaying or impairing consummation of the Merger shall be in effect.

         (e) Redemption of Holding Preferred Stock. All shares of Holding Preferred Stock shall have been redeemed at a price per share not to exceed the stated liquidation preference thereof, together with all unpaid dividends thereon accrued through the date next preceding the Closing Date.

         (f) State Takeover Laws. Consummation of the transactions contemplated by this Agreement and the Merger shall not be subject to the provisions of any State Takeover Laws.

         SECTION 6.2 Conditions of Obligations of CSLC and Sub. The obligations of CSLC and Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived in writing by CSLC and Sub (to the extent waiveable under applicable law):

         (a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except for representations and warranties that (i) expressly speak only as of a specific date or time which need only be true and correct as of such date and time and
(ii) by their terms are qualified by materiality or any analogous limitation on scope which, for purposes of this Section 6.2(a), shall have to be true and correct in all respects), and CSLC shall have received a certificate signed on behalf of the Company by its chief executive officer or the chief financial officer to such effect.

         (b) Performance of Obligations of the Company. The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CSLC shall have received a certificate signed on behalf of the Company by its chief executive officer or chief financial officer to such effect.

         (c) Consents. The Company shall have obtained the consent or approval of each person or entity whose consent or approval shall be required to permit the succession by the Surviving Entity to any obligation, right or interest of the Company or any Subsidiary of the Company under any agreement or instrument, except for those the failure of which so to obtain would not in the reasonable opinion of CSLC have a Material Adverse Effect or upon consummation of the transactions contemplated by the Agreement and the Merger, a CSLC Material Adverse Effect.

         (d) Nonforeign Status. The Company shall have delivered a certificate of Non-Foreign Status which meets the requirements of Treasury Regulation
Section 1.1445-2, duly executed and acknowledged, certifying that the Company is not a foreign person for United States income tax purposes.

         (e) Domestically Controlled Status Certificate. The Company shall have delivered a certificate certifying that the Company is a domestically controlled REIT within the meaning of Section 897(h)(4)(B).

         SECTION 6.3 Conditions of Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived in writing by the Company (to the extent waiveable under applicable law):

         (a) Representations and Warranties. The representations and warranties of CSLC and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except for representations and warranties that (i) expressly speak only as of a specific date or time which need only be true and correct as of such date and time and (ii) that, by their terms are qualified by materiality or any analogous limitation on scope which, for purposes of this Section 6.3 (a), shall have to be true and correct in all respects) and the Company shall have received a certificate signed on behalf of CSLC by its chief executive officer or the chief financial officer to such effect.

         (b) Performance of Obligations of CSLC and Sub. CSLC and Sub shall have performed all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of CSLC by its chief executive officer or chief financial officer to such effect.

         (c) Consents. CSLC shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of the Company, individually or in the aggregate, have a CSLC Material Adverse Effect, or materially affect the consummation of the transactions contemplated hereby.

         (d) Receipt by CSLC of Proceeds of the Financing Commitments. CSLC shall have received the proceeds of the Financing Commitments sufficient in the aggregate to pay the Exchange Funds.

                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

         SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the holders of Company Common Stock or by the holders of CSLC Common Stock:

         (a) by the mutual written consent of CSLC and the Company;

         (b) by (i) CSLC, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement which has not been cured within 20 business days next following receipt by the Company of notice of such breach, or (ii) the Company, if there has been a material breach of any representation, warranty, covenant or agreement on the part of CSLC or Sub set forth in this Agreement which has not been cured within 20 business days next following receipt by CSLC of notice of such breach;

         (c) by either CSLC or the Company if any permanent injunction or other order of a court, Governmental Entity or other competent authority preventing consummation of the Merger shall have been issued;

         (d) by either CSLC or the Company if the Merger shall not have been consummated at or prior to 5:00 p.m., Eastern time, on September 30, 2000;

         (e) by CSLC or the Company, if the Company Stockholder Approval Condition shall not have been satisfied by September 29, 2000.

         (f) by CSLC or Sub if (i) the Company Board (or any special or other committee thereof) shall have withdrawn, modified or changed in a manner adverse to CSLC its recommendation of approval (by the holders of Company Common Stock) of this Agreement or the Merger, or shall have approved or recommended (to the holders of

Company Common Stock) a Superior Proposal or (ii) the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal;

         (g) by the Company, upon entering into a definitive agreement in respect of a Superior Proposal pursuant to Section 4.1(e) hereof; provided that the Company has complied with all provisions of Section 4.1(e), including the notice provisions thereof, and satisfies its payment obligations as provided in
Section 5.6;

         (h) by the Company if the Merger and the transactions contemplated by this Agreement shall not, for any reason, be consummated by CSLC and Sub; provided that the Company is not then in material breach of any of its representations, warranties or agreements under this Agreement, the conditions set forth in Sections 6.1 and 6.2 have been satisfied or (to the extent waiveable under applicable law) waived, and this Agreement has not been terminated by CSLC or Sub pursuant to Section 7.1(i)(i); or

         (i) (i) by CSLC or Sub if there shall have occurred or there shall exist any events, changes, set of circumstances or conditions having or which reasonably could be likely to have a Material Adverse Effect or (ii) the Company, if there shall have occurred or there shall exist any events, changes, set of circumstances or conditions having or which reasonably could be likely to have a CSLC Material Adverse Effect.

         SECTION 7.2 Effect of Termination. If this Agreement is terminated either by the Company or CSLC as provided in Section 7.1, this Agreement forthwith shall become null and void and there shall be no liability or obligation on the part of CSLC, Sub, or the Company, or any of their respective officers or directors, except (a) with respect to the last sentence of Section 5.2, and Sections 5.6, 5.7 and 5.9 and (b) to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, except as provided in Section 8.7.

         SECTION 7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the holders of Company Common Stock or by the holders of CSLC Common Stock, but, after any such approval, no amendment shall be made which by law requires further approval by such holders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto.

         SECTION 7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective board of directors, may, to the extent legally permissible, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         SECTION 8.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II and Sections 5.6, 5.7, 5.9, 5.10 and 5.11, the last sentence of Section 7.3 and this Article VIII in its entirety which shall survive termination indefinitely.

         SECTION 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):

                  (a)      if to CSLC or Sub, to:
                           Capital Senior Living Corporation
                           237 Park Avenue, 21st Floor
                           New York, New York
                           (212) 551-1770 (telephone)
                           (212) 551-1774 (facsimile)

                           Attention: Lawrence A. Cohen,
                           Vice Chairman and Chief Executive Officer,

                           with copies (which shall not constitute notice pursuant to this Section 8.2) to:

                           Capital Senior Living Corporation
                           14160 Dallas Parkway
                           Suite 300
                           Dallas, Texas  75240
                           (972) 770-5600 (telephone)
                           (972) 661-5403 (facsimile)

                           Attention: James A. Stroud, Chairman of the Company

                                     - and -

                           Jenkens & Gilchrist, P.C.
                           1445 Ross Avenue, Suite 2900
                           Dallas, Texas  75202
                           (214) 855-4500 (telephone)
                           (214) 855-4300 (facsimile)

                           Attention: Winston W. Walp, II, Esq.

                                     - and -

                  (b)      if to the Company, to:
                           ILM Senior Living, Inc.
                           28 State Street, Suite 1100
                           Boston, Massachusetts  02109
                           (617) 573-5035 (telephone)
                           (617) 573-5036 (facsimile)
                           Attention: J. William Sharman,
                                      Chairman and Chief Executive Officer,

                           with a copy (which shall not constitute notice pursuant to this Section 8.2) to:

                           Greenberg Traurig
                           The MetLife Building
                           200 Park Avenue, 15th Floor
                           New York, New York 10166
                           (212) 801-9200 (telephone)
                           (212) 801-6400 (facsimile)
                           http://www.neimethc@gtlaw.com (electronic mail)

                           Attention: Clifford E. Neimeth, Esq.

         SECTION 8.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 19, 1999.

         SECTION 8.4 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by all of the parties hereto and delivered to the other parties; it being hereby understood that all parties need not sign the same counterpart.

         SECTION 8.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein, which are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein), the Management Agreement between ILM Lease Co. and Capital Senior Management 2, Inc. and Capital Senior Living Inc., and the CSLC Letter Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and (b) except as provided in Section 5.9, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         SECTION 8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, applicable to contracts executed and performed entirely in such jurisdiction.

         SECTION 8.7 No Remedy in Certain Circumstances. Each party agrees that, should any court, or Governmental Entity or other competent authority hold any provision of this Agreement or portion hereof to be null, void or unenforceable, or order or direct any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including, without limitation, limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or portion hereof as a result of such holding or order.

         SECTION 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to CSLC or to any direct or indirect wholly-owned Subsidiary of CSLC; provided that no such assignment shall change the amount or nature of the Merger Consideration or relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this

Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

         SECTION 8.9 Gender and Number Classification. All words used herein, irrespective of the number and gender specifically used, shall be deemed and construed to include or mean any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

         SECTION 8.10 Knowledge. For purposes of this Agreement, "knowledge" "to its knowledge", or analogous expressions, when used with reference to the Company, CSLC and/or any of their respective Subsidiaries, means knowledge of a particular fact or set of circumstances, events or conditions by any executive officer (or employee acting in an analogous capacity) or director of the Company, CSLC or any of their respective Subsidiaries, as applicable, to the extent actually known by any one or more of such persons or, after due inquiry and reasonable investigation by one or more of such persons, should have been known.

         IN WITNESS WHEREOF, CSLC, Sub, and the Company have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all on this 19th day of October 1999.

                              CAPITAL SENIOR LIVING CORPORATION

                              By: /s/ James A. Stroud
                                 -----------------------------------------------
                                  Name:  James A. Stroud
                                  Title: Chairman of the Company


                              CAPITAL SENIOR LIVING ACQUISITION, LLC

                              By: /s/ Lawrence A. Cohen
                                 -----------------------------------------------
                                  Name:  Lawrence A. Cohen
                                  Title: Chief Executive Officer

                              ILM SENIOR LIVING, INC.

                              By: /s/ J. William Sharman, Jr.
                                 -----------------------------------------------
                                  Name:  J. William Sharman, Jr.
                                  Title: Chairman of the Board of Directors,
                                         President and Chief Executive Officer

With respect to Section 5.16, the undersigned agrees and consents:

CAPITAL SENIOR LIVING TRUST I

By: /s/  Lawrence A. Cohen
   --------------------------
   Name: Lawrence A. Cohen
   Title: Trustee

                                                                      APPENDIX B


[LETTERHEAD OF COHEN & STEERS]





October 19, 1999

Board of Directors
ILM Senior Living, Inc.
8180 Greensboro Drive, Suite 850
McLean, VA 22102



Members of the Board of Directors:

         On October 6, 1999, Cohen & Steers Capital Advisors LLC ("Cohen & Steers") delivered to you its oral opinion as of said date that, subject to the matters stated below, the merger consideration of $12.901158 per share in cash (the "Merger Consideration") provided for in the proposed Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") among ILM Senior Living, Inc. (the "Company"), Capital Senior Living Corporation ("CSLC") and Capital Senior Living Acquisition, LLC ("Sub"), was fair to the stockholders of the Company, from a financial point of view. We hereby advise you of our further opinion as at the date hereof, as follows.

         We understand that ILM Senior Living, Inc., a Virginia finite life corporation (the "Company"), Capital Senior Living Corporation, a Delaware corporation ("CSLC"), and Capital Senior Living Acquisition, LLC ("Sub" or the "Surviving Entity"), a Delaware limited liability company, propose to enter into the Merger Agreement on the date hereof Pursuant to the Merger Agreement, the Company will merge with and into Sub (the "Merger"), and the separate corporate existence of the Company shall cease. In the Merger, each outstanding share of common stock of the Company ("Company Common Stock") shall be converted into the right to receive $12.901158 in cash (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

         The Board of Directors of the Company (the "Board") has requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock (the "Stockholders").

         In arriving at our opinion expressed herein, we have, among other things:

                  (1) reviewed the form of the Merger Agreement;

                  (2) reviewed certain publicly available historical consolidated financial and operating data with respect to the Company and ILM Lease Corporation;

                  (3) reviewed certain internal business plans and financial and operating forecasts with respect to the Company and ILM Lease Corporation, as prepared by management;

                  (4) reviewed certain pro forma historical financial information of the Company on a C-corporation basis prepared by the Company, and certain projected financial information of the Company on a C-corporation basis prepared by management;

                  (5) reviewed publicly available information of certain companies engaged in businesses we deemed comparable to the Company;

                  (6) considered the terms, to the extent publicly available, of selected recent transactions we deemed comparable;

                  (7) visited certain facilities of the Company and held discussions with the Company and its representatives and consultants regarding its business, operations and prospects;

                  (8) performed various financial analyses, as we deemed appropriate, using generally accepted analytical methodologies; and

                  (9) conducted such other financial studies, analyses and financial investigations as we deemed appropriate.

         We were not requested to and, therefore, did not verify independently the accuracy or completeness of any information furnished by the Company or any publicly available information which we reviewed in arriving at our opinion expressed herein. With the permission of the Board, we assumed and relied, without independent verification, upon the accuracy and completeness of all such information and upon the assurance of the Company that it was not aware of any information or facts that would make the information provided to us materially incomplete or misleading. With the permission of the Board, we assumed further that the financial and operating forecasts of the Company reviewed by us were reasonably prepared on a basis reflecting the best current estimates and good faith judgment of management as to its anticipated future financial condition and operating results, and we express no opinion with respect to such forecasts. We were not engaged to conduct a physical inspection of any properties or make an independent valuation or appraisal of any assets or liabilities, contingent or otherwise, of the Company and we were not furnished with any such valuations or appraisals. We were not engaged to review any legal, accounting or tax aspects of the Merger.

         Our opinion herein is necessarily based on our assessment of economic, monetary, market and regulatory conditions as they exist and which can be evaluated on the date hereof. The Board has not requested that we conduct any review or analysis with respect to the Company after the date hereof, and we disclaim any undertaking or obligation to update or revise our opinion or advise the Board of any matter affecting our opinion after the date hereof unless we are specifically requested to do so pursuant to an agreement with the Company. We express no opinion concerning the future financial condition and operating results of the Company or the price or trading range at which the Company Common Stock may trade following the date hereof. Our opinion does not address and we hereby make no recommendation as to the Company's underlying decision to proceed with the Merger or the relative merits of its decision not to proceed with any alternative financial strategies that may be available to the Company.

         Our opinion expressed herein is provided at the Board's request and for its use in connection with evaluating the Merger Consideration, and for no other purpose. We have not been engaged as an agent or fiduciary of the Stockholders or any third person. Our opinion does not constitute a recommendation concerning any action the Board, any Stockholder or any third person should take concerning the Merger, the Merger Agreement or any aspect thereof or alternative thereto (including whether to vote in favor of the Merger or take or refrain from taking any other action), and should not be relied upon as such. We express no opinion with respect to the desirability of pursuing any alternative to the Merger.

         The Company and ILM II Senior Living, Inc. ("ILM II") have agreed to pay Cohen & Steers fees in the total amount of $250,000 at the time we render the opinion expressed herein and a similar opinion addressed to the Board of Directors of ILM II in connection with the merger involving ILM II (the "ILM II Merger"). In addition, the Company and ILM II have agreed to pay us a $200,000 cash success fee conditional upon consummation of the Merger and the ILM II Merger. In the past, Cohen & Steers has provided financial advisory services to the Company and has received fees for such services. In the ordinary course of business, we and our affiliates may actively trade the securities of CSLC for the accounts of our clients and, accordingly, they may at any time hold a long or short position in such securities.

         Neither this letter nor our opinion expressed herein may be reproduced, summarized, excerpted, quoted from, referred to or disclosed in any filing, report, document, release or other communication, whether written or oral, made, prepared, issued or transmitted by the Company, CSLC or Sub without our prior written approval; provided, however, that this letter may be submitted to and filed with the Securities Exchange Commission in connection with its review of the Merger, and may be reproduced without alteration in the definitive proxy statement disseminated to the Stockholders relating to the Merger and referred to in such proxy statement if reproduced without alteration therein.

         Based upon and subject to the foregoing, we are of the opinion that as of the date hereof the Merger Consideration is fair to the Stockholders, from a financial point of view.

                                       Very truly yours,

                                       /s/ Cohen & Steers Capital Advisors LLC

                                PRELIMINARY COPY                      APPENDIX D

                                                                   FORM OF PROXY
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ILM SENIOR
                                  LIVING, INC.
                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
                               FEBRUARY   , 2000

     The undersigned hereby appoints Jeffry R. Dwyer and J. William
Sharman, Jr., or either of them, as attorneys-in-fact and proxies to vote all the shares of common stock, $.01 par value, of ILM Senior Living, Inc., a Virginia finite-life corporation, which are outstanding and issued in the name of the undersigned and which the undersigned is entitled to vote at the special meeting of shareholders of ILM, to be held at 10:00 a.m., local time, on
February    , 2000, at the Key Bridge Marriott Hotel, Arlington, Virginia, and
at any adjournment or postponement of the special meeting. The undersigned hereby instructs and authorizes these attorneys-in-fact to vote the shares as indicated on the reverse side of this proxy.

     The shares represented by this proxy will be voted in accordance with the instructions contained on the reverse side. If no instructions are given, the shares will be voted "FOR" PROPOSAL 1 which is more fully described in the notice of special meeting of shareholders and accompanying proxy statement, which the undersigned has received.

     If there is any adjournment or postponement of the special meeting to permit further solicitation of proxies with respect to PROPOSAL 1, the shares will be voted "FOR" adjournment or postponement with respect to such proposal if the shares were to be voted "FOR" such proposal (including if there were no specifications), and "AGAINST" adjournment or postponement if the shares were to be voted "AGAINST" PROPOSAL 1.

                  (Continued and to be signed on reverse side)

              FOR      AGAINST    ABSTAIN
              / /        / /        / /
                                            1. Proposal to approve the Amended and Restated Agreement and Plan of Merger, dated
                                               October 19, 1999, among ILM Senior Living, Inc., a Virginia finite-life corporation,
                                               Capital Senior Living Corporation, a Delaware corporation, and Capital Senior
                                               Living Acquisition, LLC, a Delaware limited liability company, whereby ILM will be merged with Capital Acquisition; and
              / /        / /        / /
                                            2. To transact such other business as may properly be presented at the special meeting or any adjournment or postponement of the special meeting.

                                            AFTER CAREFUL CONSIDERATION OF A NUMBER OR FACTORS AND CIRCUMSTANCES DESCRIBED IN THE
                                            PROXY STATEMENT WHICH YOU RECEIVED PRIOR TO OR TOGETHER WITH THIS PROXY, YOUR BOARD OF
                                            DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO YOU AND IN YOUR BEST INTERESTS
                                            AND THAT THE MERGER IS ADVISABLE. YOUR BOARD OF DIRECTORS HAS ADOPTED THE MERGER
                                            AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

                                            WHETHER OR NOT YOU INTEND TO COME TO THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE,
                                            DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT YOUR
                                            SHARES CAN BE REPRESENTED AT THE SPECIAL MEETING.

                                                                                       THIS PROXY MAY BE REVOKED PRIOR TO ITS USE.
                                                                                       PLEASE DATE, SIGN AND MAIL THIS PROXY IN THE
                                                                                       ENCLOSED ENVELOPE.

Signatures of Shareholder(s) ___________________________________________________________________  Dated ___________________________
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
